                                                Filed pursuant to Rule 424(b)(3)
                                                File No. 333-43771
                                                File No. 333-43771-01
PROSPECTUS

                             METRIS COMPANIES INC.

                                     [LOGO]

                OFFER TO EXCHANGE ITS 10% SENIOR NOTES DUE 2004
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
          FOR ANY AND ALL OF ITS OUTSTANDING 10% SENIOR NOTES DUE 2004
       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON MARCH 9, 1998, UNLESS EXTENDED.

Metris Companies Inc., a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $100,000,000 aggregate principal amount of its 10% Senior Notes Due 2004 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for a like principal amount of its outstanding 10% Senior Notes Due 2004 (the "Old Notes"), of which $100,000,000 aggregate principal amount is outstanding.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration rights, and (ii) the New Notes will not provide for any liquidated damages thereon. In that regard, the Old Notes provide that, if the Exchange Offer is not consummated by April 5, 1998, the Company will be obligated to pay liquidated damages to each holder of the Old Notes in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes held by such holder commencing on April 6, 1998 until the Exchange Offer is consummated. See "Description of the Old Notes." The New Notes are being offered for exchange in order to satisfy certain obligations of the Company and the Guarantor (as defined herein) under the Exchange and Registration Rights Agreement dated as of November 7, 1997 (the "Registration Rights Agreement") between the Company, Metris Direct, Inc., as guarantor (the "Guarantor"), and the Initial Purchasers (as defined herein) of the Old Notes. The New Notes will be issued under the same Indenture (as defined herein) as the Old Notes and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. Pursuant to the Exchange Offer, the Guarantor is also exchanging its guarantee of the payment obligations under the Old Notes (the "Old Guarantee") for a like guarantee of the New Notes (the "New Guarantee" and together with the Old Guarantee, the "Guarantees") which have also been registered under the Securities Act. In the event that the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount of Notes (as defined herein) have taken certain actions or exercised certain rights under the Indenture. The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes." See "Description of the New Notes" and "Description of the Old Notes."

SEE "RISK FACTORS" COMMENCING ON PAGE 20 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER OLD NOTES IN THE EXCHANGE OFFER.

Interest on the New Notes is payable semiannually on May 1 and November 1 of each year (each, an "Interest Payment Date"), commencing on the first such date following the original issuance date of the New Notes. The New Notes will mature on November 1, 2004. The New Notes are not entitled to any sinking fund. The New Notes are redeemable at the option of the Company prior to maturity, in whole or in part, at any time on or after November 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest thereon, if any, to the redemption date. See "Description of the New Notes--Optional Redemption." In addition, upon the occurence of a Change of Control, the Company will be required to make an offer to repurchase the New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon, if any, to the date of purchase. See "Description of the New Notes--Change of Control."
   -------------------------------------------------------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
       ------------------------------------------------------------------

                The date of this Prospectus is February 2, 1998.

                         FOR CALIFORNIA RESIDENTS ONLY

    WITH RESPECT TO SALES OF THE COMMON STOCK BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH COMMON STOCK MAY BE SOLD ONLY TO (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, CORPORATIONS OR OTHER ENTITIES WHICH, TOGETHER WITH THE CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED, BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (3) ANY CORPORATION, PARTNERSHIP OR ORGANIZATION (OTHER THAN A CORPORATION, PARTNERSHIP OR ORGANIZATION FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY, (4) ANY NATURAL PERSON WHO (A) HAS INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES), OR (5) ANY "QUALIFIED INSTITUTIONAL BUYER" AS DEFINED UNDER RULE 144A OF THE SECURITIES ACT.

    The New Notes will be unconditionally guaranteed on a senior basis, jointly and severally, by the Guarantor, and all future subsidiaries of the Company that guarantee any of the Company's indebtedness (the "Future Guarantors" and together with the Guarantor, the "Guarantors"), including the Revolving Credit Facility (as defined herein). The New Guarantee will be unsecured obligations of the Guarantors and will rank PARI PASSU with all existing and future unsubordinated Indebtedness (as hereinafter defined) of such Guarantors. The Notes will be effectively subordinated in right of payment to all secured Indebtedness of the Company and the Guarantors to the extent of the value of the assets securing any such Indebtedness. As of September 30, 1997, on a pro forma basis after giving effect to the offering of the Old Notes and the application of the net proceeds therefrom, the aggregate principal amount of the Company's outstanding unsubordinated Indebtedness would have been approximately $153 million (excluding unused commitments of $247 million under the Revolving Credit Facility), all of which is secured Indebtedness. See "Description of the New Notes--Ranking--Subsidiary Guarantees."

    The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes. See "The Exchange Offer--Resales of New Notes."

    Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or the Guarantor or, if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. See "The Exchange Offer--Resales of New Notes."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Notes. The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they each currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders (other than under certain limited circumstances) to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. See "Risk Factors--Consequences of a Failure to Exchange Old Notes."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE

RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

    Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City time, on March 9, 1998 (such time on such date being hereinafter called the "Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that if any Old Note is tendered for exchange in part, the untendered principal amount thereof must be $1,000 or any integral multiple of $1,000 in excess thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Each New Note will bear interest from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no such interest has been paid or duly provided for on such Old Note, from November 7, 1997. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after November 7, 1997. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes as of February 5, 1998.

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds From Sale of Old Notes" and "Plan of Distribution."

                            ------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Available Information......................................................................................           6

Incorporation of Certain Documents by Reference............................................................           6

Summary....................................................................................................           7

Risk Factors...............................................................................................          20

Use of Proceeds from Sale of Old Notes.....................................................................          28

Capitalization.............................................................................................          29

Selected Consolidated Financial Information................................................................          30

Description of Credit Arrangements.........................................................................          32

The Exchange Offer.........................................................................................          34

Description of the New Notes...............................................................................          43

Description of the Old Notes...............................................................................          67

Certain United States Federal Income Tax Considerations....................................................          68

Plan of Distribution.......................................................................................          69

Validity of New Notes......................................................................................          70

Experts....................................................................................................          70

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (The "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such information may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov). Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, 1735 K Street N.W., Washington, D.C. 20006, which supervises the Nasdaq National Market on which the Common Stock is traded.

    No separate financial statements of the Guarantor have been included herein. The Company and the Guarantor do not consider that such financial statements would be material to the holders of the Notes. However, the Guarantor's financial information has been included in a note to the Company's consolidated financial statements. The Company does not expect that the Guarantor will file reports under the Exchange Act with the Commission.

    This Prospectus constitutes a part of the Registration Statement filed by the Company and the Guarantor with the Commission under the Securities Act. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Notes. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

        (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (as amended by Form 10-Q/A filed November 18, 1997); and

        (iii) the Company's Current Reports on Form 8-K dated October 15, 1997 and November 7, 1997.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the Exchange Offer of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from and after the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person (including any beneficial owner) to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents for which the Company may impose a copying charge. Requests for such copies should be directed to Robert W. Oberrender, Senior Vice President, Chief Financial Officer, Metris Companies Inc., 600 South Highway 169, Suite 1800, St Louis Park, Minnesota 55426 (612) 525-5020.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE INDICATES, REFERENCES TO THE COMPANY REFER TO METRIS COMPANIES INC. AND ITS SUBSIDIARIES. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "ESTIMATE," "FORECAST," "PROJECT" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                                  THE COMPANY

    Metris Companies Inc. is an information-based direct marketer of consumer credit products, fee-based products and services and extended service plans to moderate income consumers. Management believes the moderate income market (i.e., households with annual incomes of $15,000 to $35,000) which currently represents 31% of all U.S. households, is underserved by the traditional providers of many of the Company's products and services. The Company's strategy is to first establish a customer relationship through the issuance of a general purpose credit card, and then to expand this customer relationship by cross-selling additional fee-based products and services. The Company provides credit to this market by utilizing a risk-based pricing strategy based on proprietary databases and credit scoring systems. The Company's agreements with Fingerhut Companies, Inc. ("FCI") or its subsidiaries provide for the use of the proprietary database (the "Fingerhut Database") of Fingerhut Corporation ("Fingerhut") to market the Company's products and services, including general purpose credit cards. The Fingerhut Database contains demographic, behavioral and payment history information on more than 30 million individuals, the majority of whom are moderate income consumers. The Fingerhut Database also includes Fingerhut's "suppress" file (the "Suppress File"), which contains information on approximately 8 million individuals about whom it has information relating to fraud and similar indicators of unacceptably high risk. Fingerhut does not report its credit information to the credit bureaus, which means this information is not publicly available. The Company's management believes this access to the Fingerhut Database and the ability to utilize Fingerhut's proprietary credit scoring models, as well as its own proprietary scoring models, give it a competitive advantage in targeting and lending to moderate income consumers.

    The Company's consumer credit products are primarily unsecured credit cards, including the Fingerhut co-branded MasterCard-Registered Trademark- and the MasterCard and Visa-Registered Trademark- issued by the Company's subsidiary, Direct Merchants Credit Card Bank, National Association ("Direct Merchants Bank"). The Company's customers and prospects include both Fingerhut's existing customers ("Fingerhut Customers") and individuals who are not Fingerhut Customers but for whom credit bureau information is available ("External Prospects"). Once a prospective customer is targeted, the Company uses its proprietary credit scoring models and a risk-based pricing strategy to assign the annual fee, annual percentage rate and credit line based upon the expected risk of the individual prospect. As of September 30, 1997, as a result of the risk profile that is typical of the Company's customers, approximately 80% of the existing credit card accounts carry an annual fee, annual percentage rates range from 15.0% to 26.2%, and the average initial credit line is approximately $1,800 (excluding the accounts of the credit card portfolio of Key Bank USA, National Association that was acquired by the Company in September 1997). Management believes this average initial credit line is below the industry average.

    The Company finances the growth in its credit card loans primarily through a commonly used form of asset backed securitization known as a master trust (the "Metris Master Trust"). As the Company generates credit card loans, it sells a portion of the loans to the Metris Master Trust. The trust is authorized to sell multiple series and classes of certificates of beneficial ownership interests in the loans and other assets that are part of the trust. Both the loans and the certificates held by third parties are removed from the Company's balance sheet for financial and regulatory accounting purposes. Following a sale, the Company receives daily excess cash flow distributions from the trust for the difference between the interest and fees received from the obligors on the loans and the interest on the asset-backed certificates paid to investors, net of losses and expenses. The Company received excess cash flow of $229.0 million and $151.0 million from the trust for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively. As of September 30, 1997, the Company had received cumulative net proceeds of approximately $2.3 billion from the securitization of credit card loans, of which $14.7 million was deposited in an investor reserve account for the benefit of the trust's certificateholders. With respect to the portion of credit card loans the Company does not securitize, such loans remain on the Company's consolidated balance sheet, and the Company earns a net interest margin on such loans.

    Metris markets its fee-based products and services, including debt waiver programs, card registration, third party insurance and membership clubs to its credit card customers, Fingerhut Customers and customers of other third party partners. As a result of the Company's direct marketing and cross-selling efforts, approximately 60% of the Company's credit card customers have purchased one or more fee-based products. As an additional service, the Company develops highly tailored marketing lists, derived from its proprietary database, for third parties. Cash flow from sales of fee-based products and services to the Company's credit card customers is generated through the collection of credit card loans described above, as the fees for these products and services are billed to cardholders on their monthly statement. Card registration fees generated from customers of Household Credit Services, Inc. ("Household") as described below are received on a monthly basis. Card registration fees generated from customers of Bank of America, N.A. ("Bank of America") as described below are received on a daily basis.

    The Company also provides extended service plans on certain categories of products that extend service coverage beyond the manufacturer's warranty. Although these plans historically have been available only on consumer electronics, jewelry and furniture sold by Fingerhut, the Company may offer plans on additional types of products in the future. Through focused marketing, the Company increased the percentage of Warrantable Products (as defined herein) sold that are covered by its plans from 15% in 1994 to approximately 27% in the first nine months of 1997. Management believes that opportunities for growth in extended service plans exist through further increasing the percentage of Fingerhut's Warrantable Products sold with an extended service plan, identifying new Warrantable Product categories for Fingerhut products, and marketing extended service plans through channels other than Fingerhut. In this regard, in April 1997, the Company introduced Purchase Shield-Registered Trademark-, an extended warranty service, whereby Metris Direct, Inc. and Direct Merchants Bank have offered to Direct Merchants Bank credit card holders (including holders of the Fingerhut co-branded credit card) extended service plans on approved purchases made with such credit cards while such customer is an active member of the Purchase Shield-Registered Trademark- program. In addition, the Company is engaged in an active sales effort to sign up outside third party credit card issuers. The Company currently receives cash from sales of extended service plans on a daily basis from Fingerhut. This payment represents aggregate plan fees paid by customers, net of returns and Fingerhut commissions. The Company's principal executive office is located at 600 South Highway 169, Suite 1800, St. Louis Park, Minnesota 55426, telephone number (612) 525-5020.

BACKGROUND

    Metris is a Delaware corporation incorporated on August 20, 1996, and is currently an 83% owned indirect subsidiary of FCI. The Company became a publicly held company in October 1996 after completing an initial public offering.

    FCI is a database marketing company that sells a broad range of products and services via catalogs, telemarketing, television and other media. Its principal subsidiaries are the Company, Fingerhut and Figi's Inc. Fingerhut has been in the direct mail marketing business for over 45 years and sells a broad range of general merchandise, products and services to moderate income consumers. Fingerhut's merchandise includes a broad mix of brand name and private label products. Fingerhut makes substantially all of its sales using proprietary closed-end credit, offering extended payment terms on all purchases under fixed-term, fixed payment installment contracts.

    Metris has entered into a number of intercompany agreements (the "Intercompany Agreements") with FCI or its subsidiaries, including the Tax Sharing Agreement, the Co-brand Credit Card Agreement, the Data Sharing Agreement, the Extended Service Plan Agreement, the Database Access Agreement and the Administrative Services Agreement. In addition to providing the Company use of the Fingerhut Database for the marketing of financial service products, the Intercompany Agreements provide for continued access to information about Fingerhut Customers, for marketing of extended service plans and for a variety of administrative and other services during the term (generally expiring in 2003) of these agreements. Additionally, FCI has guaranteed the Company's $300 million revolving credit facility (the "Revolving Credit Facility").

    FCI has filed an application with the Internal Revenue Service for a tax-free distribution of all of its ownership in Metris. See "--Recent Developments--Proposed Spin Off."

BUSINESS STRATEGY

    The Company's business strategy is to continue its growth by targeting new customers through the issuance of credit cards and expanding its customer relationships through the sale of additional products and services. The principal components of the Company's strategy are the following:

    - INCREASE THE NUMBER OF FINGERHUT CUSTOMERS USING THE COMPANY'S PRODUCTS AND SERVICES. The Company's strategy is to continue to use its proprietary risk, response and profitability models to solicit existing and future Fingerhut Customers for credit cards, and to focus its cross-selling activities in order to increase the volume of fee-based services and extended service plans purchased by these customers.

    - IDENTIFY AND SOLICIT ADDITIONAL EXTERNAL PROSPECTS FOR CREDIT CARDS. The Company intends to continue adding moderate income consumers who are currently not Fingerhut Customers through the use of its own internally developed risk models. The Company has developed its own proprietary credit risk modeling system (the "Proprietary Modeling System"). By incorporating credit information from its own customer history and from the major credit bureaus into this Proprietary Modeling System and eliminating those individuals contained in the Suppress File, the Company expects to continue to generate additional customer relationships from External Prospects.

    - CROSS-SELL MULTIPLE PRODUCTS AND SERVICES TO EACH CUSTOMER. The Company intends to maximize the profitability of each customer relationship by cross-selling additional products, thereby leveraging its account acquisition costs and infrastructure. Currently, the Company focuses its cross-selling efforts on selling fee-based products to its credit card customers and credit card customers of third parties.

    - USE RISK-BASED PRICING. The specific pricing for a prospective credit card customer offer is determined by the prospective customer's risk profile and expected responsiveness prior to solicitation. After the customer has responded, the customer's credit bureau score is updated before the customer is approved and assigned a credit line. This practice is known as "risk-based pricing." Management believes the use of risk-based pricing allows it to maximize the profitability of customer relationships.

    - ACCESS ADDITIONAL CUSTOMERS BY ESTABLISHING RELATIONSHIPS WITH THIRD PARTIES. The Company will seek to access additional customers for the Company's products and services by establishing relationships with third parties whose customers fit the Company's target market profile. In January 1997, the Company began to offer card registration services to the Visa and MasterCard customers of Household, a subsidiary of Household International, Inc., under a long-term marketing alliance with Household. In April 1997, the Company introduced a co-branded MasterCard with Bally Total Fitness which will primarily be marketed to qualified Bally Total Fitness members. In the third quarter of 1997, the Company began to offer card registration services to the Visa and MasterCard customers of Bank of America under a long-term marketing alliance with Bank of America.

    - PURSUE ACQUISITIONS OF CREDIT CARD PORTFOLIOS. The Company will continue to pursue acquisitions of credit card portfolios and/or other businesses whose customers fit the Company's product and target market profile or which otherwise strategically fit with the Company's business. In September 1997, the Company acquired a $317 million credit card portfolio from Key Bank USA, National Association. In addition, in October 1997, the Company acquired a $405 million credit card portfolio from Mercantile Bank National Association.

                              RECENT DEVELOPMENTS

RECENT OPERATING RESULTS

    Net income for the fourth quarter ended December 31, 1997 was $10.1 million, or $.50 per share, up 89% from $5.3 million, or $.28 per share, for the fourth quarter ended December 31, 1996. Net income for the year ended December 31, 1997 was $38.1 million, or $1.88 per share, up 90% from $20.0 million or $1.17 per share, for the same period in 1996.

    The managed net interest margin was 12.3% for the fourth quarter of 1997 compared with 13.4% for the third quarter of 1997 and 13.2% for the fourth quarter of 1996. Financing costs as a percentage of borrowings for the fourth quarter of 1997 were 6.4%, compared to 6.2% in the third quarter of 1997 and 6.2% for the fourth quarter of 1996. Short term borrowings at December 31, 1997 were $144 million.

    The managed credit card loan portfolio grew by 32%, or $863.0 million, during the fourth quarter of 1997 bringing the portfolio to $3.5 billion at December 31, 1997. In addition, credit card accounts grew to approximately 2.3 million accounts at December 31, 1997.

    The managed loan loss reserve at December 31, 1997 was $244.1 million, or 105% of loans 30 or more days past due. This compares to a managed loan loss reserve of $190.6 million at September 30, 1997, or 112% of loans 30 days or more past due. The managed net charge-off rate was 7.6% for the fourth quarter of 1997, compared to 8.7% for the third quarter of 1997 and 7.2% for the fourth quarter of 1996. The managed delinquency rate (over 30 days) was 6.6% at December 31, 1997, compared to 6.4% at September 30, 1997 and 5.5% at December 31, 1996. These changes are primarily related to the favorable impact of the portfolio acquisitions and the continued seasoning of the credit loan portfolio.

    Other operating income for the fourth quarter of 1997 on a managed basis increased $22.2 million to $66.6 million, primarily due to credit card fees and interchange and other credit card income, which increased to $46.7 million, up 43% over $32.7 million in the fourth quarter of 1996. In addition, fee-based product revenues increased 76% to $16.4 million for the fourth quarter of 1997, up from $9.3 million for the fourth quarter of 1996. Other operating income for the year ended December 31, 1997 was $212.9 million compared to $126.6 million for the same period in 1996. These increases were primarily due to the growth in accounts and outstanding receivables in the managed credit card loan portfolio.

    Other operating expenses were $43.4 million in the fourth quarter of 1997, up from $32.9 million in the fourth quarter of 1996. The managed operating efficiency ratio improved to 25.8% in the fourth quarter of 1997 from 35.7% in the fourth quarter of 1996. Other operating expenses were $138.0 million for the year ended December 31, 1997, compared to $101.3 million for the same period in 1996, with the managed operating efficiency ratio improving to 26.6% from 37.5% in the prior year.

PROPOSED SPIN OFF

    On October 9, 1997, FCI announced that its Board of Directors had approved the filing of an application with the Internal Revenue Service (the "IRS") for a ruling on a tax-free distribution of FCI's stock of the Company (the "Spin Off"). FCI filed the ruling request with the IRS on October 23, 1997. The proposed Spin Off of the Company would be subject to receipt of a favorable ruling from the IRS, to approval of Fingerhut's Board of Directors and to market conditions. If approved, the Spin Off would be expected to be completed during 1998. There can be no assurance that the Spin Off will be consummated.

    In the event the proposed Spin Off is consummated, the Company believes that it will be able to pursue expansion of its business and operations without certain limitations that currently exist as a result of FCI's ownership of the Company, including limitations on the Company's ability to issue additional common equity. Following the Spin Off, the Company believes that it will be able more effectively to develop relationships with retailers other than Fingerhut with respect to its extended service plans, because the Company will no longer be viewed as affiliated with a competitor of such retailers. In addition, following the Spin Off, the Company will seek to amend its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") to eliminate the detailed provisions concerning the business activities in which the Company is permitted to engage, which provisions were originally adopted to address certain potential conflicts of interest between FCI and the Company. For a discussion of the Company's relationship with FCI, see "Risk Factors--Potential Conflicts of Interest; Relationship with FCI."

    If the proposed Spin Off is consummated, the Company will be required to negotiate with its lenders to refinance the Revolving Credit Facility, which is currently guaranteed by FCI and is terminable by the lenders in the event FCI owns less than 51% of the Company's common stock. While the Company believes that it will be able to obtain stand-alone financing, no assurance can be given that it will be able to do so on terms as favorable as the Revolving Credit Facility. Any such stand-alone financing is expected to result in higher funding costs than currently available under the Revolving Credit Facility. See "Risk Factors--Need to Refinance Revolving Credit Facility."

    Each of the Intercompany Agreements, other than the Tax Sharing Agreement, will remain in effect after the Spin Off is consummated. Although the Administrative Services Agreement remains in effect in the event of the Spin Off, it is expected that, following consummation of the Spin Off, the only continuing administrative services to be provided by FCI to the Company will be treasury, tax, insurance and information systems, and that such services will continue to be provided for no longer than 18 months following the Spin Off. The Company believes that the impact of providing or procuring these administrative services without the assistance previously provided by FCI will result in higher costs to the Company but will not be material to the Company's financial condition or results of operations.

    Following the Spin Off, no individual will hold titles of officer or director at both FCI and the Company, except for Theodore Deikel, who will be Chairman of the Board, Chief Executive Officer and President of FCI and non-executive Chairman of the Board of the Company.

    Consummation of the Spin Off will not constitute a Change of Control of the Company as defined in the Indenture. See "Description of the New Notes--Change of Control."

    Until such time as the proposed Spin Off may be consummated, FCI will continue to effectively control all matters affecting the Company through its ability to elect all the directors of the Company, including the adoption of amendments to the Company's Certificate of Incorporation, any determination with respect to the acquisition or disposition of assets, future issuances of the Company's common stock or other securities of the Company, the Company's incurrence of debt, and any dividend payable on the common stock.

REORGANIZATION OF THE COMPANY

    On December 23, 1997, the Company consummated a corporate reorganization, after giving effect to which the Guarantor became the only direct subsidiary of the Company and all other subsidiaries of the Company became direct subsidiaries of the Guarantor.

                              METRIS DIRECT, INC.

    The Guarantor markets and provides extended service plans to customers of an affiliate. The Guarantor also markets fee based products including debt waiver products, credit card registration, third party insurance and membership clubs to credit card customers of an affiliate and other third parties. In addition, the Guarantor performs certain credit card operations for an affiliate. The Guarantor's principal executive office is located at 600 South Highway 169, Suite 1800, St. Louis Park, Minnesota 55426, telephone number (612) 525-5020.

                                  RISK FACTORS

    Prospective investors should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors under "Risk Factors" for risks involved with an investment in the Notes.

                               THE EXCHANGE OFFER

    On November 7, 1997, the Company issued $100,000,000 principal amount of Old Notes. The Old Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Chase Securities, Inc., Bear, Stearns & Co. Inc. and NationsBanc Montgomery Securities, Inc. (the "Initial Purchasers"), as a condition to their purchase of the Old Notes, required that the Company and the Guarantor agree to commence the Exchange Offer following the Offering. The New Notes will evidence the same class of debt as the Old Notes and will be issued pursuant to, and be entitled to the benefits of, the Indenture.

THE EXCHANGE OFFER................  Up to $100,000,000 aggregate principal amount of New
                                    Notes are being offered in exchange for a like aggregate
                                    principal amount of Old Notes. Old Notes may be tendered
                                    for exchange in whole or in part in a principal amount
                                    of $1,000 and integral multiples thereof, provided that
                                    if any Old Note is tendered for exchange in part, the
                                    untendered principal amount thereof must be $1,000 or
                                    any integral multiple of $1,000 in excess thereof. The
                                    Company is making the Exchange Offer in order to satisfy
                                    its obligations under the Registration Rights Agreement
                                    relating to the Old Notes. For a description of the
                                    procedures for tendering Old Notes, see "The Exchange
                                    Offer-- Procedures for Tendering Old Notes."

EXPIRATION DATE...................  5:00 p.m., New York City time, on March 9, 1998 (such time on such date being hereinafter called the
                                    "Expiration Date") unless the Exchange Offer is extended
                                    by the Company (in which case the term "Expiration Date"
                                    shall mean the latest date and time to which the
                                    Exchange Offer is extended). See "The Exchange
                                    Offer--Expiration Date; Extensions; Amendments."

CONDITIONS TO THE EXCHANGE OFFER..  The Exchange Offer is subject to certain conditions, which may be waived by the Company in its sole
                                    discretion. The Exchange Offer is not conditioned upon
                                    any minimum principal amount of Old Notes being
                                    tendered. See "The Exchange Offer-- Conditions to the
                                    Exchange Offer."

                                    The Company reserves the right in its sole and absolute
                                    discretion, subject to applicable law, at any time and
                                    from time to time, (i) to delay the acceptance of the
                                    Old Notes for exchange, (ii) to terminate the Exchange
                                    Offer if certain specified conditions have not been
                                    satisfied, (iii) to extend the Expiration Date of the
                                    Exchange Offer and retain all Old Notes tendered
                                    pursuant to the Exchange Offer, subject, however, to the
                                    right of holders of Old Notes to withdraw their tendered
                                    Old Notes, or (iv) to waive any condition or otherwise
                                    amend the terms of the Exchange Offer in any respect.
                                    See "The Exchange Offer--Expiration Date; Extensions;
                                    Amendments."

WITHDRAWAL RIGHTS.................  Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date by delivering a written
                                    notice of such withdrawal to the Exchange Agent in
                                    conformity with certain procedures set forth below under
                                    "The Exchange Offer-- Withdrawal Rights."

PROCEDURES FOR TENDERING OLD
  NOTES...........................  Tendering holders of Old Notes must complete and sign a
                                    Letter of Transmittal in accordance with the
                                    instructions contained therein and forward the same by
                                    mail, facsimile or hand delivery, together with any
                                    other required documents, to the Exchange Agent, either
                                    with the Old Notes to be tendered or in compliance with
                                    the specified procedures for guaranteed delivery of Old
                                    Notes. Certain brokers, dealers, commercial banks, trust
                                    companies and other nominees may also effect tenders by
                                    book-entry transfer. Holders of Old Notes registered in
                                    the name of a broker, dealer, commercial bank, trust
                                    company or other nominee are urged to contact such
                                    person promptly if they wish to tender Old Notes
                                    pursuant to the Exchange Offer. See "The Exchange
                                    Offer--Procedures for Tendering Old Notes."

                                    Letters of Transmittal and certificates representing Old
                                    Notes should not be sent to the Company. Such documents
                                    should only be sent to the Exchange Agent. Questions
                                    regarding how to tender and requests for information
                                    should be directed to the Exchange Agent. See "The
                                    Exchange Offer--Exchange Agent."

RESALES OF NEW NOTES..............  The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation
                                    Finance of the Commission as set forth in certain
                                    interpretive letters addressed to third parties in other
                                    transactions. However, the Company has not sought its
                                    own interpretive letter and there can be no assurance
                                    that the staff of the Division of Corporation Finance of
                                    the Commission would make a similar determination with
                                    respect to the Exchange Offer as it has in such
                                    interpretive letters to third parties. Based on these
                                    interpretations by the staff of the Division of
                                    Corporation Finance, and subject to the two immediately
                                    following sentences, the Company believes that New Notes
                                    issued pursuant to this Exchange Offer in exchange for
                                    Old Notes may be offered for resale, resold and
                                    otherwise transferred by a holder thereof (other than a
                                    holder who is a broker-dealer) without further
                                    compliance with the registration and prospectus delivery
                                    requirements of the Securities Act, provided that such
                                    New Notes are acquired in the ordinary course of such
                                    holder's business and that such holder is not
                                    participating, and has no arrangement or understanding
                                    with any person to participate, in a distribution
                                    (within the meaning of the Securities Act) of such New
                                    Notes. However, any holder of Old Notes who is an
                                    "affiliate" of the Company or who intends to participate
                                    in the Exchange Offer for the purpose of distributing
                                    the New Notes, or any broker-dealer who purchased the
                                    Old Notes from the Company to resell pursuant to Rule
                                    144A or any other available exemption under the
                                    Securities Act, (a) will not be able to rely on the
                                    interpretations of the staff of the Division of
                                    Corporation Finance of the

                                    Commission set forth in the above-mentioned interpretive
                                    letters, (b) will not be permitted or entitled to tender
                                    such Old Notes in the Exchange Offer and (c) must comply
                                    with the registration and prospectus delivery
                                    requirements of the Securities Act in connection with
                                    any sale or other transfer of such Old Notes unless such
                                    sale is made pursuant to an exemption from such
                                    requirements. In addition, as described below, if any
                                    broker-dealer holds Old Notes acquired for its own
                                    account as a result of market-making or other trading
                                    activities and exchanges such Old Notes for New Notes,
                                    then such broker-dealer must deliver a prospectus
                                    meeting the requirements of the Securities Act in
                                    connection with any resales of such New Notes. See "The
                                    Exchange Offer-- Resales of New Notes."

                                    Each holder of Old Notes who wishes to exchange Old
                                    Notes for New Notes in the Exchange Offer will be
                                    required to represent that (i) it is not an "affiliate,"
                                    as defined under Rule 405 of the Securities Act, of the
                                    Company or the Guarantor or, if it is such an affiliate,
                                    such holder will comply with the registration and
                                    prospectus delivery requirements of the Securities Act
                                    to the extent applicable, (ii) any New Notes to be
                                    received by it are being acquired in the ordinary course
                                    of its business, (iii) it has no arrangement or
                                    understanding with any person to participate in a
                                    distribution (within the meaning of the Securities Act)
                                    of such New Notes, and (iv) if such holder is not a
                                    broker-dealer, such holder is not engaged in, and does
                                    not intend to engage in, a distribution (within the
                                    meaning of the Securities Act) of such New Notes. See
                                    "The Exchange Offer--Resales of New Notes."

                                    Each broker-dealer that receives New Notes for its own
                                    account pursuant to the Exchange Offer must acknowledge
                                    that it will deliver a prospectus meeting the
                                    requirements of the Securities Act in connection with
                                    any resale of such New Notes. The Letter of Transmittal
                                    states that by so acknowledging and by delivering a
                                    prospectus, a broker-dealer will not be deemed to admit
                                    that it is an "underwriter" within the meaning of the
                                    Securities Act. This Prospectus, as it may be amended or
                                    supplemented from time to time, may be used by a broker-
                                    dealer in connection with resales of New Notes received
                                    in exchange for Old Notes where such Old Notes were
                                    acquired by such broker-dealer as a result of
                                    market-making or other trading activities. The Company
                                    has agreed that for a period ending 90 days after the
                                    Expiration Date, it will make this Prospectus available
                                    to any broker-dealer for use in connection with such
                                    sale. See "Plan of Distribution."

EXCHANGE AGENT....................  The exchange agent with respect to the Exchange Offer is
                                    The First National Bank of Chicago (the "Exchange
                                    Agent"). The addresses, and telephone and facsimile
                                    numbers of the Exchange Agent are set forth in "The
                                    Exchange Offer-- Exchange Agent" and in the Letter of
                                    Transmittal.

USE OF PROCEEDS...................  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. See "Use of
                                    Proceeds From Sale of Old Notes."

CERTAIN UNITED STATES FEDERAL
  INCOME TAX CONSIDERATIONS.......  Holders of Old Notes should review the information set forth under "Certain United States Federal Income Tax
                                    Considerations" prior to tendering Old Notes in the
                                    Exchange Offer.

                 CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

    The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company currently does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

    To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

    The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes--General."

    The Old Notes provide that, if the Exchange Offer is not consummated by April 5, 1998, the Company will be obligated to pay liquidated damages to each holder of the Old Notes in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes held by such holder, commencing April 6, 1998, until the Exchange Offer is consummated. See "Description of the Old Notes." Following consummation of the Exchange Offer, the Old Notes will not be entitled to any liquidated damages thereon. The New Notes will not be entitled to any such liquidated damages thereon.

                                 THE NEW NOTES

    The terms of the New Notes and the Old Notes are identical in all material respects, except for certain transfer restrictions relating to the Old Notes. The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from November 7, 1997. Accordingly, registered holders of New Notes on the relevant record date for the first Interest Payment Date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from November 7, 1997. Old Notes accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offer. Holders whose Old Notes are accepted for exchange will not receive any payment in respect of interest on such Old Notes otherwise payable on any Interest Payment Date the record date for which occurs on or after consummation of the Exchange Offer.

SECURITIES OFFERED................  Up to $100,000,000 aggregate principal amount of the
                                    Company's 10% Senior Notes Due 2004 which have been
                                    registered under the Securities Act. The New Notes will
                                    be issued and the Old Notes were issued under an
                                    Indenture dated as of November 7, 1997 (the "Indenture")
                                    between the Company, the Guarantor and The First
                                    National Bank of Chicago, as trustee (the "Trustee").
                                    The New Notes and any Old Notes which remain outstanding
                                    after consummation of the Exchange Offer will constitute
                                    a single series of debt securities under the Indenture
                                    and, accordingly, will vote together as a single class
                                    for purposes of determining whether holders of the
                                    requisite percentage in outstanding principal amount
                                    thereof have taken certain actions or exercised certain
                                    rights under the Indenture. See "Description of the New
                                    Notes--General." The terms of the New Notes are
                                    identical in all material respects to the terms of the
                                    Old Notes, except that (i) the New Notes have been
                                    registered under the Securities Act and therefore are
                                    not subject to certain restrictions on transfer
                                    applicable to the Old Notes and will not be entitled to
                                    registration rights or other rights under the
                                    Registration Rights Agreement, and (ii) the New Notes
                                    will not provide for any liquidated damages thereon. See
                                    "The Exchange Offer-- Purpose of the Exchange Offer,"
                                    "Description of the New Notes" and "Description of the
                                    Old Notes."

MATURITY..........................  November 1, 2004.

INTEREST PAYMENT DATES............  May 1 and November 1 of each year, commencing on the first such date following the original issuance of the
                                    New Notes.

DENOMINATIONS.....................  The New Notes will be issued in minimum denominations of
                                    $1,000 and integral multiples of $1,000 in excess
                                    thereof.

SINKING FUND......................  None.

OPTIONAL REDEMPTION...............  The Company may not redeem the Notes prior to November
                                    1, 2001. On or after such date, the Company may redeem
                                    the Notes, in whole or in part, at the redemption prices
                                    set forth herein, together with accrued and unpaid
                                    interest, if any, to the date of redemption. See
                                    "Description of the New Notes-- Optional Redemption."

CHANGE OF CONTROL.................  Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase the
                                    Notes at a price equal to 101% of the principal amount
                                    thereof, together with accrued and unpaid interest, if
                                    any, to the date of purchase. See "Description of the
                                    New Notes--Change of Control."

RANKING...........................  The Notes will constitute senior unsecured obligations of the Company and will rank PARI PASSU with all senior
                                    Indebtedness of the Company. The Notes will be
                                    effectively subordinated in

                                    right of payment to all secured Indebtedness of the
                                    Company and the Guarantors to the extent of the value of
                                    the assets securing any such Indebtedness and to any
                                    Indebtedness of subsidiaries of the Company that are not
                                    Guarantors. As of September 30, 1997, on a pro forma
                                    basis after giving effect to the Offering and the
                                    application of the net proceeds therefrom, the aggregate
                                    principal amount of the Company's outstanding
                                    Indebtedness would have been $153 million (excluding
                                    unused commitments of $247 million under the Revolving
                                    Credit Facility). See "Description of the New
                                    Notes--Ranking."

GUARANTEES........................  The Notes will be guaranteed on a senior basis, jointly and severally, by each of the Guarantors. The Guarantees
                                    will be senior unsecured obligations of the Guarantors.
                                    Metris Direct, Inc., the only Guarantor as of the Issue
                                    Date, has also guaranteed all obligations of the Company
                                    under the Revolving Credit Facility. The Notes will not
                                    be secured by any of the assets of the Company or its
                                    subsidiaries. The Indebtedness incurred under the
                                    Revolving Credit Facility is secured by a pledge of the
                                    capital stock of certain of the Company's subsidiaries
                                    and by a lien against certain accounts receivable and
                                    interests held therein by the Company. See "Description
                                    of the New Notes--Subsidiary Guarantees."

RESTRICTIVE COVENANTS.............  The indenture under which the Notes will be issued (the
                                    "Indenture") will limit, to the extent described herein,
                                    (i) the incurrence of additional Indebtedness by the
                                    Company and its Restricted Subsidiaries (as defined),
                                    (ii) the payment of dividends on, and redemption of,
                                    capital stock of the Company and its Restricted
                                    Subsidiaries, (iii) investments, (iv) sales of assets,
                                    (v) transactions with affiliates, (vi) consolidations,
                                    mergers and transfers of all or substantially all of the
                                    Company's assets and (vii) the creation of certain
                                    liens. The Indenture will also prohibit certain
                                    restrictions on distributions from Restricted
                                    Subsidiaries. However, all of these limitations and
                                    prohibitions are subject to a number of important
                                    qualifications and exceptions. See "Description of the
                                    New Notes--Certain Covenants."

ABSENCE OF MARKET FOR THE NEW
  NOTES...........................  The New Notes will be a new issue of securities for which there currently is no market. Although the Initial
                                    Purchasers have informed the Company that they each
                                    currently intend to make a market in the New Notes, they
                                    are not obligated to do so, and any such market making
                                    may be discontinued at any time without notice.
                                    Accordingly, there can be no assurance as to the
                                    development or liquidity of any market for the New
                                    Notes. The Company currently does not intend to apply
                                    for listing of the New Notes on any securities exchange
                                    or for quotation through the National Association of
                                    Securities Dealers Automated Quotation System.

  FOR FURTHER INFORMATION REGARDING THE NEW NOTES, SEE "DESCRIPTION OF THE NEW
                                    NOTES."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

    The following table presents summary consolidated financial data for the Company. Income before income taxes, net income, extended service plan revenues, fee-based product revenues, total debt and stockholders' equity presented below as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been derived from the audited financial statements and the notes thereto. Such data as of December 31, 1994, have been derived from the audited financial statements of the Company not included herein. All other summary consolidated financial information presented below are unaudited, and reflect, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The results for the nine months ended September 30, 1997, are not necessarily indicative of the results to be expected for the entire year. The summary consolidated financial information should be read in conjunction with "Description of Credit Arrangements," the Company's Consolidated Financial Statements (including related notes thereto) included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the quarterly report on Form 10-Q for the quarter ended September 30, 1997 incorporated by reference herein and the Company's Consolidated Financial Statements (including related notes thereto) included elsewhere in this Prospectus.

                                                                                                                     NINE MONTHS
                                                                                                                        ENDED
                                                                                                                      SEPTEMBER
                                                                                     YEARS ENDED DECEMBER 31,            30,
                                                                                -----------------------------------  ------------
                                                                                  1994        1995         1996          1996
                                                                                ---------  ----------  ------------  ------------
                                                                                          (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA (MANAGED)(1):
Net interest income...........................................................  $     487  $   26,354  $    143,391  $     95,940
Provision for loan losses.....................................................                 26,234       136,305        85,814
Other operating income........................................................     14,238      52,969       126,647        82,168
Other operating expenses......................................................     11,222      45,640       101,287        68,398
Income before income taxes....................................................      3,503       7,449        32,546        23,896
Net income....................................................................      2,198       4,581        20,016        14,696

CREDIT CARD DATA (MANAGED)(1):
Total accounts................................................................                    703         1,418         1,117
Period-end loans..............................................................             $  543,619  $  1,615,940  $  1,276,687
Period-end assets.............................................................  $   9,856     622,983     1,687,227     1,330,819
Average loans.................................................................                183,274     1,018,856       890,067
Average interest earning assets...............................................      6,615     193,086     1,040,924       909,414
Average assets................................................................      7,076     214,363     1,078,346       946,425

CREDIT QUALITY DATA (MANAGED)(1):
Net charge-off ratio(2).......................................................                    2.2%          6.2%          5.6%
Loan loss reserve.............................................................             $   22,219  $     95,669  $     70,635
Loan loss reserve ratio(3)....................................................                    4.1%          5.9%          5.5%
Delinquency ratio(4)..........................................................                    4.0%          5.5%          5.2%
Ratio of loan loss reserves to delinquent receivables(5)......................                    103%          107%          107%

PROFITABILITY RATIOS (MANAGED)(1):
Net interest margin(6)........................................................        7.4%       13.7%         13.8%         14.1%
Return on average assets......................................................       31.1%        2.1%          1.9%          2.1%
Return on average equity......................................................       41.0%       15.2%         21.6%         25.0%
Ratio of other operating expenses to average loans............................                   24.9%          9.9%          7.7%
Operating efficiency ratio(7).................................................       50.8%       28.4%         26.6%         26.7%

EXTENDED SERVICE PLAN DATA:
Net extended service plan revenues(8).........................................  $  12,244  $   17,779  $     20,420  $     13,789
Warrantable product unit penetration rates(9).................................       15.3%       20.4%         24.4%         24.3%

FEE-BASED PRODUCTS AND SERVICES DATA:
Fee-based product revenues....................................................  $   1,994  $    6,662  $     29,853  $     20,549

CAPITALIZATION:
Total debt....................................................................             $   63,482  $     54,163  $     53,385
Stockholders' equity..........................................................  $   6,737      71,318       138,718        86,014
Ratio of stockholders' equity to managed assets...............................       68.4%       11.4%          8.2%          6.5%
Ratio of stockholders' equity plus reserves to managed assets.................       68.4%       15.0%         13.9%         11.8%


                                                                                    1997
                                                                                ------------

INCOME STATEMENT DATA (MANAGED)(1):
Net interest income...........................................................  $    204,838
Provision for loan losses.....................................................       210,919
Other operating income........................................................       146,233
Other operating expenses......................................................        94,633
Income before income taxes....................................................        45,519
Net income....................................................................        27,994
CREDIT CARD DATA (MANAGED)(1):
Total accounts................................................................         1,802
Period-end loans..............................................................  $  2,683,877
Period-end assets.............................................................     2,742,923
Average loans.................................................................     1,979,957
Average interest earning assets...............................................     2,025,808
Average assets................................................................     2,034,598
CREDIT QUALITY DATA (MANAGED)(1):
Net charge-off ratio(2).......................................................           8.7%
Loan loss reserve.............................................................  $    190,626
Loan loss reserve ratio(3)....................................................           7.1%
Delinquency ratio(4)..........................................................           6.4%
Ratio of loan loss reserves to delinquent receivables(5)......................           112%
PROFITABILITY RATIOS (MANAGED)(1):
Net interest margin(6)........................................................          13.5%
Return on average assets......................................................           1.8%
Return on average equity......................................................          24.5%
Ratio of other operating expenses to average loans............................           4.8%
Operating efficiency ratio(7).................................................          20.6%
EXTENDED SERVICE PLAN DATA:
Net extended service plan revenues(8).........................................  $      3,249
Warrantable product unit penetration rates(9).................................          26.8%
FEE-BASED PRODUCTS AND SERVICES DATA:
Fee-based product revenues....................................................  $     39,082
CAPITALIZATION:
Total debt....................................................................  $    153,000
Stockholders' equity..........................................................       166,166
Ratio of stockholders' equity to managed assets...............................           6.1%
Ratio of stockholders' equity plus reserves to managed assets.................          13.0%

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------

(1) The Company reports its financial performance on an owned loan portfolio basis in accordance with generally accepted accounting principles. However, the Company manages its business and analyzes its financial performance on a managed loan portfolio basis whereby the income statement and balance sheet are adjusted to reverse the effects of securitization. The Company believes the presentation of its Summary Consolidated Financial Information on a managed basis is a more meaningful presentation of its financial performance.

(2) The net charge-off ratio represents actual principal amounts charged off, less recoveries, as a percentage of average loans, annualized for the nine month periods.

(3) The loan loss reserve ratio represents loan loss reserves at period-end as a percentage of period-end loans.

(4) The delinquency ratio represents credit card loans that were at least 30 days contractually past due at period-end as a percentage of period-end loans.

(5) The ratio of loan loss reserves to delinquent receivables represents loan loss reserves at period-end as a percentage of credit card loans that were at least 30 days contractually past due at period-end.

(6) The net interest margin represents net interest income divided by average interest earning assets and includes the Company's actual cost of funds plus all costs associated with asset securitizations, including the interest expense paid to the certificateholders and amortization of the discount and fees, annualized for the nine month periods.

(7) The operating efficiency ratio represents total operating expenses less credit card account and other product solicitation and marketing expenses as a percentage of net interest income and other operating income.

(8) Net extended service plan revenues include revenues from sales of extended service plans, net of a provision for service plan returns. The Company began performing administrative services and retained the claims risk for all extended service plans sold on or after January 1, 1997. As a result, extended service plan revenues are deferred and recognized over the life of the related extended service plan contracts. Prior to January 1, 1997, the Company contracted with a third-party underwriter and claims administrator to service and absorb the risk of loss for most claims and the revenues related to these contract sales were recognized immediately.

(9) Warrantable product unit penetration rates reflect the percentage of extended service plans sold to all Warrantable Products sold. Percentage for all years presented reflect the inclusion of jewelry and furniture products as Warrantable Products even though extended service plans for such products were not introduced until the middle of 1995.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE DECIDING WHETHER TO ACCEPT THE EXCHANGE OFFER.

HOLDING COMPANY STRUCTURE; EFFECTIVE SUBORDINATION OF NOTES

    The Company is a holding company, the principal assets of which consist of equity interests in its subsidiaries. The Notes are a direct unsecured obligation of the Company, which derives substantially all of its revenues from the operations of its subsidiaries. As a result, the Company will be dependent on the earnings and cash flow of, and dividends and distributions or advances from, its subsidiaries to provide the funds necessary to meet its debt service obligations, including the payment of principal of and interest on the Notes. The payment of dividends from the subsidiaries to the Company and the payment of any interest on or the repayment of any principal of any loans or advances made by the Company to any of its subsidiaries may be subject to statutory restrictions and are contingent upon the earnings of such subsidiaries. In particular, Direct Merchants Bank is limited in its ability to declare dividends to the Company. As a result, earnings of Direct Merchants Bank (principally comprised of fee income from sales of fee-based products and services, servicing fees and interchange fees) may not be available to the Company.

    The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of payment to all senior Indebtedness of the Company and will rank senior in right of payment to all subordinated Indebtedness of the Company. The Notes will be unconditionally guaranteed, jointly and severally, by each of the Guarantors. The Guarantees will be senior obligations of the Guarantors and will rank PARI PASSU in right of payment to all senior Indebtedness of the Guarantors and will rank senior in right of payment to all senior Indebtedness of the Guarantors. However, the Notes will be effectively subordinated to secured Indebtedness of the Company and the Guarantors to the extent of the value of the assets securing such Indebtedness and to any Indebtedness of subsidiaries of the Company that are not Guarantors. In the event of a default on such secured Indebtedness, or a bankruptcy, liquidation or reorganization of the Company and its subsidiaries, such assets will be available to satisfy obligations with respect to the secured Indebtedness before any payment therefrom will be made on the Notes. As of September 30 1997, on a pro forma basis after giving effect to the offering of the Old Notes and the application of the net proceeds therefrom, the aggregate principal amount of the Company's outstanding Indebtedness would have been approximately $153 million (excluding unused commitments of $247 million under the Revolving Credit Facility). Metris Direct, Inc., the only Guarantor as of the Issue Date, is also a guarantor of the Revolving Credit Facility. The Notes will not be secured by any of the assets of the Company or its subsidiaries. The Indebtedness incurred under the Revolving Credit Facility is secured by a pledge of the capital stock of all the Company's subsidiaries except Direct Merchants Bank and by a lien against certain accounts receivable and interests held therein by the Company.

DEPENDENCE ON FCI AND FINGERHUT

    As of September 30, 1997, Fingerhut Customers represented approximately 43% of the Company's credit card accounts and approximately 44% of the Company's managed loans. In addition, Fingerhut Customers currently are substantially all of the Company's customers for extended service plans. Moreover, until the Company further develops its own database of information based upon its experience as an independent, stand-alone entity, its success in the credit card business will remain largely dependent upon its rights to use information in the Fingerhut Database, particularly with respect to the experience of Fingerhut with its customers. Similarly, until the Company develops extended service plan marketing relationships with other companies or through other marketing channels, its success in the extended service plan business will remain largely dependent upon its right to provide extended service plans to Fingerhut Customers and the level of Fingerhut's sales of Warrantable Products. Metris has entered into agreements with FCI or its subsidiaries relating to (i) credit cards issued to Fingerhut Customers, (ii) use of information in the Fingerhut Database and (iii) marketing of extended service plans to Fingerhut Customers. These agreements generally expire in 2003, but may expire earlier upon certain events of default or bankruptcy. In addition, in the event that a person or persons other than Fingerhut, or FCI, in the case of the Administrative Services Agreement, acquires 25% or more of the voting stock of the Company, or in the case of the Data Sharing Agreement, Direct Merchants Bank, Fingerhut or FCI, as the case may be, has the right to terminate these agreements. The loss of the ability to use information from the Fingerhut Database or to market to Fingerhut Customers prior to the expiration of these agreements would have a significant adverse economic impact on the Company's results of operations and future prospects. Significant adverse changes which materially affect Fingerhut's ability to maintain its database or to continue its catalog sales business would also have an adverse impact on the Company. Although the Company believes that, to the extent that it is desirable to do so, it will be able to extend the term of these Intercompany Agreements, there can be no assurance that it will be able to do so on terms favorable to the Company or at all.

    FCI is a guarantor of the Revolving Credit Facility. Breaches of covenants contained in the guarantee, including various financial covenants of FCI, would be events of default under the Revolving Credit Facility. Upon the occurrence of any such event, the Revolving Credit Facility would be terminable at the option of the lenders. Such events could have a material adverse impact on the Company's financial condition and results of operations. To the extent that the FCI guarantee contains certain financial covenants and the cost of maintaining availability and borrowing under the Revolving Credit Facility is based on FCI's credit rating, the Company will be dependent on the financial strength and performance of FCI. As described above, the Company anticipates that it will be required to refinance the Revolving Credit Facility. See "--Need to Refinance Revolving Credit Facility" and "Summary--Recent Developments--Proposed Spin Off."

LACK OF PRIOR OPERATING HISTORY AS STAND-ALONE ENTITY

    FCI's financial services business, including Direct Merchants Bank, has been consolidated within Metris only since September 1996 and therefore has operated as a separate operating group for a limited time. In addition, the Company's management team has operated the Company as a stand-alone entity for a limited time. A number of significant changes occurred in the funding and operations of the Company in connection with the consummation of the initial public offering in October 1996. These changes include the establishment of the Revolving Credit Facility and the Company's own incentive compensation and stock option plans. As a result, the historical financial information included in this Offering Memorandum does not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations of the Company would have been had it been operated as a stand-alone entity during all periods presented. Because FCI has guaranteed the Company's indebtedness (other than the Notes), the Company's historical funding costs have been lower than will be the case in the absence of such a guarantee. See "--Need to Refinance Revolving Credit Facility."

    Metris has entered into the Administrative Services Agreement, under which subsidiaries of FCI have agreed to provide a variety of administrative services to the Company on a transitional basis. Following the termination of the Administrative Services Agreement, the Company will be required to provide or procure these administrative services without the assistance previously provided by FCI. The Company believes that the impact of providing or procuring these administrative services without the assistance previously provided by FCI will result in higher costs to the Company but will not be material to the Company's financial condition or results of operations. See "Summary--Recent Developments-- Proposed Spin Off."

LACK OF SEASONING OF CREDIT CARD PORTFOLIO

    The average age of a credit card issuer's portfolio of accounts is an indicator of the stability of delinquency and loss levels of that portfolio; a portfolio of older accounts generally behaves more predictably than a newly originated portfolio. Almost 60% of the Company's credit card accounts were originated within the last 18 months and approximately 16% were originated within the last six months. As a result, there can be no assurance as to the levels of delinquencies and losses, which may affect earnings through net charge-offs, that can be expected over time with respect to the Company's portfolio. Until the accounts become more seasoned, it is likely that the levels of such delinquencies and losses will increase as the average age of the Company's accounts increases. Any material increases in delinquencies and losses above management's expectations would have a material adverse impact on the Company's results of operations and financial condition.

ABILITY TO SUSTAIN AND MANAGE GROWTH

    In order to meet its strategic objectives, the Company must continue to achieve growth in its credit card loan portfolio. In September 1997, the Company acquired a $317 million credit card portfolio consisting of approximately 260,000 accounts from Key Bank USA, National Association, of which approximately 197,000 accounts are active accounts. In addition, in October 1997, the Company acquired a $405 million credit card portfolio consisting of approximately 460,000 accounts from Mercantile Bank National Association, of which approximately 240,000 accounts are active accounts. Continued growth in the Company's credit card loan portfolio depends on (i) the Company's ability to attract new cardholders, (ii) growth in both existing and new account balances,
(iii) the degree to which the Company loses accounts and account balances to competing card issuers, (iv) levels of delinquencies and losses, (v) the availability of funding (including, but not limited to, securitizations) on favorable terms, (vi) the continued availability of credit card portfolios for purchase by the Company at prices and with terms acceptable to the Company and
(vii) general economic and other factors beyond the control of the Company. The Company's growth is also dependent on the level of the Company's marketing expenditures used to solicit new customers and the number of responses the Company receives with respect to solicitations for its consumer credit, fee-based and other financial service products. Any increases in postal rates could have a negative impact on the level and cost of direct mail marketing activities. No assurance can be given as to the future growth in the Company's loan portfolio or its profitability.

    Further growth of the Company will require employment and training of new personnel, expansion of facilities, expansion of management systems and access to additional capital. If the Company is unable to manage its growth effectively, the Company's profitability and its ability to achieve its strategic objectives may be adversely affected.

RISKS RELATED TO TARGET MARKET

    The Company targets its consumer credit products to moderate income consumers. Lenders historically have not solicited this market to the same extent as more affluent market segment consumers. As a result, in addition to higher delinquency and loss rates, there is less historical experience with respect to the credit risk and performance of moderate income consumers. There can be no assurance that the Company can successfully target and evaluate the creditworthiness of moderate income consumers so as to minimize the expected higher delinquencies and losses or that the Company's risk-based pricing system can offset the negative impacts the expected higher delinquency and loss experience for this market segment has on overall profitability. In addition, there can be no assurance that the Company can profitably price its fee based products and manage claims and service costs.

    Primary risks associated with unsecured lending, especially to the Company's target market of moderate income consumers, are that (i) delinquencies and credit losses will increase because of future economic downturns, (ii) an increasing number of customers will default on the payment of their outstanding balances or seek protection under bankruptcy laws, resulting in accounts being charged off as uncollectible, (iii) fraud by cardholders and third parties will increase and (iv) unfavorable changes in consumers' attitudes toward financing purchases with debt or in cardholder payment behavior, such as increases in discretionary repayment of account balances, will result in diminished interest income. At September 30, 1997 and December 31, 1996, the Company's managed credit card loans 30 days or more delinquent were 6.4% and 5.5%, respectively, of managed loans compared to 5.2% and 4.0%, respectively, at September 30, 1996 and December 31, 1995. A portion of this increase is to be expected as the Company's portfolio continues to mature. Additionally, general economic factors, such as the rate of inflation, unemployment levels and interest rates may affect the Company's target market customers more severely than other market segments.

LIMITED HISTORY OF CREDIT CARD OPERATIONS

    The Company began originating and servicing credit card accounts in March 1995, and thus has limited underwriting and servicing experience, and limited delinquency, default and loss experience with respect to its credit card accounts. Although the Company has experienced substantial growth in credit card loans outstanding, revenues and net earnings, there can be no assurances that these rates of growth will be sustainable or indicative of future results. In addition, the Company's results of operations, financial condition and liquidity depend, to a material extent, on its ability to manage its credit card business and on the performance of the credit card loans outstanding.

INTEREST RATE RISK

    The Company's credit card accounts generally have finance charges set at a variable rate with a spread above a designated prime rate or other designated index. Although the Company intends to manage its interest rate risk through asset and liability management, as the interest rate environment fluctuates the Company may be adversely affected by changes in its cost of funds as well as in the relationship between the indices used in the Company's securitizations and other funding and the indices used to determine the finance charges on account balances.

NEED TO REFINANCE REVOLVING CREDIT FACILITY

    The Company currently borrows under the Revolving Credit Facility to fund on-balance sheet loans and for other general corporate purposes. The Revolving Credit Facility, which is guaranteed by FCI, expires in September 2001, but may be terminated earlier in the event that FCI owns less than 51% of the common stock of the Company. The Company will be required to negotiate with its lenders to refinance the Revolving Credit Facility. While the Company believes that it will be able to obtain stand-alone financing, no assurance can be given that it will be able to do so on terms as favorable as the Revolving Credit Facility. Any such stand-alone financing is expected to result in higher funding costs than currently available under the Revolving Credit Facility. See "Description of Credit Arrangements."

FUNDING AND SECURITIZATION CONSIDERATIONS

    The Company depends heavily upon the securitization of its credit card loans to fund its operations and to date has been able to complete securitization transactions on terms that it believes are favorable. There can be no assurance, however, that the securitization market will continue to offer attractive funding alternatives. In addition, the Company's ability to securitize its assets depends on the continued availability of credit enhancement on acceptable terms and the continued favorable legal, regulatory, accounting and tax environment for securitization transactions. While the Company does not at present foresee any significant problems in any of these areas, any such adverse change could force the Company to rely on other potentially more expensive funding sources. See "Description of Credit Arrangements."

    Adverse changes in the performance of the Company's securitized assets, including increased delinquencies and losses, could result in a downgrade or withdrawal of the ratings on the outstanding certificates under the Company's securitization transactions or cause early amortization of such certificates. This could jeopardize the Company's ability to effect other securitization transactions on acceptable terms, thereby decreasing the Company's liquidity and forcing the Company to rely on other funding sources to the extent available.

    In addition, upon consummation of the Spin Off, it is anticipated that the advance rate in the Company's securitization transactions will decrease 2.5 percentage points. In such event, the Company will experience reduced cash flow from the Metris Master Trust until the retained interest reaches the required level. Based upon the Company's current level of receivables, the total impact of the advance rate change would be approximately $60 million.

REGULATION

    The activities of Metris are subject to extensive regulation under both federal and state laws and regulations. Such laws and regulations significantly limit the activities in which the Company and the Company's credit card subsidiary, Direct Merchants Bank, will be permitted to engage. Numerous legislative and regulatory proposals are advanced each year which, if adopted, could adversely affect the Company's profitability or limit the manner in which the Company conducts its activities. Moreover, the Company's interactions with FCI pursuant to certain of the Intercompany Agreements are constrained under those agreements by the requirements of the Fair Credit Reporting Act ("FCRA"). Failure to comply with such requirements could result in termination of such agreements and/or the Company and/or Fingerhut becoming a consumer reporting agency under the FCRA. The FCRA imposes a number of complex and burdensome regulatory requirements and restrictions on a consumer reporting agency, including restrictions on the circumstances under which a consumer reporting agency may furnish information to others. Accordingly, if Fingerhut were to become a consumer reporting agency, the FCRA would restrict the Company's access to the Fingerhut Database. Similarly, if the Company were to become a consumer reporting agency its ability to furnish information to third parties would be restricted by the FCRA. Such restrictions on the Company's ability to access the Fingerhut Database and/or on the Company's ability to furnish information to third parties could have a significant adverse economic impact on the Company's results of operations and future prospects.

    Direct Merchants Bank is also subject to regulation by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency (the "OCC"). Such regulations include limitations on the nature of the businesses Direct Merchants Bank may conduct.

CONSUMER AND DEBTOR PROTECTION LAWS

    Metris is subject to numerous federal and state consumer protection laws that impose requirements related to offering and extending credit, and laws affecting other aspects of the business. The United States Congress and the states may enact laws and amendments to existing laws to further regulate the credit card industry or to reduce finance charges or other fees or charges applicable to credit card and other consumer revolving loan accounts. Such laws, as well as any new laws or rulings which may be adopted, may adversely affect the Company's ability to collect on account balances or maintain previous levels of periodic rate finance charges and other fees and charges with respect to the accounts, as well as the sale of other products and services. Any failure by the Company to comply with such legal requirements also could adversely affect its ability to collect the full amount of the account balances. Changes in federal and state bankruptcy and debtor relief laws could adversely affect the Company if such changes result in, among other things, additional administrative expenses and accounts being written off as uncollectible.

COMPETITION

    As a marketer of consumer credit products, Metris faces increasing competition from numerous providers of financial services, many of which have greater resources than the Company. In particular, the Company's credit card business competes with national, regional and local bank card issuers as well as other general purpose credit card issuers, such as American Express, Discover Card and Diners Club. Over 6,000 issuers are affiliated with MasterCard alone. Many general purpose credit card issuers are substantially larger and have more seasoned credit card portfolios than the Company and often compete for customers by offering lower interest rates and/or fee levels. In general, customers are attracted to credit card issuers largely on the basis of price, credit limit and other product features and customer loyalty is often limited.

    As the Company attempts to expand its extended service plan business to the customers of third-party retailers, it will compete with manufacturers, financial institutions, insurance companies and a number of independent administrators, many of which have greater operating experience and financial resources than the Company.

    There are numerous competitors in the fee-based products and services market, including insurance companies, financial services institutions and other membership-based consumer services providers, many of which are larger, better capitalized and more experienced than the Company.

POTENTIAL CONFLICTS OF INTEREST; RELATIONSHIP WITH FCI

    CORPORATE OPPORTUNITIES

    Until such time as the proposed Spin Off may be consummated, the relationship between the respective businesses of the Company and FCI may give rise to certain conflicts of interest regarding corporate opportunities. Because both the Company and FCI sell to the same client base, use direct mail and provide credit, business opportunities may arise that either could pursue. While Fingerhut is prohibited under the Co-Brand Credit Card Agreement between Fingerhut, Direct Merchants Bank and Metris Direct, Inc. from directly or indirectly issuing a competing, general purpose credit card, Fingerhut National Bank offers closed-end and revolving credit private label credit cards to its customers for use in purchasing Fingerhut products and services. As a result, and as is the case now, FCI and Metris expect that Fingerhut customers who are also Metris cardholders will generally continue to use Fingerhut credit for Fingerhut purchases and use their Metris credit cards for other purposes. In addition, Fingerhut National Bank offers various types of credit-related insurance products in connection with the private label credit cards it issues.

    To address the potential for conflicts between the Company and FCI, the Certificate of Incorporation currently contains detailed provisions concerning the business activities in which the Company is permitted to engage until the day after the third shareholder meeting held after FCI owns less than 50% of the Company's voting stock. The Company intends to amend its Certificate of Incorporation to eliminate any such restrictions on its business in the event the proposed Spin Off is consummated. See "Summary--Recent Developments--Proposed Spin Off."

    The relevant provisions are intended to permit Metris to continue all activities in which it currently engages, and to expand into certain related financial service products. These provisions generally permit the Company to continue providing consumer credit products, extended service plans, and fee-based products and services, and a variety of other financial service products and services, provided that the Company shall not offer any closed-end installment or revolving credit loans to Fingerhut Customers for the exclusive purchase of Fingerhut merchandise. The Company may engage in any other business with the consent of FCI or authorized by a majority vote of its shareholders. Because these limitations may restrict the Company's ability to offer new products or services, they may limit the Company's ability to compete.

    The Certificate of Incorporation provides that no opportunity, transaction, agreement or other arrangement to which FCI or an entity in which FCI has an interest or is a party, shall be a corporate opportunity of the Company unless such opportunity, transaction, agreement or other arrangement shall have been initially offered to the Company before it is offered to FCI or such other entity, and either (i) the Company has an enforceable contractual interest in such opportunity, transaction, agreement or other arrangement or (ii) the subject matter of such opportunity, transaction, agreement or other arrangement is a constituent element of an activity in which the Company is then actively engaged. Even if the foregoing conditions were met, such fact alone would not conclusively render such opportunity the property of the Company. The Intercompany Agreements limit FCI's ability to engage in the financial services business during the terms of such agreements, except through its ownership of Common Stock of the Company. The foregoing provisions of the Certificate of Incorporation of the Company were determined by FCI after consultation with management of the Company but were not the result of arm's-length negotiations.

    OTHER POTENTIAL CONFLICTS OF INTEREST

    Conflicts of interest may arise in the future between the Company and FCI in a number of areas relating to their past and ongoing relationships, including potential acquisitions of businesses or properties, the election of new or additional directors, dividends, incurrence of indebtedness, tax matters, financial commitments, registration rights, administration of benefit plans, service arrangements, issuances and sales of capital stock of the Company and public policy matters. In addition, there are overlapping directors and executive officers between the Company and FCI. The Company has not instituted any formal plan or arrangement to address potential conflicts of interest that may arise between the Company and FCI. However, the directors intend to exercise reasonable judgment and take such steps as they deem necessary under all of the circumstances in resolving any specific conflict of interest that may occur and will determine what, if any, specific measures may be necessary or appropriate. There can be no assurance that any conflicts will be resolved in favor of the Company.

    The Company and Fingerhut have entered into a number of agreements for the purpose of defining the ongoing relationship between them. Pursuant to these arrangements, Fingerhut will provide benefits to the Company that it might not provide to a third party, and there is no assurance that the terms and conditions of any future arrangements between Fingerhut and the Company will be as favorable to the Company as in effect now. In addition, notwithstanding the Tax Sharing Agreement between the Company and FCI, under ERISA and Federal income tax law each member of a consolidated group (for Federal income tax and ERISA purposes) is also jointly and severally liable for the Federal income tax liability, funding and termination liabilities, certain benefit plan taxes and certain other liabilities of each other member of the consolidated group. Similar rules may apply under state income tax laws.

DEPENDENCE ON KEY PERSONNEL

    The Company's management and operations are dependent upon the skills and experience of a small number of senior management and operating personnel including Ronald Zebeck, President and Chief Executive Officer; Douglas McCoy, Senior Vice President, Operations; Robert Oberrender, Senior Vice President, Chief Financial Officer; Douglas Scaliti, Senior Vice President, Marketing; William Brennan, Senior Vice President, Sales and Account Management; and David Reak, Vice President, Credit Risk. The Company does not have employment agreements with its executive officers and does not maintain key-man life insurance on any executive officer. The loss of the services of members of senior management could have an adverse impact on the Company.

EXTENDED SERVICE PLAN UNDERWRITING

    Historically, Metris contracted with a third party to perform services related to most of its extended service plans and to underwrite the risks related to performance under those extended service plans for a fee. The Company terminated this agreement for sales on and after January 1, 1997, and currently administers the extended service plans internally. The Company retains the risks associated with performance under the extended service plans entered into on or after January 1, 1997, but has not assumed any risks already transferred to the third party. There can be no assurance that the Company will not experience higher than anticipated costs in connection with the internal administration and underwriting of these plans.

LIMITATION ON CHANGE OF CONTROL

    Upon a Change of Control, the Company will be required to make an offer to purchase all the outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of purchase. If a Change of Control occurs which also constitutes an event of default under the Revolving Credit Facility, the lenders thereunder would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Revolving Credit Facility. Accordingly, any secured claims of such lenders with respect to the assets of the Company will be prior to any claim of the holders of the Notes with respect to such assets. There can be no assurance that the Company will have funds available to repurchase the Notes upon the occurrence of a Change of Control. If the Company fails to repurchase all the tendered Notes, such failure would constitute an event of default under the Indenture. See "Description of the New Notes--Change of Control."

CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

    The Old Notes have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, holders of Old Notes which remain outstanding will not be entitled to any rights to have such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement (subject to certain limited exceptions). The Company currently does not intend to register under the Securities Act any Old Notes which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable).

    To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. In addition, although the Old Notes have been designated for trading in the PORTAL market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

    The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes--General."

    The Old Notes provide that, if the Exchange Offer is not consummated by April 5, 1998, the Company will be obligated to pay liquidated damages to each holder of the Old Notes in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes held by such holder, commencing April 6, 1998, until the Exchange Offer is consummated. See "Description of the Old Notes." Following consummation of the Exchange Offer, the Old Notes will not be entitled to any liquidated damages thereon. The New Notes will not be entitled to any such liquidated damages thereon.

ABSENCE OF PUBLIC MARKET

    The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Notes. Although the New Notes will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. The Company has been advised by the Initial Purchasers that the Initial Purchasers presently intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market-making activity with respect to the New Notes may be discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or the Old Notes or as to the liquidity of or the trading market for the New Notes or the Old Notes. If an active public market does not develop, the market price and liquidity of the New Notes may be adversely affected.

    If a public trading market develops for the New Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Notes may trade at a discount.

    Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with the provisions of Rule 144 under the Securities Act.

    Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURES

    Issuance of the New Notes in exchange for Old Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Company of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

                     USE OF PROCEEDS FROM SALE OF OLD NOTES

    The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes in exchange for Old Notes as described in this Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

    The net proceeds to the Company from the sale of the Old Notes was approximately $97 million. The Company has used all of such net proceeds from the issuance of the Old Notes to repay short-term indebtedness under the Revolving Credit Facility which was incurred to fund on-balance sheet loans and for general corporate purposes. The Revolving Credit Facility bears interest at variable rates (7.85% at November 30, 1997) and will terminate in September 2001.

                                 CAPITALIZATION

    The following table sets forth the short-term debt and the capitalization of the Company at September 30, 1997, as adjusted to give effect to the sale by the Company of $100,000,000 aggregate principal amount of the Old Notes on November 7, 1997. The issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will have no effect on the capitalization of the Company. See "Use of Proceeds From Sale of Old Notes."

                                                                                               SEPTEMBER 30, 1997
                                                                                              --------------------
                                                                                                   PRO FORMA
                                                                                              --------------------
                                                                                                 (IN THOUSANDS)
Short-term borrowings under Revolving Credit Facility(1)....................................      $     53,000
                                                                                                    ----------
                                                                                                    ----------
Long-term debt:
  10% Senior Notes Due 2004.................................................................      $    100,000
Shareholders' equity:
  Common Stock--$.01 per share: authorized 100,000,000 shares, issued and outstanding
    19,225,000 shares.......................................................................               192
  Paid-in capital...........................................................................           107,059
  Retained earnings.........................................................................            58,915
                                                                                                    ----------
    Total stockholders' equity..............................................................           166,166
                                                                                                    ----------
      Total capitalization..................................................................      $    319,166
                                                                                                    ----------
                                                                                                    ----------

------------------------

(1) Represents the amount outstanding under the $300 million Revolving Credit Facility expiring September 2001. As of November 30, 1997, the Company had $240 million outstanding under the Revolving Credit Facility and had $60 million of additional availability under the Revolving Credit Facility. See "Description of Credit Arrangements."

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table presents selected consolidated financial data for the Company. Income before income taxes, net income, earnings per share, extended service plan revenues, fee-based product revenues, total debt, stockholders' equity and cash flow data presented below as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been derived from the audited financial statements and the notes thereto. Such data as of December 31, 1993 and 1994 and for the period ended December 31, 1993, have been derived from the audited financial statements of the Company not included herein. All other selected consolidated financial information presented below are unaudited, and reflect, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such data. The results for the nine months ended September 30, 1997, are not necessarily indicative of the results to be expected for the entire year. The selected consolidated financial information should be read in conjunction with "Description of Credit Arrangements," the Company's Consolidated Financial Statements (including related notes thereto) included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the quarterly report on Form 10-Q for the quarter ended September 30, 1997 incorporated by reference herein and the Company's Consolidated Financial Statements (including related notes thereto) included elsewhere in this Prospectus.

                                                                                     YEARS ENDED DECEMBER 31,
                                                                    -----------------------------------------------------------
                                                                      1992       1993       1994        1995          1996
                                                                    ---------  ---------  ---------  -----------  -------------
                                                                                   (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA (MANAGED)(1):
Net interest income...............................................  $     149  $     279  $     487  $    26,354  $     143,391
Provision for loan losses.........................................                                        26,234        136,305
Other operating income............................................      7,630     10,053     14,238       52,969        126,647
Other operating expense...........................................      4,658      8,333     11,222       45,640        101,287
Income before income taxes........................................      3,121      1,999      3,503        7,449         32,546
Net income........................................................      1,995      1,262      2,198        4,581         20,016
Earnings per share--fully diluted.................................  $    0.12  $    0.08  $    0.14  $      0.28  $        1.16
CREDIT CARD DATA (MANAGED)(1):
Total accounts....................................................                                           703          1,418
Period-end loans..................................................                                   $   543,619  $   1,615,940
Period-end assets.................................................  $   5,061  $   6,615  $   9,856      622,983      1,687,227
Average loans.....................................................                                       183,274      1,018,856
Average interest-earning assets...................................      2,497      4,531      6,615      193,086      1,040,924
Average assets....................................................      2,561      5,191      7,076      214,363      1,078,346
CREDIT QUALITY DATA (MANAGED)(1):
Net charge-off ratio(2)...........................................                                           2.2%           6.2%
Loan loss reserve.................................................                                   $    22,219  $      95,669
Loan loss reserve ratio(3)........................................                                           4.1%           5.9%
Delinquency ratio(4)..............................................                                           4.0%           5.5%
Ratio of loan loss reserves to delinquent
  receivables(5)..................................................                                           103%           107%
PROFITABILITY RATIOS (MANAGED)(1):
Net interest margin(6)............................................        6.0%       6.2%       7.4%        13.7%          13.8%
Return on average assets..........................................       77.1%      24.3%      31.1%         2.1%           1.9%
Return on average equity..........................................       99.5%      32.3%      41.0%        15.2%          21.6%
Ratio of other operating expenses to average loans................                                          24.9%           9.9%
Operating efficiency ratio(7).....................................       31.8%      41.0%      50.8%        28.4%          26.6%
EXTENDED SERVICE PLAN DATA:
Net extended service plan revenues(8).............................  $   5,906  $   7,935  $  12,244  $    17,779  $      20,420
Warrantable product unit penetration rates(9).....................       13.3%      12.9%      15.3%        20.4%          24.4%
FEE-BASED PRODUCTS AND SERVICES DATA:
Fee-based product revenues........................................  $   1,726  $   2,118  $   1,994  $     6,662  $      29,853
CAPITALIZATION:
Total debt........................................................                                   $    63,482  $      54,163
Stockholders' equity..............................................  $   3,277  $   4,539  $   6,737       71,318        138,718
Ratio of stockholders' equity to managed assets...................       64.8%      68.6%      68.4%        11.4%           8.2%
Ratio of stockholders' equity plus reserves to managed assets.....       64.8%      68.6%      68.4%        15.0%          13.9%
CASH FLOW DATA:
Net cash provided by (used in) operating activities...............  $   3,286  $   1,380  $   3,412  $    (2,006) $      92,976
Net cash used in investing activities.............................        (14)    (1,384)    (3,454)     (87,756)      (133,702)
Net cash provided by (used in) financing activities...............     (3,202)                           124,482         38,065
Net (decrease) increase in cash and cash
  equivalents.....................................................         69         (4)       (42)      34,720         (2,661)
OTHER DATA:
Ratio of earnings to fixed charges(10)............................                            134.2x         6.9x          50.5x

                                                                         NINE MONTHS ENDED
                                                                           SEPTEMBER 30,
                                                                    ----------------------------
                                                                        1996           1997
                                                                    -------------  -------------

INCOME STATEMENT DATA (MANAGED)(1):
Net interest income...............................................  $      95,940  $     204,838
Provision for loan losses.........................................         85,814        210,919
Other operating income............................................         82,168        146,233
Other operating expense...........................................         68,398         94,633
Income before income taxes........................................         23,896         45,519
Net income........................................................         14,696         27,994
Earnings per share--fully diluted.................................  $        0.89  $        1.38
CREDIT CARD DATA (MANAGED)(1):
Total accounts....................................................          1,117          1,802
Period-end loans..................................................      1,276,687      2,683,877
Period-end assets.................................................      1,330,819      2,742,923
Average loans.....................................................        890,067      1,979,957
Average interest-earning assets...................................        909,414      2,025,808
Average assets....................................................        946,425      2,034,598
CREDIT QUALITY DATA (MANAGED)(1):
Net charge-off ratio(2)...........................................            5.6%           8.7%
Loan loss reserve.................................................         70,635        190,626
Loan loss reserve ratio(3)........................................            5.5%           7.1%
Delinquency ratio(4)..............................................            5.2%           6.4%
Ratio of loan loss reserves to delinquent
  receivables(5)..................................................            107%           112%
PROFITABILITY RATIOS (MANAGED)(1):
Net interest margin(6)............................................           14.1%          13.5%
Return on average assets..........................................            2.1%           1.8%
Return on average equity..........................................           25.0%          24.5%
Ratio of other operating expenses to average loans................            7.7%           4.8%
Operating efficiency ratio(7).....................................           26.7%          20.6%
EXTENDED SERVICE PLAN DATA:
Net extended service plan revenues(8).............................         13,789          3,249
Warrantable product unit penetration rates(9).....................           24.3%          26.8%
FEE-BASED PRODUCTS AND SERVICES DATA:
Fee-based product revenues........................................         20,549         39,082
CAPITALIZATION:
Total debt........................................................         53,385        153,000
Stockholders' equity..............................................         86,014        166,166
Ratio of stockholders' equity to managed assets...................            6.5%           6.1%
Ratio of stockholders' equity plus reserves to managed assets.....           11.8%          13.0%
CASH FLOW DATA:
Net cash provided by (used in) operating activities...............  $      70,400  $     124,751
Net cash used in investing activities.............................        (67,378)      (204,819)
Net cash provided by (used in) financing activities...............        (10,097)        97,451
Net (decrease) increase in cash and cash
  equivalents.....................................................         (7,075)        17,383
OTHER DATA:
Ratio of earnings to fixed charges(10)............................            8.5x           7.6x

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------------

(1) The Company reports its financial performance on an owned loan portfolio basis in accordance with generally accepted accounting principles. However, the Company manages its business and analyzes its financial performance on a managed loan portfolio basis whereby the income statement and balance sheet are adjusted to reverse the effects of securitization. The Company believes the presentation of its Selected Consolidated Financial Information on a managed basis is a more meaningful presentation of its financial performance.

(2) The net charge-off ratio represents actual principal amounts charged off, less recoveries, as a percentage of average loans, annualized for the nine month periods.

(3) The loan loss reserves ratio represents loan loss reserves at period-end as a percentage of period-end loans.

(4) The delinquency ratio represents credit card loans that were at least 30 days contractually past due at period-end as a percentage of period-end loans.

(5) The ratio of loan loss reserves to delinquent receivables represents loan loss reserves at period-end as a percentage of credit card loans that were at least 30 days contractually past due at period-end.

(6) The net interest margin represents net interest income divided by average interest earning assets and includes the Company's actual cost of funds plus all costs associated with asset securitizations, including the interest expense paid to the certificateholders and amortization of the discount and fees, annualized for the nine month periods.

(7) The operating efficiency ratio represents total operating expenses less credit card account and other product solicitation and marketing expenses as a percentage of net interest income and other operating income.

(8) Net extended service plan revenues include revenues from sales of extended service plans, net of a provision for service plan returns. The Company began performing administrative services and retained the claims risk for all extended service plans sold on or after January 1, 1997. As a result, extended service plan revenues are deferred and recognized over the life of the related extended service plan contracts. Prior to January 1, 1997, the Company contracted with a third-party underwriter and claims administrator to service and absorb the risk of loss for most claims and the revenues related to these contract sales were recognized immediately.

(9) Warrantable product unit penetration rates reflect the percentage of extended service plans sold to all Warrantable Products sold. Percentage for all years presented reflect the inclusion of jewelry and furniture products as Warrantable Products even though extended service plans for such products were not introduced until the middle of 1995.

(10) For the purposes of such computation, (i) earnings consist of earnings from continuing operations before income taxes, plus fixed charges, and (ii) fixed charges consist of interest and a portion of rental expense deemed representative of the interest factor. The ratio of earnings to fixed charges is calculated on an owned basis.

                       DESCRIPTION OF CREDIT ARRANGEMENTS

REVOLVING CREDIT FACILITY

    The Company borrows under the Revolving Credit Facility to fund on-balance sheet loans and for other general corporate purposes. The Chase Manhattan Bank ("Chase") acts as the Administrative Agent and Issuing Bank under the Revolving Credit Facility. The Company may borrow up to $300 million on a revolving basis under the Revolving Credit Facility, provided that the Company may borrow amounts in excess of $200 million ("Excess Amounts") under the Revolving Credit Facility only to the extent that the Company has unutilized commitments allocable to the Metris Master Trust under a liquidity facility of the Fingerhut Owner Trust (the "Fingerhut Liquidity Agreement") (or any replacement facility) or cash in connection with a pre-funded asset-backed term security equal to such Excess Amounts. At September 30, 1997, the Company had outstanding borrowings of $153 million under the Revolving Credit Facility. Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to (at the Company's option): (i) an adjusted London inter-bank offered rate ("Adjusted LIBOR") plus
 .17% to .50% per annum based on the credit rating of FCI's senior unsecured long-term debt or (ii) an alternate base rate (equal to the highest of Chase's prime rate, a certificate of deposit rate plus 1% and the Federal Funds effective rate plus 1/2 of 1%. The weighted average interest rate on the Revolving Credit Facility borrowings at September 30, 1997 was 7.9%. The Revolving Credit Facility is guaranteed by FCI and is secured by the pledge of the stock of certain subsidiaries of the Company and certain accounts receivable and interests held therein by the Company. The Revolving Credit Facility contains certain financial covenants standard for revolving credit facilities of this type, including minimum net worth, minimum equity to managed assets ratio, maximum leverage and a limitation on indebtedness. The Revolving Credit Facility also contains customary events of default. In addition, the FCI guarantee includes certain covenants including interest coverage, leverage and minimum net worth for FCI. The Revolving Credit Facility expires in September 2001, but may be terminated earlier in the event that FCI owns less than 51% of the Common Stock of Metris. See "Risk Factors--Need to Refinance the Revolving Credit Facility."

SECURITIZATIONS

    A significant source of funding for the Company has been the securitization of credit card loans. At September 30, 1997, the Company had received cumulative net proceeds of approximately $2.3 billion from sales of credit card loans, of which $14.7 million was deposited in an investor reserve account held by the trustee of the Metris Master Trust for the benefit of the Trust's certificateholders. Cash generated from these transactions was used to reduce short-term borrowings and to fund credit card loan growth.

    The Metris Master Trust was formed pursuant to a pooling and servicing agreement between Metris Receivables, Inc., as transferor (the "Transferor"), Direct Merchants Bank, as servicer, and a bank trustee. The Metris Master Trust currently has three series of certificates outstanding: Series 1995-1 variable funding certificates with a maximum principal amount of $1,025.2 million (of which maximum amount $800 million is allocable to the Metris Master Trust under the Fingerhut Liquidity Agreement), Series 1996-1 with a principal amount of $655.5 million and Series 1997-1 with a principal amount of $794.8 million. In connection with the Spin Off, the Company is considering establishing its own asset-backed commercial paper program similar to the Fingerhut Owner Trust.

    Subject to limitations on the number of new accounts that may be added in any year without rating agency approval, all loans in substantially all Direct Merchants Bank credit card accounts are transferred to the Metris Master Trust. The loans transferred to the Metris Master Trust, except for loans in accounts from acquired portfolios which may be financed through a third party conduit, include those outstanding in the selected accounts at the time certificates representing participation interests in the trust are sold, and those arising under the accounts from time to time. The Company also transfers to the Metris Master Trust for the benefit of the certificateholders the cash collected in payment of loans, interest and fees. The credit quality of the loans is supported by a credit enhancement, generally in the form of a subordinated interest in the trust or a cash collateral account. The Company may be required to designate additional accounts to the extent they are available and transfer present and future loans relating to such additional accounts to the trust if the amount of the loans in the trust declines below a minimum dollar amount. All additional accounts transferred to the trust must meet the same eligibility standards imposed on the existing accounts. All proceeds of the loans and the annual fees, cash advance fees, late fees and similar fees received or to be received for each account are similarly transferred to the trust. Interchange fees have not been transferred to the trust in the Company's existing transactions.

    Certificates representing beneficial ownership interests in the assets of the Metris Master Trust are sold to investors. The Transferor receives the proceeds of the sale and uses the proceeds to purchase more loans from the Company. The amount of loans transferred to the trust for the benefit of the certificateholders always exceeds the initial principal amount of the certificates sold to investors. Consequently, the Company retains an interest in the trust in an amount equal to the amount of the retained subordinated certificates of each series held by the Transferor plus the amount equal to the loans in excess of the principal balance of the certificates. The Company's interest in the trust varies as the credit card account holders make principal payments and incur new charges on the designated accounts.

    Direct Merchants Bank acts as servicer and receives servicing fees generally equal to 2% per annum of the certificates sold to investors and collateralized by the securitized loans. As servicer, Direct Merchants Bank continues to provide customer service and all other services typically performed for its customers. Accordingly, its relationship with its credit card customers is not affected by the securitization.

    During the revolving period relating to a series of certificates, the certificateholders are entitled to receive periodic interest payments at a fixed rate, a floating rate or a variable rate. The interest rate on the existing fixed rate certificate is substantially below the yield on the pool of loans. The existing floating rate certificates are based on a LIBOR calculation and the existing variable rate certificates are based on a commercial paper cost of funds rate. Certificates may contain built-in interest rate caps, although the Metris Master Trust has issued only uncapped certificates to date. The Company has purchased interest rate caps for certain certificates. Since all of the Company's credit card accounts currently have variable rates of interest, the floating rate issuance also has a rate substantially below the yield on the pool of loans. Cardholder payments in excess of the amount needed to pay the rate of interest are used to pay the servicing fee, to absorb the investors' share of credit losses and to pay other master trust expenses, and, finally, paid to the Transferor.

    After the end of the revolving period relating to a series of certificates, the amortization period for that series commences. Certificateholders are entitled to receive principal payments either through monthly payments during an amortization period or in one lump sum after an accumulation period. Amortization may begin sooner in certain circumstances, including if the annualized portfolio yield (consisting, generally, of interest, annual fees and other credit card fees) net of credit losses for a three-month period drops below the sum of the certificate rate payable to investors and loan servicing fees during the period or if certain other events occur.

    Prior to the commencement of the amortization period relating to a series of certificates, all principal payments received on the trust receivables are reinvested in new loans of the selected accounts for the benefit of the trust. During an amortization period, the investors' share of principal payments are paid to the certificateholders until they are paid in full. Acceleration of the amortization period would accelerate the Company's funding requirement with respect to the underlying loans. The trust will continue in existence until the earliest of the date on which all certificateholders of all series are repaid the principal amounts of their certificates, at which time all remaining loans and funds held in the trust are reassigned to the Transferor, the occurrence of an insolvency event (as defined therein), and May 26, 2095.

    In addition, the Company finances the acquisition of credit card portfolios by selling undivided ownership interests in these receivables to third party conduits.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    In connection with the sale of the Old Notes, the Company and the Guarantor entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company and the Guarantor agreed to file and to cause to become effective with the Commission a registration statement with respect to the exchange of the Old Notes for debt securities with terms identical in all material respects to the terms of the Old Notes. A copy of the Registration Rights Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part.

    The Exchange Offer is being made to satisfy the contractual obligations of the Company and the Guarantor under the Registration Rights Agreement. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that: (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes and will not be entitled to registration and other rights under the Registration Rights Agreement, and (ii) the New Notes will not provide for any liquidated damages thereon. In that regard, the Old Notes provide, among other things, that, if the Exchange Offer is not consummated by April 5, 1997, the Company will be obligated to pay liquidated damages to each holder of the Old Notes in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes held by such holder commencing on April 6, 1997, until the Exchange Offer is consummated. Upon consummation of the Exchange Offer, holders of Old Notes will not be entitled to any liquidated damages thereon or any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of the Old Notes."

    Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or the Guarantor or, if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent possible, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making or other trading activities. The Company has agreed that for a period ending 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    Unless the context requires otherwise, the term "holder" with respect to the Exchange Offer means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by The Depository Trust Company who desires to deliver such Old Notes by book-entry transfer at The Depository Trust Company.

TERMS OF THE EXCHANGE

    The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $100,000,000 aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date (as defined below) and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $100,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. Holders may tender their Old Notes in whole or in part in a principal amount of $1,000 and integral multiples thereof, provided that if any Old Note is tendered for exchange in part, the untendered principal amount thereof must be $1,000 or any integral multiple of $1,000 in excess thereof.

    The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered. As of the date of this Prospectus $100,000,000 aggregate principal amount of the Old Notes is outstanding.

    Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement, except under limited circumstances. See "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of Old Notes."

    If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof promptly after the Expiration Date.

    Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

    NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" means 5:00 p.m., New York City time, on March 9, 1998 unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

    The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "--Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Old Notes to withdraw their tendered Old Notes as described under "--Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

    Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

    Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

    In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at The Depositary Trust Company ("DTC"), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

    The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

    Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering holders. Such exchange will be made promptly after the Expiration Date. If for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

    Pursuant to the Letter of Transmittal, a holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

    VALID TENDER. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the Exchange Agent at its address set forth under "--Exchange Agent," and either (i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with.

    If less than all of the Old Notes are tendered, a tendering holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

    THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

    BOOK ENTRY TRANSFER. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

    DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT

    SIGNATURE GUARANTEES. Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

    GUARANTEED DELIVERY. If a holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

    (i)  such tenders are made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to Expiration Date; and

    (iii) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

    Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

    The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

    DETERMINATION OF VALIDITY. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular holder whether or not similar conditions or irregularities are waived in the case of other holders.

    The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

    If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

    A beneficial owner of Old Notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the Exchange Offer.

    REQUIRED REPRESENTATIONS AND ACKNOWLEDGMENTS. By tendering, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Notes to be acquired pursuant to the Exchange Offer, such holder or any such other person (i) may not rely on the applicable interpretation of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

RESALES OF NEW NOTES

    The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any holder of Old Notes who is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

    Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or the Guarantor, or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent possible
(ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
Act) of such New Notes, and (iv) if such holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes.

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer for its own account as a result of market-making or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

    Each broker-dealer who participates in the Exchange Offer and who acquired the Old Notes for its own account as a result of market-making or other trading activities (a "Participating Broker-Dealer") may indicate on the Letter of Transmittal that they wish to receive 10 additional copies of this Prospectus (and any amendment or supplement thereto). Each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 90-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

    Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

    In order for a withdrawal to be effective a written, telegraphic, telex or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Old Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Old Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."

    All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to the holder thereof promptly after withdrawal.

INTEREST ON THE NEW NOTES

    Each New Note will bear interest at the rate of 10% per annum from the most recent date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from November 7, 1997 (the date of original issuance of such Old Notes). Interest on the New Notes will be payable semiannually on May 1 and November 1 of each year, commencing on the first such date following the original issuance date of the New Notes.

    Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after November 7, 1997.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

    (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

    (ii) the Exchange Offer will violate any applicable law or any applicable interpretation of the staff of the Commission.

    The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

    In addition, the Company will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order is threatened by the Commission or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

    The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange.

EXCHANGE AGENT

    The First National Bank of Chicago, has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

                   The First National Bank of Chicago
                  c/o First Chicago Trust Company of New York
                  14 Wall Street
                  8th Floor, Window 2
                  New York, N.Y. 10005
                  Attention: Corporate Trust Administrator
                  Telephone: (212) 240-8801
                  Facsimile: (212) 240-8938 (Eligible Institutions only)

    Delivery to other than the above address or facsimile number will not constitute a valid delivery.

FEES AND EXPENSES

    The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

    The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

    The Old Notes were issued and the New Notes are to be issued under the Indenture dated as of November 7, 1997 ("the Indenture") between the Company, the Guarantor and The First National Bank of Chicago, as Trustee ("the Trustee"). The summaries of certain provisions of the Indenture, the Old Notes and the New Notes set forth below and under "Description of the Old Notes" do not purport to be complete and are subject to and are qualified in their entirety by reference to all of the provisions of the Indenture and the forms of the certificates evidencing the Old Notes and the New Notes, which documents have been filed or incorporated by reference as exhibits to the Registration Statement and are incorporated herein by reference. See "Available Information." Certain capitalized terms used herein are defined in the Indenture. As used in this "Description of the New Notes," all references to the "Company" shall mean Metris Companies Inc., excluding, unless the context shall otherwise require, its subsidiaries.

    The Indenture does not limit the aggregate principal amount of debt securities which may be issued thereunder.

    The Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, holders of the Old Notes who do not exchange their Old Notes for New Notes will vote together with the holders of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders thereunder (including acceleration following an Event of Default) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding debt securities of the relevant series. In determining whether holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes which remain outstanding after the Exchange Offer will be aggregated with the New Notes and the holders of such Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

    The New Notes and the Old Notes are sometimes referred to as, collectively, the "Notes" and, individually, a "Note."

    The New Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. The Company has appointed the Trustee to serve as registrar and paying agent under the Indenture at its offices in the Borough of Manhattan, City of New York. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.

RANKING

    The Old Notes are and the New Notes will be senior unsecured obligations of the Company, and will rank PARI PASSU in right of payment with all existing and future senior Indebtedness of the Company and senior in right of payment to all existing and future subordinated Indebtedness of the Company. The obligations of the Guarantors under the Subsidiary Guarantees will be senior unsecured obligations of the respective Guarantors. The Old Notes are and the New Notes will be effectively subordinated to all existing and future secured Indebtedness of the Company and to all obligations of any Subsidiaries of the Company which are not Guarantors, and each Guarantor's obligations under its Subsidiary Guarantee will be effectively subordinated to all existing and future secured Indebtedness of such Guarantor.

The Company and certain of its Subsidiaries are parties to the Revolving Credit Facility and all borrowings under the Revolving Credit Facility are secured by a first priority Lien on certain assets of the Company and certain of its Subsidiaries. As of September 30, 1997, after giving PRO FORMA effect to the issuance of the Old Notes and the application of the net proceeds therefrom, the aggregate principal amount of the Company's outstanding Indebtedness would have been approximately $153 million (excluding unused commitments of $247 million under the Revolving Credit Facility). The Indenture permits additional borrowings by the Company and its Subsidiaries in the future, subject to certain limitations, including without limitation, under the Revolving Credit Facility and other Credit Facilities. See "--Certain Covenants--Limitation on Indebtedness and Risk Factors--Holding Company Structure; Effective Subordination of Notes"

MATURITY, INTEREST AND PRINCIPAL OF THE NEW NOTES

    The New Notes will be limited to $100.0 million aggregate principal amount and will mature on November 1, 2004. Cash interest on the New Notes will accrue at a rate of 10% per annum and will be payable semi-annually in arrears on each May 1 and November 1, commencing May 1, 1998, to the holders of record of such New Notes at the close of business on each April 15 and October 15, respectively, immediately preceding such interest payment date. Cash interest will accrue from the most recent interest payment date to which interest has been paid or duly provided for on the Old Note surrendered in exchange for the New Note or, if no interest has been paid or duly provided for on such Old Note from May 1, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

OPTIONAL REDEMPTION

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 2001, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on November 1 of the years indicated below:

                                                                                   REDEMPTION
YEAR                                                                                  PRICE
--------------------------------------------------------------------------------  -------------
2001............................................................................      107.50%
2002............................................................................      105.00%
2003............................................................................      102.50%

SELECTION AND NOTICE OF REDEMPTION

    In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national securities exchange, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED, HOWEVER, that no Notes of a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

SUBSIDIARY GUARANTEES

    The Company's payment obligations under the Notes will be jointly and severally guaranteed on a senior unsecured basis (the "Subsidiary Guarantees") by the Guarantors. As of the Issue Date, Metris Direct, Inc. will be the only Guarantor. See "--Certain Covenants--Additional Subsidiary Guarantees." The obligations of each Guarantor under its Subsidiary Guarantee is limited so as not to constitute a fraudulent conveyance under applicable law.

    Under federal or state fraudulent conveyance statutes or other legal principles, the Subsidiary Guarantees might be subordinated to existing or future indebtedness of the Guarantors, or voided or found not be enforceable in accordance with their terms. If a court in a lawsuit on behalf of an unpaid creditor of a Guarantor or a representative of creditors, such as a trustee in bankruptcy, were to find that the Guarantor issued its Subsidiary Guarantee with actual intent to hinder, delay or defraud creditors, or received less that a reasonably equivalent value of fair consideration for such Subsidiary Guarantee and at the time of such incurrence or issuance (a) was insolvent, (b) was rendered insolvent by reason of such incurrence or issuance, (c) was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business or (d) intended to incur, or believed that it would incur, debts (including contingent obligations) beyond its ability pay such debts as they matured, such court might permit such Subsidiary Guarantee, and prior payments thereon, to be voided by such creditor or representative and permit such prior payments to be recovered from the holders of the Notes.

    The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, however, a Guarantor would be considered insolvent if, at the time it issued its Subsidiary Guarantee either the fair market value (or fair saleable value) of its assets was less than the amount required to pay its total debts and liabilities (including contingent liabilities) as they become absolute and matured or it had incurred debts (including contingent obligations) beyond its ability to repay such debts as they mature. Among other things, a legal challenge to a Subsidiary Guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the Guarantor as a result of the issuance by the Company of the Notes. To the extent a Subsidiary Guarantee or a Guarantor was voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the Notes would cease to have any claim in respect of such Subsidiary Guarantee and would be solely creditors of the Company and any other Guarantors, and may be required to return all amounts received pursuant to such Guarantor's Subsidiary Guarantee. In such event, the claims of the holders of the Notes would be subject to the prior payment of all liabilities of the Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes.

    The Company believes, and each Guarantor believes, that the Subsidiary Guarantees are being incurred for proper purposes and in good faith, that the Guarantors received fair consideration for the issuance of the Subsidiary Guarantees, that each Guarantor is and will be solvent under the foregoing standards and that it had, has and will have sufficient capital for carrying on its business and was, is and will be able to pay its debts as they mature. There can be no assurance, however, that a court would reach the same conclusion.

    The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless, subject to the provisions of the following paragraph, (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under its Subsidiary Guarantee pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists;
(iii) such

Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction; and (iv) immediately after giving effect to such transaction, the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Certain Covenants--Limitation on Indebtedness". Notwithstanding the foregoing, any Wholly-Owned Restricted Subsidiary of the Company may consolidate with or merge into any Guarantor; PROVIDED that the Guarantor is the surviving corporation, and any Guarantor may consolidate with or merge into the Company.

    The Indenture provides that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will automatically be released and relieved of its obligations under its Subsidiary Guarantee; PROVIDED that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Certain Covenants--Limitation on Asset Sales."

CHANGE OF CONTROL

    Following the occurrence of a Change of Control (the date of such occurrence being the "Change of Control Date"), the Company shall notify the Holders of the Notes of such occurrence in the manner prescribed by the Indenture and shall, within 30 days after the Change of Control Date, make an Offer to Purchase all Notes then outstanding at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    If a Change of Control occurs which also constitutes an event of default under the Revolving Credit Facility, the lenders under the Revolving Credit Facility would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the Revolving Credit Facility. Accordingly, any claims of such lenders with respect to the assets of the Company will be prior to any claim of the Holders of the Notes with respect to such assets to the extent of the security interest therein.

    If an Offer to Purchase is made, there can be no assurance that the Company will have available funds sufficient to pay for all of the Notes that might be tendered by Holders of Notes seeking to accept the Offer to Purchase. If the Company fails to repurchase all of the Notes tendered for purchase, such failure will constitute an Event of Default under the Indenture. See "--Events of Default--and Remedies."

    If the Company makes an Offer to Purchase, the Company will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed an Event of Default or an event that, with the passing of time or giving of notice, or both, would constitute an Event of Default.

    Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

CERTAIN COVENANTS

    LIMITATION ON RESTRICTED PAYMENTS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

         (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than (A) dividends, payments or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Company and (B) dividends, payments or distributions payable solely to the Company or its Wholly-Owned Restricted Subsidiaries);

        (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly-Owned Restricted Subsidiary of the Company); or

        (iii) make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iii) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

        (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

        (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Limitation on Indebtedness;" and

        (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of
    (i) 25% of the aggregate cumulative Consolidated Net Income of the Company for the period (taken as one accounting period) from and after October 1, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of
    (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment.

    The foregoing provisions do not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than

Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph;
(iii) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a PRO RATA basis; (iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management in connection with compensation or severance arrangements; PROVIDED that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (v) payments of withholding taxes due or payments of exercise prices in connection with exercises of options for common stock of the Company by any employee or former employee of the Company (or any Affiliate of the Company) by the tender of common stock owned by such employee or the withholding of shares of common stock of the Company in connection with such option exercise as consideration therefor in connection with compensation arrangements; (vi) any purchase, redemption or other acquisition or retirement for a nominal amount of Equity Interests issued pursuant to any shareholder rights plan of the Company, as the same may be adopted or amended from time to time; (vii) payment of cash in lieu of fractional shares of common stock that otherwise would be issuable; and (viii) if no Default or Event of Default shall have occurred and be continuing, the payment of dividends on the Common Stock not in excess of $0.02 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) per fiscal quarter.

    The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (y) the net book value of such Investments at the time of such designation or (z) the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

    The amount of all non-cash Restricted Payments shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than 50 days after the end of any fiscal quarter (100 days in the case of the last fiscal quarter of the fiscal year) during which any Restricted Payment is made, the Company shall deliver to the Trustee an Officers' Certificate stating that all Restricted Payments made during such fiscal quarter were permitted and setting forth the basis upon which the calculations required by this covenant were computed, together with a copy of any opinion or appraisal required by the Indenture.

    LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "INCUR") any Indebtedness (including Acquired Debt), and the Company and the Guarantors will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries (that are not Guarantors) to issue any shares of preferred stock; PROVIDED, HOWEVER, that the Company and the Guarantors may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or the Company's

Restricted Subsidiaries (that are not Guarantors) may issue shares of preferred stock if the Consolidated Leverage Ratio of the Company, calculated on a pro forma basis after giving effect to the incurrence of the additional Indebtedness to be incurred or the Disqualified Stock or preferred stock to be issued and the application of the proceeds therefrom, would have been less than 2.0 to 1.

    Notwithstanding the preceding paragraph, the Company and its Restricted Subsidiaries may incur the following Indebtedness (collectively, "PERMITTED DEBT"):

         (i) Indebtedness of the Company under the Credit Agreement and Guarantees thereof by the Guarantors in an aggregate amount not to exceed $300.0 million at any time outstanding;

        (ii) the Indebtedness of the Company and its Restricted Subsidiaries existing on the Issue Date;

        (iii) Indebtedness of any Restricted Subsidiary of the Company represented by a Subsidiary Guarantee;

        (iv) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, defease, renew or replace any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred or that was outstanding on the Issue Date;

        (v) intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; PROVIDED, HOWEVER, that (i) if the Company or any Guarantor is the obligor on such Indebtedness to a Restricted Subsidiary of the Company that is not a Wholly-Owned Restricted Subsidiary of the Company, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes or the Subsidiary Guarantee, as the case may be, and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (v);

        (vi) the issuance by a Restricted Subsidiary of the Company of preferred stock to the Company or to any of the Guarantors; PROVIDED, HOWEVER, that any subsequent event or issuance or transfer of any Capital Stock that results in the owner of such preferred stock, in the case of a Guarantor, ceasing to be a Restricted Subsidiary of the Company or any subsequent transfer of such preferred stock to a Person other than the Company or any of the Guarantors, shall be deemed to be an issuance of preferred stock by such Restricted Subsidiary that was not permitted by this clause (vi);

       (vii) Hedging Obligations that are incurred in the ordinary course of business;

       (viii) Capital Lease Obligations and/or Purchase Money Indebtedness of the Company or a Restricted Subsidiary of the Company incurred in the ordinary course of business not to exceed $30.0 million at any time outstanding;

        (ix) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; and

        (x) additional Indebtedness of the Company and the Guarantors in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (x), not to exceed $10.0 million at any time outstanding.

    Notwithstanding anything in the Indenture to the contrary, consummation of a Securitization shall not be deemed to be the incurrence of Indebtedness or the issuance of Disqualified Stock or preferred stock by the Company or a Restricted Subsidiary of the Company.

    The Indenture also provides that the Company will not, and will not permit any Restricted Subsidiary of the Company to, incur any Indebtedness that is contractually subordinated to any Indebtedness of the Company or any such Restricted Subsidiary unless such Indebtedness is also contractually subordinated to the Notes, or the Subsidiary Guarantee of such Restricted Subsidiary (as applicable), on substantially identical terms; PROVIDED, HOWEVER, that no Indebtedness shall be deemed to be contractually subordinated to any other Indebtedness solely by virtue of being unsecured or not guaranteed by any Restricted Subsidiary of the Company.

    For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof.

    LIMITATION ON LIENS. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes and, in the case of a Guarantor, its Subsidiary Guarantee are secured on an equal and ratable basis (or on a senior basis in the case of subordinated Indebtedness) with the obligations so secured until such time as such obligations are no longer secured by a Lien.

    LIMITATION ON ASSET SALES. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Asset Sale, unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of and (ii) at least 85% of such consideration consists of (A) cash or Cash Equivalents, (B) properties and assets to be used in the business of the Company and its Restricted Subsidiaries and/or (C) Equity Interests in any Person which thereby becomes a Wholly-Owned Restricted Subsidiary of the Company. The amount of any
(i) Indebtedness (other than any subordinated Indebtedness) of the Company or any Restricted Subsidiary of the Company that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries of the Company are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or any of its Restricted Subsidiaries and (ii) notes or other similar obligations received by the Company or any of its Restricted Subsidiaries from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within thirty days of the related Asset Sale) by the Company or any of its Restricted Subsidiaries into cash shall be deemed to be cash, in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange, for purposes of determining the percentage of cash consideration received by the Company or any of its Restricted Subsidiaries.

    The Company or such Restricted Subsidiary, as the case may be, may (i) apply the Net Cash Proceeds of any Asset Sale within 365 days of receipt thereof to repay Specified Senior Indebtedness of the Company or such Restricted Subsidiary and permanently reduce any related commitment, or (ii) commit in writing to, or, acquire, construct or improve properties and assets to be used in the business of the Company and its Restricted Subsidiaries and so apply such Net Cash Proceeds within 365 days after the receipt thereof.

    To the extent all or part of the Net Cash Proceeds of any Asset Sale are not applied within 365 days of such Asset Sale as described in clause (i) or (ii) of the immediately preceding paragraph (such Net

Cash Proceeds, the "Unutilized Net Cash Proceeds"), the Company shall, within 20 days after such 365th day, make an Offer to Purchase all outstanding Notes up to a maximum principal amount (expressed as a multiple of $1,000) of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the Purchase Date; PROVIDED, HOWEVER, that the Offer to Purchase may be deferred until there are aggregate Unutilized Net Cash Proceeds equal to or in excess of $10.0 million, at which time the entire amount of such Unutilized Net Cash Proceeds, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph.

    With respect to any Offer to Purchase effected pursuant to this covenant, among the Notes, to the extent the aggregate principal amount of Notes tendered pursuant to such Offer to Purchase exceeds the Unutilized Net Cash Proceeds to be applied to the repurchase thereof, such Notes shall be purchased PRO RATA based on the aggregate principal amount of such Notes tendered by each Holder. To the extent the Unutilized Net Cash Proceeds exceed the aggregate amount of Notes tendered by the Holders of the Notes pursuant to such Offer to Purchase, the Company may retain and utilize any portion of the Unutilized Net Cash Proceeds not applied to repurchase the Notes for any purpose consistent with the other terms of the Indenture.

    In the event that the Company makes an Offer to Purchase the Notes, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any violation of the provisions of the Indenture relating to such Offer to Purchase occurring as a result of such compliance shall not be deemed a Default or an Event of Default.

    Each Holder shall be entitled to tender all or any portion of the Notes owned by such Holder pursuant to the Offer to Purchase, subject to the requirement that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount and subject to any proration among tendering Holders as described above.

    LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) the Indenture,
(b) applicable law, (c) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, PROVIDED that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (d) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (e) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (f) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (g) the provisions of any Securitization that are exclusively applicable to any Securitization Entity, or
(h) in the case of clause (iii) above, restrictions contained in security agreements securing Indebtedness of Guarantors relating to the properties or assets of Guarantors subject to the Liens created thereby, PROVIDED that such Liens were otherwise permitted to be incurred under the Indenture.

    MERGER, CONSOLIDATION OR SALE OF ASSETS. The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless
(i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after such transaction, no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) would, at the time of such transaction and after giving pro forma effect thereto, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Limitation on Indebtedness." Notwithstanding the foregoing, any Wholly-Owned Restricted Subsidiary of the Company may consolidate with or merge into the Company; PROVIDED that the Company is the surviving corporation. Notwithstanding anything in the Indenture to the contrary, consummation of one or more Securitizations shall not constitute the sale of all or substantially all of the properties or assets of the Company.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; PROVIDED that with respect to any contracts or agreements, such dollar amounts shall be with respect to annual consideration under such contracts or agreements. The foregoing provisions shall not apply to (i) any agreement in effect on the Issue Date and any amendments thereto; PROVIDED that any such amendment shall be no more disadvantageous to the Holders in any material respect than the original agreement, (ii) any compensation arrangements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (iii) transactions between or among the Company and/or its Restricted Subsidiaries, (iv) any transaction in connection with a Securitization and (v) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Limitation on Restricted Payments."

    ADDITIONAL SUBSIDIARY GUARANTEES. The Company will cause each Restricted Subsidiary which Guarantees any Indebtedness of the Company to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Restricted Subsidiary will Guarantee the Company's payment obligations under the Notes on a senior unsecured basis, jointly and severally, with any other Guarantors; PROVIDED, that the foregoing shall not apply to Subsidiaries that (i) have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture for so long as they continue to constitute Unrestricted Subsidiaries or (ii) qualify as Securitization Entities for so long as they continue to constitute Securitization Entities.

    PAYMENTS FOR CONSENT. Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

    REPORTS. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separately from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

    LIMITATION ON INVESTMENT COMPANY STATUS. The Indenture provides that the Company and its Subsidiaries shall not take any action, or otherwise permit to exist any circumstance, that would require the Company to register as an "investment company" under the Investment Company Act of 1940, as amended.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes; (iii) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations in the covenants or other agreements described above under the captions "--Change of Control," "--Certain Covenants-- Limitation on Asset Sales," "--Limitation on Indebtedness," or "--Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;" (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of the other covenants or agreements in the Indenture; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in a judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

    If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

    The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and liquidated damages on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the

Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and liquidated damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Company and that no Holder is an insider of the Company, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

    A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

    The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the repurchase or redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Change of Control" or "--Certain Covenants--Limitation on Asset Sales"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,
(vii) waive a repurchase or redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Change of Control" or "--Certain Covenants--Limitation on Asset Sales") or (viii) make any change in the foregoing amendment and waiver provisions.

    Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign. The Company and its subsidiaries maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

    The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

    "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

    "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "ASSET SALE" means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than the Company or a Wholly-Owned Restricted Subsidiary of the Company, in one transaction or a series of related transactions, of (i) any Equity Interest of any Restricted Subsidiary of the Company; (ii) any material license, franchise or other authorization of the Company or any Restricted Subsidiary of the Company; (iii) any assets of the Company or any Restricted Subsidiary of the Company which constitute substantially all of an operating unit or line of business of the Company or any Restricted Subsidiary of the Company; or (iv) any other property or asset of the Company or any Restricted Subsidiary of the Company outside of the ordinary course of business (including the receipt of proceeds paid on account of the loss of or damage to any property or asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceedings). For the purposes of this definition, the term "Asset Sale" shall not include (a) any transaction consummated in compliance with "--Certain Covenants--Merger, Consolidation or Sale of Assets" above and the creation of any Lien not prohibited by "--Certain Covenants--Limitation on Liens" above; PROVIDED, HOWEVER, that any transaction consummated in compliance with "--Certain Covenants--Merger, Consolidation or Sale of Assets" above involving a sale, conveyance, assignment, transfer, lease or other disposal of less than all of the properties or assets of the Company shall be deemed to be an Asset Sale with respect to the properties or assets of the Company and the Restricted Subsidiaries of the Company that are not so sold, conveyed, assigned, transferred, leased or otherwise disposed of in such transaction; (b) sales of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or any Restricted Subsidiary of the Company, as the case may be; (c) any transaction consummated in compliance with "--Certain Covenants--Limitation on Restricted Payments" above; (d) a pledge, or transfer pursuant to a pledge of assets, which pledge is a Permitted Lien; and (e) sales of Receivables or interests in Receivables in connection with Securitizations or otherwise in the ordinary course of business. In addition, solely for purposes of "--Certain Covenants--Limitation on Asset Sales" above, any sale, conveyance, transfer, lease or other disposition of any property or asset, whether in one transaction or a series of related transactions, involving assets with a Fair Market Value not in excess of $1.0 million in any fiscal year shall be deemed not to be an Asset Sale.

    "BOARD OF DIRECTORS" means the Board of Directors or other governing body charged with the ultimate management of any Person, or any duly authorized committee thereof.

    "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

    "CAPITAL STOCK" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

    "CASH EQUIVALENTS" means: (a) U.S. dollars; (b) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
(b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper rated P-1, A-1 or the equivalent thereof by Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, respectively, and in each case maturing within six months after the date of acquisition; and (f) money market funds, the portfolios of which are limited to investments described in clauses (a) through (c) above.

    "CHANGE OF CONTROL" means the occurrence of any of the following events (whether or not approved by the Board of Directors of the Company): (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, is or becomes the "beneficial owner"or "beneficial owners" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Stock the Company; but only in the event that the Permitted Holders "beneficially own", directly or indirectly, in the aggregate a lesser percentage of the total voting power of the then outstanding Voting Stock of the Company than such other Person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) the Company consolidates with, or merges with or into, another Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) or the Company or its Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis) to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company), other than any such transaction where immediately after such transaction the Person or Persons that "beneficially owned" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), immediately prior to such transaction, directly or indirectly, the then outstanding Voting Stock of the Company "beneficially own" (as so determined), directly or indirectly, a majority of the total voting power of the then outstanding Voting Stock of the surviving or transferee Person; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; PROVIDED, HOWEVER, that the occurrence of any of the foregoing events in connection with the Spin Transaction shall not constitute a "Change of Control".

    "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person as of any date of determination, the sum, without duplication, of (i) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (iii) the aggregate liquidation value of all Disqualified Stock of such Person and all preferred stock of Restricted Subsidiaries of such Person (other than, in the case of the Company, preferred stock of a Restricted Subsidiary of the Company held by the Company or a Guarantor), in each case, determined on a consolidated basis in accordance with GAAP.

    "CONSOLIDATED LEVERAGE RATIO" means, with respect to any Person, as of any date of determination, the ratio of (i) the Consolidated Indebtedness of such Person as of such date excluding, however, all Hedging Obligations that constitute Permitted Debt to (ii) the Consolidated Net Worth of such Person as of such date.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly-Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

    "CONSOLIDATED NET WORTH" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Restricted Subsidiaries and in Persons that are not Restricted Subsidiaries, and (z) all unamortized debt discount and expense and unamortized deferred financing charges as of such date, all of the foregoing determined in accordance with GAAP.

    "CREDIT AGREEMENT" means the Revolving Credit Facility, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, in whole or in part (including, without limitation, increasing the amount of available borrowings thereunder (PROVIDED that such increase in borrowings is permitted by the "Limitation on Indebtedness" covenant above), or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder to the extent permitted by the Indenture), all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether in the form of a revolving credit facility or a term loan facility or any combination thereof.

    "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

    "DISQUALIFIED STOCK" means any Capital Stock that, either (A) by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or (B) is designated by the Company (in a resolution of the Board of Directors of the Company delivered to the Trustee) as Disqualified Stock.

    "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

    "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date and consistently applied.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "GUARANTORS" means each of (i) Metris Direct, Inc. and (ii) any other Restricted Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

    "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate or currency swap agreements, interest rate cap agreements and interest rate or currency collar agreements and related agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currencies and commodities in the ordinary course of business.

    "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien (except Liens on Receivables and other assets (including spread accounts relating to a Securitization) incurred in connection with a Securitization) on any asset of such Person (whether or not such indebtedness is assumed by such Person and the value thereof being the lesser of the amount of such indebtedness so secured and the fair market value of such asset that has a Lien placed upon it) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. Notwithstanding the foregoing, the term "Indebtedness" shall not include (i) obligations pursuant to representations, warranties, covenants and indemnities or payments to owners of beneficial interests in Receivables, in each case in connection with a Securitization, (ii) deposit liabilities of any Restricted Subsidiary of the Company, the deposits of which are insured by the Federal Deposit Insurance Corporation or any successor thereto or (iii) guarantees related to the fulfillment of the Company's obligations to bank card associations in the ordinary course of business. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

    "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the book value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments."

    "ISSUE DATE" means the date of original issuance of the Old Notes.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

    "NET CASH PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, a defeasance of a Securitization and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

    "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "OFFER TO PURCHASE" means a written offer (the "Offer") sent by or on behalf of the Company by first-class mail, postage prepaid, to each holder at his address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase, which shall be not less than 20 Business Days nor more than 60 days after the date of such Offer, and a settlement date (the "Purchase Date") for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall also contain information concerning the business of the Company and its Subsidiaries which the Company in good faith believes will enable such Holders to make an informed decision with respect to the Offer to Purchase (which at a minimum will include (i) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the Indenture (which requirements may be satisfied by delivery of such documents together with the Offer), (ii) a description of material developments in the Company's business subsequent to the date of the latest of such financial statements referred to in clause (i) (including a description of the events requiring the Company to make the Offer to Purchase), (iii) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring the Company to make the Offer to Purchase and (iv) any other information required by applicable law to be included therein). The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state: (1) the Section of the Indenture pursuant to which the Offer to Purchase is being made; (2) the Expiration Date and the Purchase Date; (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the Section of the Indenture requiring the Offer to Purchase) (the "Purchase Amount"); (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price"); (5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount; (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase; (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue; (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date; (9) that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing); (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the

Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender; (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a PRO RATA basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 principal amount or integral multiples thereof shall be purchased); and
(12) that in the case of any Holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

    An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

    "PERMITTED HOLDER" means FCI and any of its Affiliates.

    "PERMITTED INVESTMENTS" means (a) any Investment in the Company or in a Wholly-Owned Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents; (c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly-Owned Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly-Owned Restricted Subsidiary of the Company; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Certain Covenants--Limitation on Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) Investments by the Company or any of its Restricted Subsidiaries in the ordinary course of business in connection with or arising out of Securitizations; (g) Hedging Obligations of the Company and its Restricted Subsidiaries entered into in the ordinary course of business; and (h) other Investments by the Company or any of its Restricted Subsidiaries in any Person (other than an Affiliate of the Company that is not also a Restricted Subsidiary of the Company) that do not exceed $5.0 million in the aggregate at any one time outstanding (measured as of the date made and without giving effect to subsequent changes in value).

    "PERMITTED LIENS" means (i) Liens existing on the Issue Date; (ii) Liens to secure borrowings under the Credit Agreement, PROVIDED that such borrowings were permitted by the Indenture to be incurred; (iii) Liens on Receivables, related contract rights, collections on Receivables and the proceeds of all such property incurred in connection with Securitizations or permitted Guarantees thereof; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or such Restricted Subsidiary; (v) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company; PROVIDED that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens securing Purchase Money Indebtedness permitted to be incurred under the Indenture and incurred in the ordinary course of business; PROVIDED, HOWEVER, that any such Lien may not extend to any other property owned by the Company or any of its Restricted Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the latter of the acquisition or completion of construction of the property subject to the Lien; PROVIDED, FURTHER, that the amount of Indebtedness secured by such Liens do not exceed the fair market value of the property purchased or constructed with the proceeds of such Indebtedness;
(vii) Liens to secure any Permitted Refinancing Indebtedness incurred to refinance any Indebtedness secured by any Lien referred to in the foregoing clauses (i) through (vi); PROVIDED, HOWEVER, that such new Lien shall be limited to all or part of the same property that secured the original Lien and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (i) through (vi), as the case may be, at the time the original Lien became a Permitted Lien; (viii) Liens in favor of the Company or a Guarantor; (ix) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million in the aggregate at any one time outstanding; (x) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, lessor Liens on leased assets); (xi) Liens securing Capital Lease Obligations permitted to be incurred under the Indenture and incurred in the ordinary course of business; (xii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; PROVIDED that any reserve or other appropriate provision as shall be required in conformity with GAAP in existence at such time shall have been made therefor and
(xiii) certain Liens consisting of restrictions on the use of real property which do not materially interfere with the property's use.

    "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, redeem or refund other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); PROVIDED THAT: (i) the principal amount (or accreted value, if applicable) or liquidation value of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) or liquidation value, plus accrued interest or dividends on, the Indebtedness so extended, refinanced, renewed, replaced, defeased, redeemed or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as the case may be, later than the final maturity date or redemption date, as the case may be, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, redeemed or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness or Disqualified Stock is incurred or issued, as the case may be, either by the Company or by the Restricted Subsidiary who is the obligor or issuer, as the case may be, on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased, redeemed or refunded.

    "PERSON" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, or a governmental agency or political subdivision thereof.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

    "RECEIVABLES" means credit card, consumer or commercial loans that are purchased or originated in the ordinary course of business by the Company or any Subsidiary of the Company.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED SUBSIDIARY" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

    "REVOLVING CREDIT FACILITY" means the Revolving Credit and Letter of Credit Facility Agreement dated as of September 16, 1996 among the Company, the Lenders named therein, Nationsbank of North Carolina, N.A., as Co-Agent, Bank of America Illinois, as an Issuing Bank, First Bank National Association, as an Issuing Bank, Norwest Bank Minnesota, N.A., as an Issuing Bank, and The Chase Manhattan Bank, as Administrative Agent and an Issuing Bank, as amended.

    "SECURITIZATION" means any transaction or series of transactions that have been or may be entered into by the Company or any of its Subsidiaries in connection with or reasonably related to a transaction or series of transactions in which the Company or any of its Subsidiaries may sell, convey or otherwise transfer, directly or indirectly, to (i) a Securitization Entity or (ii) any other Person, or may grant a security interest in, any Receivables or any interests in such Receivables (whether such Receivables are then existing or arising in the future) and any assets related thereto including, without limitation, all security interests in any collateral relating thereto, the proceeds of such Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

    "SECURITIZATION ENTITY" means any Person (whether or not a Subsidiary of the Company) established and maintained exclusively for one or more of the following purposes: (i) purchasing or otherwise acquiring Receivables (together with any assets related to such Receivables, including, without limitation, all collateral securing such Receivables, all contracts and all Guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets which are customarily transferred in connection with asset securitization transactions involving Receivables) in connection with a Securitization, (ii) selling such Receivables (and related assets) to a special purpose owner trust or other Person in connection with a Securitization, (iii) issuing asset-backed securities, or beneficial interests in Receivables, (iv) serving as a corporate general partner (or managing member of a limited liability company) of another Securitization Entity, (v) investing in and holding Investments in Securitization Entities issuing securities backed by Receivables, or (vi) engaging in activities that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified above, PROVIDED, HOWEVER, that the obligations of such Securitization Entity are without recourse to the Company and any Restricted Subsidiary of the Company other than such Securitization Entity. For purposes of this definition, "without recourse" shall mean that the Indebtedness of such Securitization Entity and none of the other obligations (contingent or otherwise) of a Securitization Entity (i) is guaranteed by the Company or any other Restricted Subsidiary of the Company, (ii) obligates the Company or any other Restricted Subsidiary of the Company in any way other than pursuant to representations, warranties, covenants (including any covenant to deliver Receivables in a pre-funded Securitization) and indemnities entered into in connection with a Securitization, or (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company other than such Securitization Entity, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in connection with a Securitization. For purposes of the foregoing, a Permitted Investment in a Securitization Entity shall not be deemed recourse. As of the Issue Date, each of the Metris Master Trust, Metris Receivables, Inc., Metris Funding Co. and the Fingerhut Owner Trust and Securitization Entities formed in connection with any Securitization prior to the Issue Date shall be deemed to satisfy the requirements of this definition.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

    "SPECIFIED SENIOR INDEBTEDNESS" means (i) the Indebtedness of any Person, whether outstanding on the Issue Date or thereafter incurred and (ii) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post filing interest is allowed in such proceeding) in respect of (A) Indebtedness of such Person for money borrowed and
(B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of either clause (i) or (ii), in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes; PROVIDED, HOWEVER, that Specified Senior Indebtedness shall not include (1) any obligation of such Person to any Subsidiary of such Person, (2) any liability for Federal, state, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any obligations in respect of Capital Stock of such Person or
(5) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

    "SPIN TRANSACTION" means the proposed transaction announced by Fingerhut Companies, Inc. on October 9, 1997, as such transaction may be effected in the future.

    "STATED MATURITY" means with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

    "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

    "UNRESTRICTED SUBSIDIARY" means (i) any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary: (a) has not at the time of designation, and does not thereafter, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender thereof has recourse to any of the assets of the Company or any of its Restricted Subsidiaries; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Limitation on Indebtedness," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Consolidated Leverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Certain Covenants--Limitation on Indebtedness," and (ii) no Default or Event of Default would be in existence following such designation.

    "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

    "WHOLLY-OWNED RESTRICTED SUBSIDIARY" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

                          DESCRIPTION OF THE OLD NOTES

    The terms of the Old Notes are identical in all material respects to the New Notes, except that (i) the Old Notes have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer, except under limited circumstances); and (ii) the New Notes will not provide for any liquidated damages thereon. In that regard, the Old Notes provide that, in the event that the Exchange Offer is not consummated on or prior to April 5, 1998, or a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes is not declared effective within 120 days after the required filing date therefor (the "Effectiveness Date"), the Company will be obligated to pay liquidated damages to each holder of the Old Notes in an amount equal to $0.192 per week per $1,000 principal amount of the Old Notes held by such holder commencing on April 6, 1998 or the Effectiveness Date, as the case may be; provided, however, that if the Company reasonably requests holders of Old Notes to provide certain information called for by the Registration Rights Agreement for inclusion in any such Shelf Registration Statement, then Old Notes owned by holders who do not deliver such information to the Company as required pursuant to the Registration Rights Agreement will not be entitled to any such liquidated damages. Upon the consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, as the case may be, liquidated damages will cease to accrue. The New Notes are not entitled to any such liquidated damages. In addition, the Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. See "Description of the New Notes--General." Accordingly, holders of Old Notes should review the information set forth under "Risk Factors--Consequences of a Failure to Exchange Old Notes" and "Description of the New Notes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes certain United States federal income tax considerations to holders of the New Notes who are subject to U.S. net income tax with respect to the New Notes ( "U.S. persons") and who will hold the New Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to the New Notes or holders thereof. It does not discuss all aspects of federal income taxation that may be relevant to a particular investor in light of such investor's particular investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss New Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or situations in which the functional currency of the holders is not the U.S. dollar.

    Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

EXCHANGE OF NOTES

    The exchange of Old Notes for New Notes should not be a taxable event to holders for federal income tax purposes. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes and because the exchange will occur by operation of the terms of the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Accordingly, the New Notes should have the same issue price as the Old Notes, and a holder should have the same adjusted basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

INTEREST ON THE NEW NOTES

    A holder of a New Note will be required to report interest earned on the New Note as ordinary interest income for federal income tax purposes in accordance with the holder's method of tax accounting.

DISPOSITION OF NEW NOTES

    A holder's tax basis for a New Note generally will be the holder's purchase price for the Old Note. Upon the sale, exchange, redemption, retirement or other disposition of a New Note, a holder will recognize gain or loss equal to the difference (if any) between the amount realized and the holder's tax basis in the New Note. Such gain or loss will be short-term, mid-term or long-term capital gain or loss depending upon whether the New Note has been held for less than one year, more than one year or more than eighteen months (with certain exceptions to the characterization as capital gain if the New Note was acquired at a market discount).

BACKUP WITHHOLDING

    A holder of a New Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the New Note and proceeds from the sale, exchange, redemption or retirement of the New Note, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of a New Note who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS.

    A holder of a New Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

    Any amount paid as backup withholding will be creditable against the holder's federal income tax liability.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until June 7, 1998, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 90 days after the Expiration Date, the Company will send additional copies of this Prospectus and any amendment or Supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF NEW NOTES

    The validity of the New Notes being issued in the Exchange Offer will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and December 31, 1995 and for each of the years in the three-year period ended December 31, 1996 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Consolidated Balance Sheets as of September 30, 1997, and December 31, 1996 and 1995.......................         F-3

Consolidated Statements of Income for the Nine Months Ended September 30, 1997 and 1996, and the Years
 Ended December 31, 1996, 1995 and 1994....................................................................         F-4

Consolidated Statements of Changes in Stockholders' Equity for the Nine Months Ended September 30, 1997 and
 the Years Ended December 31, 1996, 1995 and 1994..........................................................         F-5

Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1997 and 1996, and the Years
 ended December 31, 1996, 1995 and 1994....................................................................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Metris Companies Inc.

    We have audited the accompanying consolidated balance sheet of Metris Companies Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metris Companies Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Minneapolis, Minnesota
January 23, 1997, except as to notes 6 and 16 which are as of January 5, 1998

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                    DECEMBER 31,    DECEMBER 31,
                                                                                        1996            1995
                                                                   SEPTEMBER 30,   --------------  --------------
                                                                        1997
                                                                   --------------
                                                                    (UNAUDITED)
ASSETS:
Cash and due from banks..........................................   $     11,095    $      8,902    $      4,185
Federal funds sold...............................................         38,286          19,001          29,144
Short-term investments...........................................             84           4,179           1,414
                                                                   --------------  --------------  --------------
  Cash and cash equivalents......................................         49,465          32,082          34,743
                                                                   --------------  --------------  --------------
Credit card loans:
  Loans held for securitization..................................         14,696          14,164          15,337
  Retained interests in loans securitized........................        344,821         201,165          79,727
    Less: Allowance for loan losses..............................         23,847          12,829           3,679
                                                                   --------------  --------------  --------------
  Net credit card loans..........................................        335,670         202,500          91,385
                                                                   --------------  --------------  --------------
Premises and equipment, net......................................         10,678           5,163           1,476
Accrued interest and fees receivable.............................          3,745           2,942           2,223
Other receivables due from credit card securitizations, net......                                         31,597
Prepaid expenses and deferred charges............................         15,426           4,826           4,517
Deferred income taxes............................................         62,797          31,528           4,306
Customer base intangible.........................................         39,831             888
Other assets.....................................................          8,053           6,687           4,181
                                                                   --------------  --------------  --------------
    TOTAL ASSETS.................................................   $    525,665    $    286,616    $    174,428
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------
LIABILITIES:
Interest-bearing deposit from affiliate..........................   $               $      1,000    $      1,000
Short-term borrowings............................................        153,000          54,163          63,482
Accounts payable.................................................         27,067          15,583          21,334
Other payables due to credit card securitizations, net...........        107,102          36,619
Current income taxes payable to FCI..............................          7,180           1,460           5,178
Deferred income..................................................         46,930          23,183          10,087
Accrued expenses and other liabilities...........................         18,220          15,890           2,029
                                                                   --------------  --------------  --------------
  TOTAL LIABILITIES..............................................        359,499         147,898         103,110
                                                                   --------------  --------------  --------------
STOCKHOLDERS' EQUITY:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized, none issued or outstanding
Common stock, par value $.01 per share; 100,000,000 shares
  authorized, 19,225,000 shares issued and outstanding...........            192             192
Paid-in/contributed capital......................................        107,059         107,220          60,028
Retained earnings................................................         58,915          31,306          11,290
                                                                   --------------  --------------  --------------
  TOTAL STOCKHOLDERS' EQUITY.....................................        166,166         138,718          71,318
                                                                   --------------  --------------  --------------
  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................   $    525,665    $    286,616    $    174,428
                                                                   --------------  --------------  --------------
                                                                   --------------  --------------  --------------

          See accompanying Notes to Consolidated Financial Statements

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,            YEAR ENDED DECEMBER 31,
                                                          ----------------------  ---------------------------------
                                                             1997        1996        1996        1995       1994
                                                          -----------  ---------  -----------  ---------  ---------
                                                               (UNAUDITED)
INTEREST INCOME:
Credit card loans.......................................  $    42,645  $  19,583  $    29,028  $   7,054  $
Federal funds sold......................................        1,270        644          867        487
Other...................................................          568        120          299         75        487
                                                          -----------  ---------  -----------  ---------  ---------
  Total interest income.................................       44,483     20,347       30,194      7,616        487
                                                          -----------  ---------  -----------  ---------  ---------
INTEREST EXPENSE:
Deposit.................................................            7         36           48         36
Short-term borrowings...................................        5,923      2,787        4,058      1,181
                                                          -----------  ---------  -----------  ---------  ---------
  Total interest expense................................        5,930      2,823        4,106      1,217
                                                          -----------  ---------  -----------  ---------  ---------
NET INTEREST INCOME                                            38,553     17,524       26,088      6,399        487
Provision for loan losses...............................       28,589     10,556       18,477      4,393
                                                          -----------  ---------  -----------  ---------  ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.....        9,964      6,968        7,611      2,006        487
                                                          -----------  ---------  -----------  ---------  ---------
OTHER OPERATING INCOME:
Net extended service plan revenues......................        3,249     13,789       20,420     17,779     12,244
Net securitization and credit card servicing income.....       59,533     33,726       49,921     16,003
Credit card fees, interchange and other credit card
  income................................................       28,324     17,262       26,028     10,639
Fee-based product revenues..............................       39,082     20,549       29,853      6,662      1,994
                                                          -----------  ---------  -----------  ---------  ---------
                                                              130,188     85,326      126,222     51,083     14,238
                                                          -----------  ---------  -----------  ---------  ---------
OTHER OPERATING EXPENSE:
Credit card account and other product solicitation and
  marketing expenses....................................       22,419     20,898       29,297     23,089      3,739
Employee compensation...................................       24,455     14,885       23,068      2,466        442
Data processing services and communications.............       12,893      8,632       12,757      3,090        109
Third-party servicing expense...........................        7,972      6,700        9,207      5,300        473
Warranty debt waiver underwriting and claims servicing
  expense...............................................        4,077      6,842       10,024      6,552      4,109
Credit card fraud losses................................        2,700      1,723        2,276        775
Other...................................................       20,117      8,718       14,658      4,368      2,350
                                                          -----------  ---------  -----------  ---------  ---------
                                                               94,633     68,398      101,287     45,640     11,222
                                                          -----------  ---------  -----------  ---------  ---------
INCOME BEFORE INCOME TAXES..............................       45,519     23,896       32,546      7,449      3,503
Income taxes............................................       17,525      9,200       12,530      2,868      1,305
                                                          -----------  ---------  -----------  ---------  ---------
NET INCOME..............................................  $    27,994  $  14,696  $    20,016  $   4,581      2,198
                                                          -----------  ---------  -----------  ---------  ---------
                                                          -----------  ---------  -----------  ---------  ---------
EARNINGS PER SHARE:
Primary.................................................  $      1.38  $     .89  $      1.17  $     .28  $     .14
Fully diluted...........................................  $      1.38  $     .89  $      1.16  $     .28  $     .14
Weighted average common and common equivalent
  shares--fully diluted.................................       20,323     16,514       17,242     16,439     16,270

          See accompanying Notes to Consolidated Financial Statements.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                             (DOLLARS IN THOUSANDS)

                                                                                                        TOTAL
                                                                             PAID-IN/               STOCKHOLDERS'/
                                                                COMMON     CONTRIBUTED   RETAINED      DIVISION
                                                                 STOCK       CAPITAL     EARNINGS       EQUITY
                                                              -----------  ------------  ---------  --------------
BALANCE, DECEMBER 31,1993...................................   $            $       28   $   4,511   $      4,539
  Net income................................................                                 2,198          2,198
                                                                   -----   ------------  ---------  --------------
BALANCE, DECEMBER 31, 1994..................................   $            $       28   $   6,709   $      6,737
  Net Income................................................                                 4,581          4,581
  Contributions from FCI....................................                    60,000                     60,000
                                                                   -----   ------------  ---------  --------------
BALANCE, DECEMBER 31, 1995..................................   $            $   60,028   $  11,290   $     71,318
  Net income................................................                                20,016         20,016
  Company reorganization....................................         160          (160)
  Issuance of Common Stock..................................          32        47,352                     47,384
                                                                   -----   ------------  ---------  --------------
BALANCE, DECEMBER 31, 1996..................................   $     192    $  107,220   $  31,306   $    138,718
  Net income (unaudited)....................................                                27,994         27,994
  Cash dividends--$.01 per share/other (unaudited)..........                      (161)       (385)          (546)
                                                                   -----   ------------  ---------  --------------
BALANCE, SEPTEMBER 30, 1997 (unaudited).....................   $     192    $  107,059   $  58,915   $    166,166
                                                                   -----   ------------  ---------  --------------
                                                                   -----   ------------  ---------  --------------

          See accompanying Notes to Consolidated Financial Statements.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                            NINE MONTHS ENDED                    YEAR ENDED
                                                              SEPTEMBER 30,                     DECEMBER 31,
                                                         ------------------------  ---------------------------------------
                                                             1997         1996          1996           1995        1994
                                                         ------------  ----------  --------------  ------------  ---------
                                                               (UNAUDITED)
OPERATING ACTIVITIES:
Net income.............................................  $     27,994  $   14,696  $       20,016  $      4,581  $   2,198
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Provision for loan losses............................        28,589      10,556          18,477         4,393
  Depreciation and amortization........................         8,572       5,260           7,329         2,808         26
  (Gain)/net amortization of gain on securitization of
    credit card loans..................................        (1,927)      2,803           6,194        (7,267)
  Changes in operating assets and liabilities:
    Accrued interest and fees receivable...............          (803)        523            (719)       (2,223)
    Prepaid expenses and deferred charges..............       (15,966)     (3,686)         (6,045)       (6,696)       176
    Deferred income taxes..............................       (31,269)    (14,886)        (27,222)       (4,108)       (27)
    Accounts payable and accrued expenses..............        13,813       1,615           8,110        20,374      1,198
    Other payables/receivables due to/from credit card
      securitizations, net.............................        71,928      53,967          61,542       (24,572)
    Current income taxes payable to FCI................         5,720      (2,887)         (3,718)        5,051        (86)
    Deferred income....................................        23,747       4,970          13,096        10,084        (69)
    Other..............................................        (5,647)     (2,531)         (4,084)       (4,431)        (4)
                                                         ------------  ----------  --------------  ------------  ---------
Net cash provided by (used in) operating activities....       124,751      70,400          92,976        (2,006)     3,412
                                                         ------------  ----------  --------------  ------------  ---------
INVESTING ACTIVITIES:
Proceeds from sales of loans...........................       923,750     674,055         952,055       448,555
Net loans originated or collected......................      (755,512)   (738,764)     (1,081,644)     (528,864)
Credit card portfolio acquisition......................      (366,587)                                  (15,469)
Net decrease (increase) in loans to FCI................                                                   9,375     (3,215)
Additions to premises and equipment....................        (6,470)     (2,669)         (4,113)       (1,353)      (239)
                                                         ------------  ----------  --------------  ------------  ---------
Net cash used in investing activities..................      (204,819)    (67,378)       (133,702)      (87,756)    (3,454)
                                                         ------------  ----------  --------------  ------------  ---------
FINANCING ACTIVITIES:
(Decrease) increase in interest-bearing deposit........        (1,000)                                    1,000
Net (decrease) increase in short-term borrowings.......        98,836     (10,097)         (9,319)       63,482
Net proceeds from issuance of common stock.............                                    47,384
Cash dividends paid....................................          (385)
Capital contributions from FCI.........................                                                  60,000
                                                         ------------  ----------  --------------  ------------  ---------
Net cash provided by (used in) financing activities....        97,451     (10,097)         38,065       124,482
                                                         ------------  ----------  --------------  ------------  ---------
Net increase (decrease) in cash and cash equivalents...        17,383      (7,075)         (2,661)       34,720        (42)
Cash and cash equivalents at beginning of period.......        32,082      34,743          34,743            23         65
                                                         ------------  ----------  --------------  ------------  ---------
Cash and cash equivalents at end of period.............  $     49,465  $   27,668  $       32,082  $     34,743  $      23
                                                         ------------  ----------  --------------  ------------  ---------
                                                         ------------  ----------  --------------  ------------  ---------

          See accompanying Notes to Consolidated Financial Statements.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Metris Companies Inc. ("MCI") and its subsidiaries (collectively, the "Company"). The Company is an information-based direct marketer of consumer credit products, extended service plans, and other fee-based products and services to moderate-income consumers. The Company's business is conducted through Metris Direct, Inc., Direct Merchants Credit Card Bank, National Association ("Direct Merchants Bank") and Metris Receivables, Inc. ("MRI"), each a wholly-owned direct or indirect subsidiary of MCI.

    Prior to September 1996, MCI operated as a division of Fingerhut Companies, Inc. ("FCI"). During September 1996, FCI reorganized the business through the formation of MCI. The stock of Metris Direct, Inc., Direct Merchants Bank, DMCCB, Inc., and MRI, in addition to the assets, liabilities and equity of certain portions of the retail extended service plan business, was contributed to the Company from FCI and its subsidiaries. In October 1996, the Company completed an initial public offering of its common stock (see Note 7).

    In early 1995, the Company's need for cash to fund credit card loans and for other general business purposes exceeded the cash generated by its other businesses. Consequently, the Company borrowed funds or obtained capital from FCI to fund its ongoing operation from early 1995 to late 1996. The consolidated financial statements include an allocation of FCI's interest expense for the Company's net borrowings from FCI. The consolidated financial statements also reflect a $60 million allocation of capital from FCI to the Company during 1995. This capital contribution was made in installments at the beginning of each month throughout 1995, in order to maintain the Company's equity at a level sufficient to support the growth in managed assets experienced by the Company during 1995 (generally at approximately 10% of total managed assets at the end of each month).

    The consolidated financial statements also include an allocation of expenses for certain data processing and information systems, audit, accounting, treasury, legal, human resources, customer service and other administrative support historically provided by FCI and its subsidiaries to the Company. Such expenses were based on the actual use of such services or were based on other allocation methods that, in the opinion of management, are reasonable. During 1996, FCI and the Company entered into an administrative services agreement that covers such expense allocations and the provision of future services using similar rates and allocation methods for various terms, the latest of which expires at the end of 1998. The consolidated financial statements also reflect the retroactive effects of intercompany agreements entered into during 1996, including co-brand credit card, database access, data sharing and extended service plan agreements with Fingerhut, and a tax sharing agreement with FCI. These agreements have terms ranging up to seven years.

    All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform with the current year's presentation.

COMPARABILITY OF FINANCIAL STATEMENTS

    The Company's consumer credit products business and a substantial portion of its fee-based products and services business began operations in February 1995 with the opening of Direct Merchants Bank. Therefore, the financial statements prior to 1995 are not necessarily comparable to the financial statements for periods ending in 1995 and thereafter.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 1--ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)
INTERIM FINANCIAL STATEMENTS

    The unaudited interim consolidated financial statements and related unaudited financial information in the notes have been prepared in accordance with generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission for interim financial statements. Such interim financial statements reflect all adjustments, consisting of normal recurring accruals, which in the opinion of management, are necessary to present fairly the consolidated financial position of the Company, and the results of its operations and its cash flows for the interim periods. These consolidated financial statements should be read in conjunction with the financial statements and the notes thereto contained in the Company's 1996 annual report to shareholders and incorporated by reference in the Company's annual report on Form 10-K. The nature of the Company's business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

PERVASIVENESS OF ESTIMATES

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported amount of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

    The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

FEDERAL FUNDS SOLD

    Federal funds sold are short-term loans made to banks through the Federal Reserve System. It is the Company's policy to make such loans only to banks that are considered to be in compliance with their regulatory capital requirements.

CREDIT CARD LOANS HELD FOR SECURITIZATION

    Credit card loans held for securitization are loans the Company intends to securitize, generally no later than three months from origination and are recorded at the lower of aggregate cost or market value.

SECURITIZATION, RETAINED INTERESTS IN LOANS SECURITIZED AND SECURITIZATION
  INCOME

    The Company securitizes and sells a portion of its credit card loans to both public and private investors through the Metris Master Trust (the "Trust") and a third party multi-seller conduit (the "Conduit"). The Company retains participating interests in the credit card loans (under "Retained interests in loans securitized") on the consolidated balance sheets. Although the Company continues to service the underlying credit card accounts and maintains the customer relationships, these transactions are treated as sales for financial reporting purposes and the associated loans are not reflected on the consolidated balance sheets.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Beginning in 1997, the sales of these loans have been recorded in accordance with Statement of Financial Acounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Upon sale, the sold credit card loans are removed from the balance sheet and the related financial and servicing assets controlled and liabilities incurred are initially measured at fair value, if practicable. SFAS 125 also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. The adoption of SFAS 125 did not have a material effect on the Company's financial statements.

    Prior to January 1, 1997, The sales of these loans were recorded in accordance with SFAS No. 77, "Reporting by Transferors for Transfers of Receivables with Recourse". Upon sale, the loans were removed from the balance sheet, and a gain on sale was recognized for the difference between the carrying value of the loans and the adjusted sales proceeds. The adjusted sales proceeds are based on a present value estimate of future cash flows to be received over the life of the loans, net of certain funding and servicing costs. The resulting gain was further reduced for estimated loan losses over the life of the related loans under the limited recourse provisions.

    The securitization and sale of credit card loans changes the Company's interest in such loans from lender to servicer, with a corresponding change in how revenue is reported in the income statement. For securitized and sold credit card loans, amounts that otherwise would have been recorded as interest income, interest expense, fee income and provision for loan losses are instead reported in other operating income as "Net securitization and credit card servicing income." The Company has receivables from and payables to the Trust and Conduit as a result of securitizations, including amounts deposited in an investor reserve account held by the trustee for the benefit of the Trust's certificateholders, the excess servicing asset, which represents the net gain recorded at any point in time for loans sold under the asset securitizations, net of recourse reserves for securitized loans and normal and excess servicing fee receivables.

    In May 1997, the Metris Master Trust issued Series 1997-1 certificates to third parties with a principal amount of $794.8 million, generating proceeds of $792.2 million of which $667.7 million was used to reduce the Class A Variable Funding Certificates issued under Series 1995-1. The Series 1997-1 certificates are scheduled to begin accumulating principal collections in March 2001, however the accumulation period could potentially begin at a later date. The expected final payment date of these certificates is in April 2002.

ALLOWANCE FOR LOAN LOSSES

    Provisions for loan losses are made in amounts necessary to maintain the allowance at a level estimated to be sufficient to absorb probable future losses of principal and earned interest, net of recoveries, inherent in the existing on-balance-sheet loan portfolio. In evaluating the adequacy of the allowance for loan losses, management considers several factors, including: historical charge-off and recovery activity by age (vintage) of each loan portfolio (noting any particular trends over recent periods); recent delinquency and collection trends by vintage; current economic conditions and the impact such conditions might have on borrowers' ability to repay; the risk characteristics of the portfolios; and other factors. Significant changes in these factors could affect the adequacy of the allowance

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for loan losses in the near term. Credit card accounts are generally charged off at the end of the month during which the loan becomes contractually 180 days past due, with the exception of bankrupt accounts, which are charged off immediately upon formal notification of bankruptcy, and accounts of deceased cardholders without a surviving, contractually liable individual, or an estate large enough to pay the debt in full, which are also charged off immediately upon notification.

DEBT WAIVER PRODUCTS

    Direct Merchants Bank offers various debt waiver products to its credit card customers for which it retains the claims risk. Revenue for such products is recognized ratably over the coverage period, generally one month, and reserves are provided for pending claims based on Direct Merchants Bank's historical experience with settlement of such claims. Revenues recorded for debt waiver products are included in the consolidated statements of income under "Fee-based product revenues" and were $33.5 million and $17.0 million for the nine months ended September 30, 1997 and 1996, respectively, and $25.5 million, $4.8 million, and $0 for the years ended December 31, 1996, 1995 and 1994, respectively. Unearned revenues and reserves for pending claims are recorded in the consolidated balance sheets in "Accrued Expenses and Other Liabilities" and amounted to $3.4 million, $2.5 million and $0.7 million as of September 30, 1997, December 31, 1996 and 1995, respectively.

PREMISES AND EQUIPMENT

    Premises, furniture and equipment, and computer hardware and software are stated at cost and depreciated on a straight-line basis over their estimated economic useful lives (three to ten years for furniture and equipment, three to five years for computer hardware, up to five years for software; and over the shorter of the estimated useful life or the term of the lease for leasehold improvements). The Company capitalizes software developed for internal use that represents major enhancements or replacements of operating and management information systems. Amortization of such capitalized software begins when the systems are fully developed and ready for implementation. Repairs and maintenance are charged to expense as incurred.

INTEREST INCOME ON CREDIT CARD LOANS

    Interest income on credit card loans is accrued and earned based on the principal amount of the loans outstanding using the effective-yield method. Accrued interest which has been billed to the customer but not yet received is classified on the balance sheet with the related credit card loans. Accrued interest which has not yet been billed to the customer is estimated and classified on the balance sheet separate from the loan balance. Interest income is generally recognized until a loan is charged off. At that time, the accrued interest portion of the charged off balance is deducted from current period interest income.

EXTENDED SERVICE PLANS

    The Company coordinates the marketing activities for Fingerhut's sales of extended service plans. Revenues for extended service plans sold, and related provisions for service contract returns, are recorded at the time of Fingerhut's shipment to the customer of the related merchandise. The provision

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for service contract returns charged against revenues for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994 amounted to $3.1 million, $2.8 million, $4.5 million, $3.6 million and $2.6 million, respectively. Additionally, the Company reimburses Fingerhut for the cost of its marketing media and other services utilized in the sales of service plans, based on contracts sold and on media utilization costs as agreed to by the Company and Fingerhut. These media cost reimbursements were $2.6 million, $3.8 million, $4.8 million, $4.2 million, and $2.8 million for the nine months ended September 30, 1997 and 1996 and for the years ended December 31, 1996, 1995 and 1994, respectively.

    The Company began performing administrative services and retained the claims risk for all extended service plans sold on or after January 1, 1997. As a result, extended service plan revenues and the related expenses have been deferred and will be recognized over the life of the related extended service plan contracts. Prior to January 1, 1997 the Company contracted with a third-party underwriter and claims administrator to service and absorb the risk of loss for most claims. These claims servicing contract costs were expensed as the service contracts were sold, net of the related cost of anticipated service contract returns. In addition, the revenues related to these contract sales were recognized immediately.

CREDIT CARD FEES AND ORIGINATION COSTS

    Credit card fees include annual membership, late payment, over-credit limit, returned check, and cash advance transaction fees. These fees are assessed according to the terms of the related cardholder agreements.

    The Company defers direct credit card origination costs associated with successful credit card solicitations that it incurs in transactions with independent third parties, and certain other costs that it incurs in connection with loan underwriting and the preparation and processing of loan documents. These deferred credit card origination costs are netted against the related credit card annual fee, if any, and amortized on a straight-line basis over the cardholder's privilege period, generally 12 months. Net deferred fees were $15.7 million, $14.3 million and $6.0 million as of September 30, 1997, December 31, 1996 and 1995, respectively.

SOLICITATION EXPENSES

    Credit card account and other product solicitation costs, including printing, credit bureaus, list processing costs, telemarketing and postage, are generally expensed as incurred over the two to three month period during which the related responses to such solicitation are received.

CREDIT CARD FRAUD LOSSES

    The Company experiences credit card fraud losses from the unauthorized use of credit cards. These fraudulent transactions are expensed when identified, through the establishment of a reserve for the full amount of the transactions. These amounts are charged off after 90 days, after all attempts to recover the amounts from such transactions, including chargebacks to merchants and claims against cardholders, are exhausted.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INTEREST RATE RISK MANAGEMENT CONTRACTS

    The nature and composition of the Company's assets and liabilities and off-balance-sheet items expose the Company to interest rate risk. The Company enters into a variety of interest rate risk management contracts such as interest rate swap and cap agreements in the management of its interest rate exposure. These interest rate risk management contracts are designated, and effective, as synthetic alterations of specific assets or liabilities (or groups of assets or liabilities) and off-balance-sheet items. The monthly interest rate differential to be paid or received on these contracts is accrued and included in "Net securitization and credit card servicing income" on the consolidated statements of income. Premiums paid for such contracts and the related interest payable or receivable under such contracts are classified under "Other payables/receivables due to/from credit card securitization, net," on the consolidated balance sheets. Premiums paid for interest rate contracts are recorded at cost and amortized on a straight-line basis over the life of the contract.

INCOME TAXES

    The Company is included in the consolidated federal income tax return and certain state income tax returns of FCI. Based on a tax sharing agreement between the Company and FCI, the provisions for federal and state income taxes are computed based only on the Company's financial results as if the Company filed its own federal and state income tax returns. Deferred taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts using enacted tax rates that are expected to apply for the year in which the differences are expected to reverse.

STATEMENTS OF CASH FLOWS

    The Company prepares its consolidated statements of cash flows using the indirect method, which requires a reconciliation of net income to net cash from operating activities. In addition, the Company nets certain cash receipts and cash payments from credit card loans made to customers, including principal collections on those loans. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks, federal funds sold, short-term investments, (mainly money market funds) and all other highly liquid investments with original maturities of three months or less.

    Cash paid for interest during the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $5.8 million, $2.8 million, $4.1 million, $1.2 million, and $0 respectively. Cash paid for income taxes for the same periods was $43.1 million, $31.0 million, $41.6 million, $2.0 million , and $1.6 million, respectively.

STOCK-BASED EMPLOYEE COMPENSATION

    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note 8).

EARNINGS PER SHARE

    Earnings per share is computed using net income applicable to common stock and the weighted average number of common and common equivalent shares outstanding, after giving retroactive effect to the shares outstanding as if the Company's reorganization (See Note 1) had occurred at the beginning of the first period shown. The common equivalent shares outstanding were calculated using the treasury stock method, using the initial public offering price for the period prior to the initial public offering. In addition, common equivalent shares outstanding were calculated assuming that certain options were converted into shares of the Company's common stock at the beginning of the first period shown.

    In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 ("FAS 128"), "Earnings Per Share." This Statement is effective for financial statements issued for periods ending after December 15, 1997 and supersedes APB Opinion No. 15, "Earnings Per Share." The Statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement and requires companies to restate prior-period EPS for all periods in which an income statement is presented. Under FAS 128, basic and diluted earnings per share for the nine months ended September 30 were:

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1997       1996
                                                                         ---------  ---------
Income available to common stockholders................................  $  27,994  $  14,696
                                                                         ---------  ---------
                                                                         ---------  ---------
Weighted average common shares outstanding.............................     19,225     15,967
Adjustments for dilutive securities:
Assumed exercise of outstanding stock options..........................
Diluted common shares..................................................        999        519
                                                                         ---------  ---------
                                                                            20,224     16,486
                                                                         ---------  ---------
                                                                         ---------  ---------

Earnings per share:
Basic..................................................................  $    1.46  $    0.92
Diluted................................................................       1.38       0.89

CUSTOMER BASE INTANGIBLE

    The customer base intangible represents the excess of amounts paid for portfolio acquisitions over the related credit card loan balances net of reserves and discounts. The intangible assets are amortized

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) over the estimated periods of benefit, generally 5 to 7 years, in proportion to the expected benefits to be recognized.

INTEREST RATE RISK MANAGEMENT CONTRACTS

    The Company enters into interest rate cap and swap agreements to hedge its economic exposure to fluctuating interest rates associated with both the floating rate and fixed rate certificates issued by the Metris Master Trust. If a derivative financial instrument or the instrument it is hedging is sold or terminated, the Company will recognize a gain or loss resulting from the transaction in the period the derivative is sold or terminated. The Company has not sold or terminated any derivative financial instruments.

NOTE 3--ALLOWANCE FOR LOAN LOSSES

    The activity in the allowance for loan losses is as follows:

                                                   NINE MONTHS ENDED         YEAR ENDED
                                                     SEPTEMBER 30,          DECEMBER 31,
                                                  --------------------  --------------------
                                                    1997       1996       1996       1995
                                                  ---------  ---------  ---------  ---------
Balance at beginning of year....................  $  12,829  $   3,679  $   3,679  $
Allowance related to assets acquired, net.......      2,815
Provision for loan losses.......................     28,589     10,556     18,477      4,393
                                                  ---------  ---------  ---------  ---------
Loans charged off...............................     20,834      5,816      9,514        720
Recoveries......................................        448        121        187          6
                                                  ---------  ---------  ---------  ---------
Net loan charge-offs............................     20,386      5,695      9,327        714
                                                  ---------  ---------  ---------  ---------
Balance at end of year..........................  $  23,847  $   8,540  $  12,829  $   3,679
                                                  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------

NOTE 4--PREMISES AND EQUIPMENT

    The carrying value of premises and equipment is as follows:

                                                           SEPTEMBER 30,       DECEMBER 31,
                                                           --------------  --------------------
                                                                1997         1996       1995
                                                           --------------  ---------  ---------
Furniture and equipment..................................    $    5,254    $   1,013  $     300
Computer equipment.......................................           480        1,339      1,110
Computer software in development.........................         1,365        1,445        110
Construction in progress.................................         4,377        1,710         48
Leasehold improvements...................................           744          248         74
                                                           --------------  ---------  ---------
Total....................................................        12,220    $   5,755  $   1,642
Less: Accumulated depreciation and amortization..........         1,542          592        166
                                                           --------------  ---------  ---------
Balance at end of year...................................    $   10,678    $   5,163  $   1,476
                                                           --------------  ---------  ---------
                                                           --------------  ---------  ---------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 4--PREMISES AND EQUIPMENT (CONTINUED)
    Depreciation and amortization expense for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $950 and $249 and $426, $127, and $26, respectively.

NOTE 5--SHORT TERM BORROWINGS

    On September 16, 1996, the Company executed agreements for the following credit facilities: (1) a $300 million, five-year revolving credit facility for the Company (the "Revolving Credit Facility"), guaranteed by FCI; and (2) an amendment to Series 1995-1 under the Metris Master Trust to (a) increase the Class A Variable Funding Certificate to support a $400 million increase to $1.2 billion (of which the Company may use up to $800 million) of the Fingerhut Owner Trust Commercial Paper Program in which the Company participates; and (b) issue $112.6 million of additional asset-backed certificates to support the aforementioned increase in the Commercial Paper Program.

    The Company borrows under the Revolving Credit Facility and from FCI to fund on-balance sheet loans and for other general business purposes. At September 30, 1997 and December 31, 1996, the Company had outstanding borrowings of $153 million and $50 million, respectively, under the Revolving Credit Facility and outstanding borrowings from FCI of $4.2 million and $63.5 million at December 31, 1996 and 1995, respectively. The weighted average interest rates on the Revolving Credit Facility borrowings at September 30, 1997 and December 31, 1996 were 8.5% and 5.9%, respectively. The weighted average interest rates on the borrowings from FCI were 7.1% at December 31, 1996 and 1995.

    The Revolving Credit Facility is guaranteed by FCI and is further supported by the pledge of the stock of certain subsidiaries of the Company and certain accounts receivable and interests held therein by the Company. The Revolving Credit Facility also contains certain financial covenants standard for revolving credit facilities of this type including minimum net worth, minimum equity to managed assets ratio, maximum leverage and a limitation on indebtedness. In addition, the FCI guarantee includes certain covenants including interest coverage, leverage and minimum net worth for FCI. At September 30, 1997 and December 31, 1996, the Company and FCI were in compliance with these covenants.

NOTE 6--PORTFOLIO ACQUISITIONS

    In September 1997, the Company acquired a $317 million credit card portfolio from Key Bank USA, National Association. These credit card receivables were securitized and sold to investors through a third party multi-seller conduit. The Company retains an interest in the receivables which is financed by borrowings under the Revolving Credit Facility.

    In October 1997, the Company acquired a $405 million credit card portfolio from Mercantile Bank National Association. This portfolio was also securitized and sold through the same third party multi-seller conduit. The Company retains an interest in the receivables which is financed by borrowings under the Revolving Credit Facility.

NOTE 7--INITIAL PUBLIC OFFERING

    In October, 1996, the Company completed an initial public offering of 3,258,333 shares of its common stock at $16 a share. The transaction reduced FCI's ownership interest in the Company to

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 7--INITIAL PUBLIC OFFERING (CONTINUED) approximately 83%. The Company realized net cash proceeds of approximately $47.4 million from the sale of such shares after underwriting discounts, commissions and expenses of the offering.

NOTE 8--STOCK OPTIONS

    In connection with the initial public offering of the Company (see Note 7), the Company adopted the Metris Companies Inc. Long-Term Incentive and Stock Option Plan (the "Stock Option Plan"), which permits a variety of stock-based grants and awards and gives the Company flexibility in tailoring its long-term compensation programs. It provides that up to 1,860,000 shares of common stock, subject to adjustment in certain circumstances, are available for awards of stock options or other stock-based awards. At December 31, 1996, 461,300 shares were available for grant.

    The Compensation Committee has the authority to determine the exercise prices, vesting dates or conditions, expiration dates and other material conditions upon which options or awards may be exercised, except that the option price for Incentive Stock Options ("ISOs") may not be less than 100% of the fair market value of the Common Stock on the date of grant (and not less than 110% of the fair market value in the case of an ISO granted to any employee owning more than 10% of the Common Stock) and the terms of nonqualified stock options may not exceed 15 years from the date of grant (not more than 10 years for ISOs and five years for ISOs granted to any employee owning more than 10% of the Common Stock). Full or part-time employees, consultants or independent contractors to the Company are eligible to receive nonqualified options and awards (only full or part-time employees in the case of ISOs).

    Effective March 1994, FCI granted the Company's Chief Executive Officer ("CEO") a tandem option (the "Tandem Option") for either (a) 55,000 shares of FCI's common stock at an exercise price of $15 per share or (b) a 3.3% equity interest in the portion of the Company that exceeds two times the estimated fair value of the Company in March 1994. The exercise of either option terminates the other. In connection with the initial public offering, the 3.3% equity interest was converted into options for 656,075 shares of the Company's common stock with an exercise price of $2.76 per share, which vests over five years from the effective date. Compensation expense of $7.8 million related to these options was recorded for the year ended December 31, 1996

    In addition, at the time of the initial public offering the Company granted options to purchase an aggregate of 742,625 shares of common stock to officers and employees of the Company and Fingerhut, and others. Of these, 646,500 options were granted at an exercise price of $16 and the balance were granted at a below-market exercise price per share, for which expense of $1.2 million was recorded for the year ended December 31, 1996. All options granted to current officers and employees of the Company and Fingerhut were at the initial offering price.

    The Company also adopted the Metris Companies Inc. Non-Employee Director Stock Option Plan (the "Director Plan"). It provides that up to 20,000 shares of common stock, subject to adjustments in certain circumstances, are available for awards of stock options. Of these, 10,000 options were granted at an exercise price of $16. At December 31, 1996, 10,000 shares were available for grant.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 8--STOCK OPTIONS (CONTINUED)
    The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." Accordingly, the Company continues to account for stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". Under the guidelines of Opinion 25, compensation cost for stock-based employee compensation plans is recognized based on the difference, if any, between the quoted market price of the stock on the date of grant and the amount an employee must pay to acquire the stock. Had compensation cost for these plans been determined based on the fair value methodology prescribed by SFAS 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Net earnings--as reported...............................................  $  20,016  $   4,581
Net earnings--pro forma.................................................  $  19,837  $   4,581
Earnings per share--as reported.........................................  $    1.16  $     .28
Earnings per share--pro forma...........................................  $    1.15  $     .28

    The above pro forma amounts may not be representative of the effects on reported net earnings for future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The following weighted-average assumptions were used for grants in 1996: dividend yield of 0.17%; expected volatility of 25.1%; risk-free interest rate of 6.48% for the Stock Option Plan and the Director Plan and 6.53% for the Tandem Option Plan; and expected lives of 6.5 years for the Stock Option Plan and 7 years for the Tandem Option Plan. There were no options granted in 1995.

    Information regarding the Company's stock option plans for 1996, 1995 and 1994 is as follows:

                                                                           YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------------
                                                             1996                     1995                    1994
                                                   ------------------------  ----------------------  ----------------------
                                                                 WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                                  AVERAGE                 AVERAGE                 AVERAGE
                                                                 EXERCISE                EXERCISE                EXERCISE
                                                     SHARES        PRICE      SHARES       PRICE      SHARES       PRICE
                                                   -----------  -----------  ---------  -----------  ---------  -----------
Options outstanding, beginning of year...........      656,075   $    2.76     656,075   $    2.76
Options exercised................................
Options granted..................................      752,625       14.31                             656,075   $    2.76
Options canceled/forfeited.......................
                                                   -----------               ---------               ---------
Options outstanding, end of year.................    1,408,700        8.93     656,075        2.76     656,075        2.76
                                                   -----------               ---------               ---------
                                                   -----------               ---------               ---------
Weighted-average fair value of options, granted
  during the year................................                     5.87
Weighted-average exercise price of options,
  exercisable at end of year.....................                     2.76                    2.76                    2.76

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 8--STOCK OPTIONS (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1996:

                                                   OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                          --------------------------------------  -----------------------------------
                               NUMBER      WEIGHTED- AVERAGE                          NUMBER
                            OUTSTANDING        REMAINING       WEIGHTED- AVERAGE  EXERCISABLE AT   WEIGHTED AVERAGE
EXERCISE PRICE              AT 12/31/96    CONTRACTUAL LIFE     EXERCISE PRICE       12/31/96       EXERCISE PRICE
--------------------------  ------------  -------------------  -----------------  --------------  -------------------
$ 2.76....................      752,200             7.04           $    2.76           376,100         $    2.76
 16.00....................      656,500             9.83               16.00

NOTE 9--EMPLOYEE BENEFIT PLANS

    Certain employees of the Company are participants in a non-contributory, defined benefit plan of FCI that covers substantially all employees of FCI. This plan has a vesting period of five years and provides monthly retirement benefits based on years of service and level of compensation. FCI's funding policy is to make annual contributions equal to, or exceeding, the minimum required by the Employee Retirement Income Security Act of 1974, and plan assets were primarily invested in an equity fund at December 31, 1996 and 1995. Due to the small number of the Company's employees with a significant number of years of service, the actuarial present value of benefit obligations and the plan assets to be allocated to the Company were immaterial at December 31, 1996 and 1995. Pension expense allocated to the Company for the years ended December 31, 1996, 1995 and 1994 was $44, $28 and $7, respectively.

    Certain employees of the Company are also participants in a defined contribution plan of FCI. Employer contributions to the plan are discretionary and are generally determined by the Board of Directors of each of the individual companies that participate in such plans, but are not to exceed 15% of each individual's compensation. The cost allocated to the Company for this plan for the years ended December 31, 1996, 1995 and 1994 was $149, $175 and $30, respectively.

    Employees of Direct Merchants Bank participate in a defined contribution plan maintained by Direct Merchants Bank that covers substantially all of its employees. The plan is limited to 401(k) provisions with a partial employer match. The cost to the Company for this plan for the years ended December 31, 1996, 1995 and 1994 was $6, $9 and $4, respectively.

    Effective January 1, 1997, substantially all employees of the Company are eligible to participate in a defined contribution plan maintained by the Company.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 10--INCOME TAXES

    The components of the provision for income taxes consisted of the following:

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                 1996       1995       1994
                                                              ----------  ---------  ---------
Current:
  Federal...................................................  $   38,914  $   6,238  $   1,274
  State.....................................................       4,035        921        126
Deferred....................................................     (30,419)    (4,291)       (95)
                                                              ----------  ---------  ---------
                                                              $   12,530  $   2,868  $   1,305
                                                              ----------  ---------  ---------
                                                              ----------  ---------  ---------

    A reconciliation of the Company's effective income tax rate compared to the statutory federal income tax rate is as follows:

                                                                            YEARS ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
Statutory federal income tax rate......................................       35.0%      35.0%      35.0%
State income taxes, net of federal benefit.............................        3.2%       3.2%       2.2%
Other, net.............................................................        0.3%       0.3%       0.1%
                                                                               ---        ---        ---
Effective income tax rate..............................................       38.5%      38.5%      37.3%
                                                                               ---        ---        ---

    The "other net" tax rate in 1996, 1995 and 1994 was composed of miscellaneous items, none of which was individually significant.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 10--INCOME TAXES (CONTINUED)
    The Company's deferred tax assets and liabilities are as follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1996       1995
                                                                          ---------  ---------
Deferred income tax assets resulting from future deductible temporary differences:
  Allowance for loan losses and recourse reserves.......................  $  29,910  $   8,455
  Deferred revenues.....................................................      1,568        243
Other product reserves..................................................      1,482        518
  Other.................................................................      1,265        470
                                                                          ---------  ---------
                                                                          $  34,225  $   9,686
                                                                          ---------  ---------
                                                                          ---------  ---------
Deferred income tax liabilities resulting from future taxable temporary differences:
  Net gain on securitization of credit card loans.......................  $     386  $   2,694
  Deferred solicitation and origination costs...........................      1,692      1,594
  Accrued interest on credit card loans.................................        578      1,061
  Other.................................................................         41         31
                                                                          ---------  ---------
                                                                          $   2,697  $   5,380
                                                                          ---------  ---------
                                                                          ---------  ---------

    Management believes, based on the Company's history of operating earnings, expectations for operating earnings in the future, and the expected reversals of taxable temporary differences, earnings will be sufficient to fully utilize the deferred tax assets.

NOTE 11--RELATED PARTY TRANSACTIONS

    FCI and its various subsidiaries have historically provided significant financial and operational support to the Company. Direct expenses incurred by FCI and/or its subsidiaries for the Company, and other expenses, have been allocated to the Company using various methods (headcount, actual or estimated usage, etc.). Since the Company has not historically operated as a separate stand-alone entity for all periods presented, these allocations do not necessarily represent the expenses and costs that would have been incurred directly by the Company had it operated on a stand-alone basis. However, management believes such allocations reasonably approximate market rates for the services performed. The direct and allocated expenses represent charges for services such as data processing and information systems, audit, certain accounting and other similar functions, treasury, legal, human resources, certain customer service and marketing analysis functions, certain executive time, and space and property usage allocations. In addition, the Company has historically managed the sales of credit insurance products for Fingerhut. In accordance therewith, the Company has allocated back to Fingerhut certain direct and other expenses using methods similar to those mentioned above. The historical expenses and cost allocations have been agreed to by the management of both FCI and the Company, the terms of which are summarized in an ongoing Administrative Services Agreement between FCI and the Company. This agreement provides for similar future services using similar rates and cost allocation methods for various terms, the latest of which expires on December 31, 1998.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 11--RELATED PARTY TRANSACTIONS (CONTINUED)

    The financial statements also include an allocation of FCI interest expense for the net borrowings of the Company from FCI, or a net interest credit for the net cash flows of the Company loaned to FCI in certain periods. These allocations of interest expense or income for each of the periods presented were based on the net loans made or borrowings received between the Company and FCI, plus or minus the effects of intercompany balances outstanding during such periods. The interest rate used to calculate such expense or credit during such periods was based on the average short-term borrowing rates of FCI during the periods presented (see Note 6).

    The Company and Fingerhut have also entered into several other agreements that detail further business arrangements between the companies. The retroactive effects of these additional intercompany agreements and business arrangements have been reflected in the consolidated financial statements of the Company. The agreements entered into include a Co-Brand Credit Card Agreement and a Data Sharing Agreement, which provides for payment for every Fingerhut co-branded credit card account booked, as defined, and a payment based on card usage from such accounts. The parties have also entered into a Database Access Agreement, which provides the Company with the exclusive right to access and market financial services products, as defined, to Fingerhut customers, in exchange for an escalating non-refundable license fee, payable annually, ranging from $0.5 million to $2.0 million, based on the year within the term of the agreement ($1.0 million was paid in January 1997). The agreement also calls for a solicitation fee per product mailed to a Fingerhut customer, and a suppress file fee for each consumer name obtained from a third party and matched to the Fingerhut suppress file before its solicitation.

    The Company and Fingerhut have also entered into an Extended Service Plan Agreement, which provides the company with the exclusive right to provide and coordinate the marketing of extended service plans to the customers of Fingerhut. Revenues are received from Fingerhut from such sales, and the Company reimburses Fingerhut and/or its subsidiaries for certain marketing costs. Additionally, the Company and FCI have entered into a tax sharing agreement (see
Note 2).

    Finally, the Company and FCI entered into a registration rights agreement under which FCI has the right to require the Company to register under the Securities Act of 1933, as amended, or to qualify for sale, any securities of the Company that FCI owns, and the Company will be required to use reasonable efforts to cause such registration to occur, subject to certain limitations and conditions. The Company will bear the entire cost of the first three demand registrations attributable to FCI, and FCI will bear one-half of the costs of any subsequent demand registrations. These costs include legal fees and expenses of counsel for the Company, registration fees, printing expenses and other related costs. FCI, however, will be required to pay any underwriting discounts and commissions associated with the sale of its securities and the fees and expenses of its own counsel.

    In the ordinary course of business, executive officers of the Company or FCI may have credit card loans issued by the Company. Pursuant to the Company's policy, such loans are issued on the same terms as those prevailing at the time for comparable loans with unrelated persons and do not involve more than the normal risk of collectibility.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 11--RELATED PARTY TRANSACTIONS (CONTINUED)
    The following table summarizes the amounts of these direct expense charges and cost allocations (including net interest income or expense), and the costs to the Company of the intercompany agreements mentioned above, for each of the years reflected in the financial statements of the Company:

                                                           NINE MONTHS ENDED              YEAR ENDED
                                                             SEPTEMBER 30,               DECEMBER 31,
                                                          --------------------  -------------------------------
                                                            1997       1996       1996       1995       1994
                                                          ---------  ---------  ---------  ---------  ---------
Revenues:
Interest income.........................................  $          $          $          $          $     487
Net extended service plan revenues......................      3,249     13,789     20,420     17,779     12,244
Expenses:
Interest expense........................................                 2,496      3,178      1,181
Credit card account and other product solicitation and
  marketing expenses....................................      6,269      6,854      9,335      8,204      3,476
Data processing services and communications.............      1,327        910      1,324        320          7
Third party customer service and collections expenses...                                         500        473
Other affiliate cost allocations........................        938        702        950      1,680      1,688

NOTE 12--COMMITMENTS AND CONTINGENCIES

    Commitments to extend credit to consumers represent the unused credit limits on open credit card accounts. These commitments amounted to $1.8 billion, $1.2 billion and $709.5 million as of September 30, 1997, December 31, 1996 and 1995, respectively. While these amounts represent the total lines of credit available to the Company's customers, the Company has not experienced and does not anticipate all of its customers will exercise their entire available line at any given point in time. The Company also has the right to increase, reduce, cancel, alter or amend the terms of these available lines of credit at any time.

    The Company leases certain office facilities and equipment under various cancelable and non-cancelable operating lease agreements that provide for the payment of a proportionate share of property taxes, insurance and other maintenance expenses. These leases also may include scheduled rent increases and renewal options. In addition, certain of these obligations have been guaranteed by FCI. Rental expense for such operating leases for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 was $3.0 million and $1.1 million, and $1.1 million, $0.2 million and $0.1 million, respectively.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 12--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease commitments at December 31, 1996 under cancelable and non-cancelable operating leases are as follows:

1997................................................................................  $   3,181
1998................................................................................      2,994
1999................................................................................      1,675
2000................................................................................      1,296
2001................................................................................        195
Thereafter..........................................................................         16
                                                                                      ---------
  Total minimum lease payments......................................................  $   9,357
                                                                                      ---------
                                                                                      ---------

NOTE 13--CAPITAL REQUIREMENTS AND DIVIDEND AND LOAN RESTRICTIONS

    In the normal course of business, the Company enters into agreements, or is subject to regulatory requirements, that result in cash, debt and dividend or other capital restrictions.

    The Federal Reserve Act imposes various legal limitations on the extent to which banks that are members of the Federal Reserve System can finance or otherwise supply funds to certain of their affiliates. In particular, Direct Merchants Bank is subject to certain restrictions on any extensions of credit to or other covered transactions, such as certain purchases of assets, with the Company or its affiliates. Such restrictions prevent Direct Merchants Bank from lending to the Company and its affiliates with certain limited exceptions. Additionally, Direct Merchants Bank is limited in its ability to declare dividends to the Company in accordance with the national bank dividend policy.

    Direct Merchants Bank is subject to certain capital adequacy guidelines adopted by the Office of the Comptroller of the Currency and the Federal Reserve Board, and monitored by the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. These regulators consider a range of factors when determining capital adequacy, such as the organization's size, quality, liquidity and internal controls. At September 30, 1997, December 31, 1996 and 1995, Direct Merchants Bank's Tier 1 risk-based capital ratio, risk-based total capital ratio and Tier 1 leverage ratio exceeded the minimum required capital levels, and Direct Merchants Bank was considered a "well capitalized" depository institution under regulations of the Office of the Comptroller of the Currency.

NOTE 14--CONCENTRATIONS OF CREDIT RISK

    A concentration of credit risk is defined as significant credit exposure with an individual or group engaged in similar activities or affected similarly by economic conditions. The Company is active in originating credit card loans throughout the United States, and no individual or group had a significant

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 14--CONCENTRATIONS OF CREDIT RISK (CONTINUED) concentration of credit risk at September 30, 1997 or December 31, 1996. The following table details the geographic distribution of the Company's retained, sold and managed credit card loans:

                                                      RETAINED        SOLD          MANAGED
                                                     -----------  -------------  -------------
September 30, 1997
---------------------------------------------------
California.........................................  $    49,362  $     319,134  $     368,496
Florida............................................       30,358        196,279        226,637
Texas..............................................       25,964        167,870        193,834
New York...........................................       24,252        156,798        181,050
Ohio...............................................       15,263         98,680        113,943
Illinois...........................................       13,549         87,602        101,151
Pennsylvania.......................................       13,285         85,896         99,181
All Others.........................................      187,484      1,212,101      1,399,585
                                                     -----------  -------------  -------------
  Total............................................  $   359,517  $   2,324,360  $   2,683,877
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------
December 31, 1996
---------------------------------------------------
California.........................................  $    27,053  $     175,892  $     202,945
Florida............................................       17,505        113,819        131,324
New York...........................................       17,034        110,754        127,788
Texas..............................................       16,480        107,151        123,631
Ohio...............................................        9,409         61,179         70,588
Pennsylvania.......................................        8,654         56,267         64,921
Illinois...........................................        7,989         51,940         59,929
All others.........................................      111,205        723,609        834,814
                                                     -----------  -------------  -------------
    Total..........................................  $   215,329  $   1,400,611  $   1,615,940
                                                     -----------  -------------  -------------
                                                     -----------  -------------  -------------

    The Company targets its consumer credit products to moderate income consumers. Primary risks associated with lending to this market are that they may be more sensitive to future economic downturns, which may make them more likely to default on their obligations.

    At September 30, 1997, December 31, 1996 and December 31, 1995, all federal funds sold were made to one bank, which represents a concentration of credit risk to the Company. The Company is able to monitor and mitigate this risk since all federal funds are sold on a daily origination and repayment basis and therefore may be recalled quickly should the credit risk of the counterparty bank increase above certain limits set by the Company.

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company has estimated the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments". Financial instruments include both assets and liabilities, whether or not recognized in the Company's consolidated balance sheets, for which it is practicable to estimate fair value. Additionally, certain

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) intangible assets recorded on the consolidated balance sheets, such as purchased credit card relationships, and other intangible assets not recorded on the consolidated balance sheets (such as the value of the credit card relationships for originated loans and the franchise values of the Company's various lines of business) are not considered financial instruments and, accordingly, are not valued for purposes of this disclosure. The Company believes that there is substantial value associated with these assets based on current market conditions, including the purchase and sale of such assets. Accordingly, the aggregate estimated fair value amounts presented do not represent the entire underlying value of the Company.

    Quoted market prices generally are not available for all of the Company's financial instruments. Accordingly, in cases where quoted market prices are not available, fair values were estimated using present value and other valuation techniques that are significantly affected by the assumptions used, including the discount rate and estimated future cash flows. Such assumptions are based on historical experience and assessment regarding the ultimate collectibility of assets and related interest, and estimates of product lives and repricing characteristics used in the Company's asset/liability management process. These assumptions involve uncertainties and matters of judgment, and therefore, cannot be determined with precision. Thus, changes in these assumptions could significantly affect the fair-value estimates.

    A description of the methods and assumptions used to estimate the fair value of each class of the Company's financial instruments is as follows:

CASH AND CASH EQUIVALENTS AND ACCRUED INTEREST AND FEES RECEIVABLE

    The carrying amounts approximate fair value due to the short-term nature of these instruments.

CREDIT CARD LOANS, NET OF ALLOWANCE FOR LOAN LOSSES

    Currently, credit card loans are originated with variable rates of interest that adjust with changing market interest rates. Thus, carrying value approximates fair value. However, this valuation does not include the value that relates to estimated cash flows generated from new loans from existing customers over the life of the cardholder relationship. Accordingly, the aggregate fair value of the credit card loans does not represent the underlying value of the established cardholder relationships.

OTHER PAYABLES/RECEIVABLES DUE TO/FROM CREDIT CARD SECURITIZATIONS, NET

    The fair value of the excess servicing rights component of other payables/receivables due to/from credit card securitizations, net, is estimated by discounting the future cash flows at rates which management believes to be consistent with those that would be used by an independent third party. However, because there is no active market for these financial instruments, the fair values presented may not be indicative of the value negotiated in an actual sale. The future cash flows used to estimate the fair values of these financial instruments are adjusted periodically for prepayments on loans sold, net of anticipated charge-offs over the life of the loans under the recourse provisions, and allow for the value of normal servicing fees. For the other components of other payables/receivables due to/from credit card securitizations, net, the carrying amount is a reasonable estimate of the fair value.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
INTEREST-BEARING DEPOSIT AND SHORT-TERM BORROWINGS

    Interest-bearing deposit and short-term borrowings are made with variable rates of interest that adjust with changing market interest rates. Thus, carrying value approximates fair value.

INTEREST RATE CAP AND SWAP AGREEMENTS

    The fair values of interest rate cap and swap agreements were obtained from dealer quoted prices. These values generally represent the estimated amounts the Company would receive or pay to terminate the agreements at the reporting dates, taking into consideration current interest rates and the current creditworthiness of the counterparties.

    The estimated fair values of the Company's financial instruments are summarized as follows:

                                          SEPTEMBER 30,                           DECEMBER 31,
                                    --------------------------  ------------------------------------------------
                                               1997                       1996                     1995
                                    --------------------------  ------------------------  ----------------------
                                      CARRYING     ESTIMATED     CARRYING     ESTIMATED   CARRYING    ESTIMATED
                                       AMOUNT      FAIR VALUE     AMOUNT     FAIR VALUE    AMOUNT    FAIR VALUE
                                    ------------  ------------  -----------  -----------  ---------  -----------
Cash and cash equivalents.........  $     49,465  $     49,465  $    32,082  $    32,082  $  34,743   $  34,743
Credit card loans, net............       335,670       335,670      202,500      202,500     91,385      91,385
Other payables/receivables due
  (to)/from credit card
  securitizations, net............      (107,102)     (107,102)     (36,619)     (36,619)    31,597      31,597
Interest-bearing deposit..........                                    1,000        1,000      1,000       1,000
Short term borrowings.............       153,000       153,000       54,163       54,163     63,482      63,482
Interest rate swap agreements in a
  net receivable position.........                      14,683                     2,657
Interest rate cap agreements......         3,660           400        4,143        1,989      3,008       1,488

DERIVATIVE FINANCIAL INSTRUMENTS HELD OR ISSUED FOR PURPOSES OTHER THAN TRADING

    The Company has entered into interest rate cap and swap agreements to hedge its economic exposure to fluctuating interest rates associated with the floating and fixed rate certificates issued by the Metris Master Trust. Particularly, in connection with the issuance of the $512.6 million Metris Master Trust Series 1995-1 certificates in May 1995, the Company entered into an eight-year agreement capping the certificate interest rate at 11.2%. Also, in connection with the issuance of additional Series 1995-1 certificates related to the September 1996 amendment of Series 1995-1, the Company entered into additional six-and two-thirds-year agreements capping the certificates' interest rate at 11.2%. Additionally, the Company entered into two interest rate swap agreements in April 1996, to synthetically alter the fixed rate of the Metris Master Trust Series 1996-1 certificates to a floating rate to manage interest rate sensitivity and better match this rate to the variable interest rate of the Company's loans that are sold and serviced with limited recourse. Total notional amounts of these swap transactions amounted to $605.5 million, and exchanged an obligation to pay a weighted-average fixed rate of 6.26% for a one-month floating rate based on the prevailing monthly LIBOR rate. This weighted-average floating rate for

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 15--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED) the series 1996-1 certificates was 5.64% at December 31, 1996. The obligations of the Company and the counterparties under these swap agreements are settled on a monthly basis.

    Interest rate risk management contracts are generally expressed in notional principal or contract amounts that are much larger than the amounts potentially at risk for nonpayment by counterparties. Therefore, in the event of nonperformance by the counterparties, the Company's credit exposure is limited to the uncollected interest and contract market value related to the contracts that have become favorable to the Company. Although the Company does not require collateral from counterparties on its existing agreements, the Company does control the credit risk of such contracts through established credit approvals, risk control limits, and the ongoing monitoring of the credit ratings of counterparties. The Company currently has no reason to anticipate nonperformance by the counterparties.

NOTE 16--SUBSEQUENT EVENTS

    On October 29, 1997, the Company declared a cash dividend in the amount of $.01 per share, aggregating approximately $.2 million, payable on November 26, 1997, to shareholders of record as of the close of business on November 12, 1997.

    In November 1997, the Metris Master Trust issued Series 1997-2 certificates to third parties with a principal amount of $645.5 million, generating proceeds of $652.0 million of which $477.9 million was used to reduce the Class A Variable Funding Certificates issued under Series 1995-1. The Series 1997-2 certificates are scheduled to begin accumulating principal collections in October 2001, however, the accumulation period could potentially begin at a later date. The expected final payment date of these certificates is in November 2002.

    On November 7, 1997, the Company privately issued and sold $100 million of its 10% Senior Notes due 2004 (the "Senior Notes") pursuant to an exemption under the Securities Act of 1933, as amended. The net proceeds of $97 million were used to pay down borrowings under the Revolving Credit Facility.

    The Senior Notes are guaranteed on a senior basis, jointly and severally, by Metris Direct, Inc. Metris Direct, Inc. has various subsidiaries which have not guaranteed the Notes. The following suplemental consolidating financial statements are presented for the purpose of complying with the reporting requirements of the parent company and the subsidiaries which are guarantors under the Senior Notes. Supplemental consolidating financial statements as of and for the year ended December 31, 1994, have not been included as there were no non-guaranteeing subsidiaries at such time. Separate financial statements of Metris Direct, Inc. and the non-guaranteeing subsidiaries are not presented because management has determined that such financial statements would not be material to investors.

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS (CONTINUED)
                             METRIS COMPANIES INC.
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                               SEPTEMBER 30, 1997

                                              METRIS                       NON-
                                             COMPANIES    GUARANTOR     GUARANTOR
                                               INC.      SUBSIDARIES   SUBSIDARIES   ELIMINATIONS  CONSOLIDATED
                                            -----------  ------------  ------------  ------------  -------------
ASSETS:
Cash and due from banks...................   $     432    $      647    $   10,016    $              $  11,095
Federal funds sold........................                                  38,286                      38,286
Short-term investments....................           3                          81                          84
                                            -----------  ------------  ------------  ------------  -------------
Cash and cash equivalents.................         435           647        48,383                      49,465
Credit card loans:
Loans held for securitization.............       3,367                      11,329                      14,696
Retained interests in loans securitized...                                 344,821                     344,821
Less:Allowance for loan losses............          31                      23,816                      23,847
                                            -----------  ------------  ------------  ------------  -------------
Net credit card loans.....................       3,336                     332,334                     335,670
                                            -----------  ------------  ------------  ------------  -------------
Premises and equipment, net...............                     9,930           748                      10,678
Accrued interest and fees receivable......           5                       3,740                       3,745
Prepaid expenses and deferred charges.....         240         8,517         6,669                      15,426
Deferred income taxes.....................         181        10,273        52,343                      62,797
Customer base intangible..................       1,659                      38,172                      39,831
Other assets..............................       1,003         3,021         4,029                       8,053
Investment in Subsidaries.................     228,353       242,014                    (470,367)
                                            -----------  ------------  ------------  ------------  -------------
Total Assets..............................   $ 235,212    $  274,402    $  486,418    $ (470,367)    $ 525,665
                                            -----------  ------------  ------------  ------------  -------------
                                            -----------  ------------  ------------  ------------  -------------
LIABILITIES:
Interest-bearing deposit from affiliate...   $  (1,000)   $             $    1,000    $              $
Short-term borrowings.....................     153,000                                                 153,000
Accounts payable..........................        (960)       10,134        17,893                      27,067
Other payables due to credit card
  securitizations, net....................         186                     106,916                     107,102
Current income taxes payable to
  (receivable) from FCI...................     (82,205)       (3,642)       93,027                       7,180
Deferred income...........................          25        25,878        21,027                      46,930
Accrued expenses and other liabilities....                    14,410         3,810                      18,220
                                            -----------  ------------  ------------  ------------  -------------
Total liabilities.........................      69,046        46,780       243,673                     359,499
                                            -----------  ------------  ------------  ------------  -------------
STOCKHOLDERS' EQUITY:
Common Stock..............................         192         1,000         1,000        (2,000)          192
Paid-in capital...........................     107,059       169,488       169,461      (338,949)      107,059
Retained earnings.........................      58,915        57,134        72,284      (129,418)       58,915
                                            -----------  ------------  ------------  ------------  -------------
Total stockholders' equity................     166,166       227,622       242,745      (470,367)      166,166
                                            -----------  ------------  ------------  ------------  -------------
Total liabilities and stockholders'
  equity..................................   $ 235,212    $  274,402    $  486,418    $ (470,367)    $ 525,665
                                            -----------  ------------  ------------  ------------  -------------
                                            -----------  ------------  ------------  ------------  -------------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16----SUBSEQUENT EVENTS (CONTINUED)

                             METRIS COMPANIES INC.
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1996

                                                  METRIS                       NON-
                                                 COMPANIES    GUARANTOR     GUARANTOR
                                                   INC.      SUBSIDARIES   SUBSIDARIES   ELIMINATIONS  CONSOLIDATED
                                                -----------  ------------  ------------  ------------  -------------
ASSETS:
Cash and due from banks.......................   $     215    $       83    $    8,604    $              $   8,902
Federal funds sold............................                                  19,001                      19,001
Short-term investments........................       4,160                          19                       4,179
                                                -----------  ------------  ------------  ------------  -------------
Cash and cash equivalents.....................       4,375            83        27,624                      32,082
Credit card loans:
Loans held for securitization.................                                  14,164                      14,164
Retained interests in loans securitized.......      14,022                     187,143                     201,165
Less: Allowance for loan losses...............         111                      12,718                      12,829
                                                -----------  ------------  ------------  ------------  -------------
Net credit card loans.........................      13,911                     188,589                     202,500
                                                -----------  ------------  ------------  ------------  -------------
Premises and equipment, net...................                     4,933           230                       5,163
Accrued interest and fees receivable..........          26                       2,916                       2,942
Prepaid expenses and deferred charges.........          30           620         4,176                       4,826
Deferred income taxes.........................         290           569        30,669                      31,528
Customer base intangible......................                                     888                         888
Other assets..................................       1,187           275         5,225                       6,687
Investment in Subsidaries.....................     128,125       131,730                    (259,855)
                                                -----------  ------------  ------------  ------------  -------------
Total Assets..................................   $ 147,944    $  138,210    $  260,317    $ (259,855)    $ 286,616
                                                -----------  ------------  ------------  ------------  -------------
                                                -----------  ------------  ------------  ------------  -------------
LIABILITIES:
Interest-bearing deposit from affiliate.......   $            $             $    1,000    $              $   1,000
Short-term borrowings/Intercompany balances...      50,172        (2,186)        6,177                      54,163
Accounts payable..............................        (383)        4,487        11,479                      15,583
Other payables due to credit card
  securitizations, net........................         559                      36,060                      36,619
Current income taxes payable to/(receivable)
  from FCI....................................     (41,277)       (6,946)       49,683                       1,460
Deferred income...............................         153         2,060        20,970                      23,183
Accrued expenses and other liabilities........           2        13,232         2,656                      15,890
                                                -----------  ------------  ------------  ------------  -------------
Total liabilities.............................       9,226        10,647       128,025        --           147,898
                                                -----------  ------------  ------------  ------------  -------------
STOCKHOLDERS' EQUITY:
Common Stock..................................         192         1,000         1,000        (2,000)          192
Paid-in capital...............................     107,220        82,028        82,002      (164,030)      107,220
Retained earnings.............................      31,306        44,535        49,290       (93,825)       31,306
                                                -----------  ------------  ------------  ------------  -------------
Total stockholders' equity....................     138,718       127,563       132,292      (259,855)      138,718
                                                -----------  ------------  ------------  ------------  -------------
Total liabilities and stockholders' equity....   $ 147,944    $  138,210    $  260,317    $ (259,855)    $ 286,616
                                                -----------  ------------  ------------  ------------  -------------
                                                -----------  ------------  ------------  ------------  -------------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16----SUBSEQUENT EVENTS (CONTINUED)
                             METRIS COMPANIES INC.
                    SUPPLEMENTAL CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1995

                                                  METRIS                       NON-
                                                 COMPANIES    GUARANTOR     GUARANTOR
                                                   INC.      SUBSIDARIES   SUBSIDARIES   ELIMINATIONS  CONSOLIDATED
                                                -----------  ------------  ------------  ------------  -------------
ASSETS:
Cash and due from banks.......................   $            $             $    4,185    $              $   4,185
Federal funds sold............................                                  29,144                      29,144
Short-term investments........................                                   1,414                       1,414
                                                -----------  ------------  ------------  ------------  -------------
Cash and cash equivalents.....................                                  34,743                      34,743
Credit card loans:
Loans held for securitization.................                                  15,337                      15,337
Retained interests in loans securitized.......                                  79,727                      79,727
Less: Allowance for loan losses...............                                   3,679                       3,679
                                                -----------  ------------  ------------  ------------  -------------
Net credit card loans.........................                                  91,385                      91,385
                                                -----------  ------------  ------------  ------------  -------------
Premises and equipment, net...................                     1,455            21                       1,476
Accrued interest and fees receivable..........                                   2,223                       2,223
Other receivables due from credit card
  securitizations, net........................                                  31,597                      31,597
Prepaid expenses and deferred charges.........          99            55         4,363                       4,517
Deferred income taxes.........................                       414         3,892                       4,306
Customer base intangible......................                                   1,205                       1,205
Other assets..................................                        73         2,903                       2,976
Investment in Subsidaries.....................      64,068        56,505                    (120,573)
                                                -----------  ------------  ------------  ------------  -------------
Total Assets..................................   $  64,167    $   58,502    $  172,332    $ (120,573)    $ 174,428
                                                -----------  ------------  ------------  ------------  -------------
                                                -----------  ------------  ------------  ------------  -------------
LIABILITIES:
Interest-bearing deposit from affiliate.......   $            $             $    1,000    $              $   1,000
Short-term borrowings/Intercompany balances...                $  (11,442)       74,924                      63,482
Accounts payable..............................                     4,022        17,312                      21,334
Current income taxes payable to/(receivable)
  from FCI....................................      (7,151)          688        11,641                       5,178
Deferred income...............................                       295         9,792                      10,087
Accrued expenses and other liabilities........                     1,248           781                       2,029
                                                -----------  ------------  ------------  ------------  -------------
Total liabilities.............................      (7,151)       (5,189)      115,450                     103,110
                                                -----------  ------------  ------------  ------------  -------------
STOCKHOLDERS'/DIVISION EQUITY:
Common Stock..................................                     1,000         1,000        (2,000)
Paid-in capital...............................      60,028        43,503        43,475       (86,978)       60,028
Retained earnings.............................      11,290        19,188        12,407       (31,595)       11,290
                                                -----------  ------------  ------------  ------------  -------------
Total stockholders'/division equity...........      71,318        63,691        56,882      (120,573)       71,318
                                                -----------  ------------  ------------  ------------  -------------
Total liabilities and stockholders'/division
  equity......................................   $  64,167    $   58,502    $  172,332    $ (120,573)    $ 174,428
                                                -----------  ------------  ------------  ------------  -------------
                                                -----------  ------------  ------------  ------------  -------------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS (CONTINUED)

                             METRIS COMPANIES INC.
                 SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                           METRIS                       NON-
                                                          COMPANIES    GUARANTOR     GUARANTOR
                                                            INC.      SUBSIDARIES   SUBSIDARIES   CONSOLIDATED
                                                         -----------  ------------  ------------  -------------
INTEREST INCOME:
Credit card loans......................................   $   1,054    $             $   41,591    $    42,645
Federal funds sold.....................................                                   1,270          1,270
Other..................................................         154             2           412            568
                                                         -----------  ------------  ------------  -------------
Total interest income..................................       1,208             2        43,273         44,483
INTEREST EXPENSE
Deposit................................................                                       7              7
Short-term borrowing...................................       7,466           355        (1,898)         5,923
                                                         -----------  ------------  ------------  -------------
    Total interest expense/(income)....................       7,466           355        (1,891)         5,930
                                                         -----------  ------------  ------------  -------------
NET INTEREST INCOME/(EXPENSE)..........................      (6,258)         (353)       45,164         38,553
Provision for possible loan losses.....................         307                      28,282         28,589
                                                         -----------  ------------  ------------  -------------
Net interest income/(expense) after provision..........      (6,565)         (353)       16,882          9,964
OTHER OPERATING INCOME
Net extended warranty revenues.........................                     3,249                        3,249
Net securitization and credit card servicing income....      10,726                      48,807         59,533
Credit card fees, interchange and other credit card
  income...............................................         346           (21)       27,999         28,324
Fee-based product revenues.............................                      (137)       39,219         39,082
                                                         -----------  ------------  ------------  -------------
    TOTAL OTHER OPERATING INCOME.......................      11,072         3,091       116,025        130,188
OTHER OPERATING EXPENSE
Credit card account and other product solicitation and
  marketing expenses...................................                      (978)       23,397         22,419
Employee compensation..................................                    22,617         1,838         24,455
Data processing services and communications............                     2,030        10,863         12,893
Third party servicing expenses.........................          33       (14,087)       22,026          7,972
Warranty and debt waiver underwriting and claims
  servicing............................................                       203         3,874          4,077
Credit card fraud losses...............................          64                       2,636          2,700
Other..................................................         184         9,578        10,355         20,117
                                                         -----------  ------------  ------------  -------------
    TOTAL OTHER OPERATING EXPENSE......................         281        19,363        74,989         94,633
                                                         -----------  ------------  ------------  -------------
INCOME/(LOSS) BEFORE INCOME TAXES......................       4,226       (16,625)       57,918         45,519
Income taxes...........................................       1,627        (6,400)       22,298         17,525
                                                         -----------  ------------  ------------  -------------
NET INCOME/(LOSS)......................................   $   2,599    $  (10,225)   $   35,620    $    27,994
                                                         -----------  ------------  ------------  -------------
                                                         -----------  ------------  ------------  -------------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS (CONTINUED)
                             METRIS COMPANIES INC.
                 SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME
                      NINE MONTHS ENDED SEPTEMBER 30, 1996

                                                           METRIS                       NON-
                                                          COMPANIES    GUARANTOR     GUARANTOR
                                                            INC.      SUBSIDARIES   SUBSIDARIES   CONSOLIDATED
                                                         -----------  ------------  ------------  -------------
INTEREST INCOME:
Credit card loans......................................   $      38    $             $   19,545     $  19,583
Federal funds sold.....................................                                     644           644
Other..................................................                                     120           120
                                                         -----------  ------------  ------------  -------------
    Total interest income..............................          38                      20,309        20,347
INTEREST EXPENSE:
Deposit................................................                                      36            36
Short-term borrowing...................................       5,093        (2,391)           85         2,787
                                                         -----------  ------------  ------------  -------------
    Total interest expense/(income)....................       5,093        (2,391)          121         2,823
                                                         -----------  ------------  ------------  -------------
NET INTEREST INCOME/(EXPENSE)..........................      (5,055)        2,391        20,188        17,524
Provision for possible loan losses.....................          20                      10,536        10,556
                                                         -----------  ------------  ------------  -------------
Net interest income/(expense) after provision..........      (5,075)        2,391         9,652         6,968
OTHER OPERATING INCOME:
Net extended warranty revenues.........................                    13,789                      13,789
Net securitization and credit card servicing income....       1,976                      31,750        33,726
Credit card fees, interchange and other credit card
  income...............................................          13            96        17,153        17,262
Fee-based product revenues.............................                     1,342        19,207        20,549
                                                         -----------  ------------  ------------  -------------
    TOTAL OTHER OPERATING INCOME.......................       1,989        15,227        68,110        85,326
OTHER OPERATING EXPENSE:
Credit card account and other product solicitation and
  marketing expenses...................................       5,805         7,105         7,988        20,898
Employee compensation..................................                    13,811         1,074        14,885
Data processing services and communications............                                   8,632         8,632
Third party servicing expenses.........................                    (2,313)        9,013         6,700
Warranty and debt waiver underwriting and claims
  servicing............................................                     4,395         2,447         6,842
Credit card fraud losses...............................           3                       1,720         1,723
Other..................................................                     5,985         2,733         8,718
                                                         -----------  ------------  ------------  -------------
    TOTAL OTHER OPERATING EXPENSE......................       5,808        28,983        33,607        68,398
                                                         -----------  ------------  ------------  -------------
INCOME/(LOSS) BEFORE INCOME TAXES......................      (8,894)      (11,365)       44,155        23,896
Income taxes...........................................      (3,424)       (4,376)       17,000         9,200
                                                         -----------  ------------  ------------  -------------
NET INCOME/(LOSS)......................................   $  (5,470)   $   (6,989)   $   27,155     $  14,696
                                                         -----------  ------------  ------------  -------------
                                                         -----------  ------------  ------------  -------------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS (CONTINUED)

                             METRIS COMPANIES INC.
                 SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1996

                                                           METRIS                       NON-
                                                          COMPANIES    GUARANTOR     GUARANTOR
                                                            INC.      SUBSIDARIES   SUBSIDARIES   CONSOLIDATED
                                                         -----------  ------------  ------------  -------------
INTEREST INCOME:
Credit card loans......................................   $     199    $             $   28,829    $    29,028
Federal funds sold.....................................                                     867            867
Other..................................................         105                         194            299
                                                         -----------  ------------  ------------  -------------
    Total interest income..............................         304                      29,890         30,194
INTEREST EXPENSE
Deposit................................................                                      48             48
Short-term borrowing...................................       7,272        (2,494)         (720)         4,058
                                                         -----------  ------------  ------------  -------------
    Total interest expense/(income)....................       7,272        (2,494)         (672)         4,106
                                                         -----------  ------------  ------------  -------------
NET INTEREST INCOME/(EXPENSE)..........................      (6,968)        2,494        30,562         26,088
Provision for possible loan losses.....................          83                      18,394         18,477
                                                         -----------  ------------  ------------  -------------
Net interest income/(expense) after provision..........      (7,051)        2,494        12,168          7,611
OTHER OPERATING INCOME
Net extended warranty revenues.........................                    20,420                       20,420
Net securitization and credit card servicing income....       3,859                      46,062         49,921
Credit card fees, interchange and other credit card
  income...............................................          49           107        25,872         26,028
Fee-based product revenues.............................                     1,580        28,273         29,853
                                                         -----------  ------------  ------------  -------------
    TOTAL OTHER OPERATING INCOME.......................       3,908        22,107       100,207        126,222
OTHER OPERATING EXPENSE
Credit card account and other product solicitation and
  marketing expenses...................................       5,805         9,563        13,929         29,297
Employee compensation..................................                    22,076           992         23,068
Data processing services and communications............                     1,600        11,157         12,757
Third party servicing expenses.........................           3        (6,757)       15,961          9,207
Warranty and debt waiver underwriting and claims
  servicing............................................                     6,463         3,561         10,024
Credit card fraud losses...............................          10                       2,266          2,276
Other..................................................           1        10,116         4,541         14,658
                                                         -----------  ------------  ------------  -------------
    TOTAL OTHER OPERATING EXPENSE......................       5,819        43,061        52,407        101,287
                                                         -----------  ------------  ------------  -------------
INCOME/(LOSS) BEFORE INCOME TAXES......................      (8,962)      (18,460)       59,968         32,546
Income taxes...........................................      (3,450)       (7,107)       23,087         12,530
                                                         -----------  ------------  ------------  -------------
NET INCOME/(LOSS)......................................   $  (5,512)   $  (11,353)   $   36,881    $    20,016
                                                         -----------  ------------  ------------  -------------
                                                         -----------  ------------  ------------  -------------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS (CONTINUED)
                             METRIS COMPANIES INC.
                 SUPPLEMENTAL CONSOLIDATING STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995

                                                           METRIS                        NON-
                                                          COMPANIES     GUARANTOR      GUARANTOR
                                                            INC.       SUBSIDARIES    SUBSIDARIES   CONSOLIDATED
                                                         -----------  -------------  -------------  -------------
INTEREST INCOME:
Credit card loans......................................   $             $              $   7,054      $   7,054
Federal funds sold.....................................                                      487            487
Other..................................................                                       75             75
                                                         -----------  -------------  -------------  -------------
    Total interest income..............................                                    7,616          7,616
INTEREST EXPENSE:
Deposit................................................                                       36             36
Short-term borrowing...................................       2,145          (919)           (45)         1,181
                                                         -----------  -------------  -------------  -------------
    Total interest expense/(income)....................       2,145          (919)            (9)         1,217
                                                         -----------  -------------  -------------  -------------
NET INTEREST INCOME/(EXPENSE)..........................      (2,145)          919          7,625          6,399
Provision for possible loan losses.....................                                    4,393          4,393
                                                         -----------  -------------  -------------  -------------
Net interest income/(expense) after provision..........      (2,145)          919          3,232          2,006
OTHER OPERATING INCOME:
Net extended warranty revenues.........................                    17,779                        17,779
Net securitization and credit card servicing income....                                   16,003         16,003
Credit card fees, interchange and other credit card
  income...............................................                        30         10,609         10,639
Fee-based product revenues.............................                     1,817          4,845          6,662
                                                         -----------  -------------  -------------  -------------
    TOTAL OTHER OPERATING INCOME.......................                    19,626         31,457         51,083
OTHER OPERATING EXPENSE:
Credit card account and other product solicitation and
  marketing expenses...................................      11,244         8,289          3,556         23,089
Employee compensation..................................                     1,905            561          2,466
Data processing services and communications............                        34           3056          3,090
Third party servicing expenses.........................                       500          4,800          5,300
Warranty and debt waiver underwriting and claims
  servicing............................................                     5,854            698          6,552
Credit card fraud losses...............................                                      775            775
Other..................................................                     3,233          1,135          4,368
                                                         -----------  -------------  -------------  -------------
    TOTAL OTHER OPERATING EXPENSE......................      11,244        19,815         14,581         45,640
                                                         -----------  -------------  -------------  -------------
INCOME/(LOSS) BEFORE INCOME TAXES......................     (13,389)          730         20,108          7,449
Income taxes...........................................      (5,155)          281          7,742          2,868
                                                         -----------  -------------  -------------  -------------
NET INCOME/(LOSS)......................................   $  (8,234)    $     449      $  12,366      $   4,581
                                                         -----------  -------------  -------------  -------------
                                                         -----------  -------------  -------------  -------------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS (CONTINUED)

                             METRIS COMPANIES INC.
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                        NINE MONTHS ENDED SEPTEMBER 30,

                                                                 METRIS                        NON-
                                                                COMPANIES     GUARANTOR     GUARANTOR
1997                                                              INC.       SUBSIDARIES   SUBSIDARIES   CONSOLIDATED
                                                               -----------  -------------  ------------  -------------

OPERATING ACTIVITIES
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES..........   $ (40,820)    $   2,447     $  163,124    $   124,751
                                                               -----------  -------------  ------------  -------------
INVESTING ACTIVITIES
Proceeds from sales of loans.................................                                  923,750        923,750
Net loans originated or collected............................      10,269                     (765,781)      (755,512)
Credit card portfolio acquisition............................                                 (366,587)      (366,587)
Additions to premises and equipment..........................                    (5,920)          (550)        (6,470)
                                                               -----------  -------------  ------------  -------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES..........      10,269        (5,920)      (209,168)      (204,819)
                                                               -----------  -------------  ------------  -------------
FINANCING ACTIVITIES
Decrease in interest-bearing deposit.........................      (1,000)                                     (1,000)
Net (decrease) increase in short-term borrowings.............     102,828         4,037         (8,029)        98,836
Cash dividends paid..........................................      12,242                      (12,627)          (385)
Capital contributions........................................     (87,459)                      87,459              0
                                                               -----------  -------------  ------------  -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES....................      26,611         4,037         66,803         97,451
                                                               -----------  -------------  ------------  -------------
Net (decrease) increase in cash and cash equivalents.........      (3,940)          564         20,759         17,383
Cash and cash equivalents at beginning of period.............       4,375            83         27,624         32,082
                                                               -----------  -------------  ------------  -------------
Cash and cash equivalents at end of period...................   $     435     $     647     $   48,383    $    49,465
                                                               -----------  -------------  ------------  -------------
                                                               -----------  -------------  ------------  -------------

                                                            METRIS                        NON-
                                                           COMPANIES     GUARANTOR     GUARANTOR
1996                                                         INC.       SUBSIDARIES   SUBSIDARIES   CONSOLIDATED
                                                          -----------  -------------  ------------  -------------

OPERATING ACTIVITIES

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.....   $ (41,106)    $  (1,492)    $  112,998    $    70,400
                                                          -----------  -------------  ------------  -------------
INVESTING ACTIVITIES
Proceeds from sales of loans............................                                  674,055        674,055
Net loans originated or collected.......................        (449)                    (738,315)      (738,764)
Additions to premises and equipment.....................                    (2,613)           (56)        (2,669)
                                                          -----------  -------------  ------------  -------------
NET CASH USED IN INVESTING ACTIVITIES...................        (449)       (2,613)       (64,316)       (67,378)
                                                          -----------  -------------  ------------  -------------
FINANCING ACTIVITIES
Net (decrease)/increase in short-term borrowings........      36,776         4,373        (51,246)       (10,097)
Capital contributions...................................       4,782                       (4,782)
                                                          -----------  -------------  ------------  -------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....      41,558         4,373        (56,028)       (10,097)
                                                          -----------  -------------  ------------  -------------
Net (decrease) increase in cash and cash equivalents....           3           268         (7,346)        (7,075)
Cash and cash equivalents at beginning of period........                                   34,743         34,743
                                                          -----------  -------------  ------------  -------------
Cash and cash equivalents at end of period..............   $       3     $     268     $   27,397    $    27,668
                                                          -----------  -------------  ------------  -------------
                                                          -----------  -------------  ------------  -------------

                     METRIS COMPANIES INC. AND SUBSIDIARIES

                    (DOLLARS IN THOUSANDS, EXCEPT AS NOTED)

 (INFORMATION AS OF AND FOR THE PERIODS ENDED SEPTEMBER 30, 1997, AND 1996, IS
                                   UNAUDITED)

NOTE 16--SUBSEQUENT EVENTS (CONTINUED)

                             METRIS COMPANIES INC.
               SUPPLEMENTAL CONSOLIDATING STATEMENT OF CASH FLOWS
                            YEAR ENDED DECEMBER 31,

                                                            METRIS                        NON-
                                                           COMPANIES     GUARANTOR     GUARANTOR
1996                                                         INC.       SUBSIDARIES   SUBSIDARIES   CONSOLIDATED
                                                          -----------  -------------  ------------  -------------
OPERATING ACTIVITIES

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.....   $ (40,660)    $  (5,275)    $  138,911    $    92,976
                                                          -----------  -------------  ------------  -------------
INVESTING ACTIVITIES
Proceeds from sales of loans............................                                  952,055        952,055
Net loans originated or collected.......................     (13,994)                  (1,067,650     (1,081,644)
Additions to premises and equipment.....................                    (3,898)          (215)        (4,113)
                                                          -----------  -------------  ------------  -------------
NET CASH (USED IN) INVESTING ACTIVITIES.................     (13,994)       (3,898)      (115,810)      (133,702)
                                                          -----------  -------------  ------------  -------------
FINANCING ACTIVITIES
Net (decrease) increase in short-term borrowings........      50,172         9,256        (68,747)        (9,319)
Net proceeds from issuance of common stock..............      47,384                                      47,384
Capital contributions...................................     (38,527)                      38,527
                                                          -----------  -------------  ------------  -------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.....      59,029         9,256        (30,220)        38,065
                                                          -----------  -------------  ------------  -------------
Net (decrease) increase in cash and cash equivalents....       4,375            83         (7,119)        (2,661)
Cash and cash equivalents at beginning of period........                                   34,743         34,743
                                                          -----------  -------------  ------------  -------------
Cash and cash equivalents at end of period..............   $   4,375     $      83     $   27,624    $    32,082
                                                          -----------  -------------  ------------  -------------
                                                          -----------  -------------  ------------  -------------

                                                           METRIS                        NON-
                                                          COMPANIES     GUARANTOR     GUARANTOR
1995                                                        INC.       SUBSIDARIES   SUBSIDARIES   CONSOLIDATED
                                                         -----------  -------------  ------------  -------------
OPERATING ACTIVITIES

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES....   $ (15,525)    $   3,393     $   10,126    $    (2,006)
                                                         -----------  -------------  ------------  -------------
INVESTING ACTIVITIES
Proceeds from sales of loans...........................                                  448,555        448,555
Net loans originated or collected......................                                 (528,864)      (528,864)
Credit card portfolio acquisition......................                                  (15,469)       (15,469)
Net decrease (increase) in loans to FCI................                     9,375                         9,375
Additions to premises and equipment....................                    (1,326)           (27)        (1,353)
                                                         -----------  -------------  ------------  -------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES....                     8,049        (95,805)       (87,756)
                                                         -----------  -------------  ------------  -------------
FINANCING ACTIVITIES
Increase in interest-bearing deposit...................                                    1,000          1,000
Net (decrease)/increase in short-term borrowings.......                   (11,442)        74,924         63,482
Capital contributions..................................      15,525                       44,475         60,000
                                                         -----------  -------------  ------------  -------------
Net cash provided by financing activities..............      15,525       (11,442)       120,399        124,482
                                                         -----------  -------------  ------------  -------------
Net increase in cash and cash equivalents..............                                   34,720         34,720
Cash and cash equivalents at beginning of period.......                                       23             23
                                                         -----------  -------------  ------------  -------------
Cash and cash equivalents at end of period.............   $             $             $   34,743    $    34,743
                                                         -----------  -------------  ------------  -------------
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